SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                                 [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[  ]      Preliminary Proxy Statement

[  ]      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[  ]      Definitive Additional Materials

[  ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

PRIVATE BUSINESS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[  ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[  ]      Fee paid previously with preliminary materials.

[  ]      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS
THE TRANSACTION
Background
The Lightyear Fund
Reasons for the Proposed Transaction
Board Recommendation and Reasons
Reason We Need Shareholder Approval
Effect on the Company if the Transaction is not approved by the Shareholders
Material Terms of Series A Stock, the Warrant, the Security holders Agreement and the Purchase Agreement
Amendment of the Company’s Charter and Bylaws
Restrictions on Transferability
Opinion of Financial Advisor
Impact of the Transaction on the Company’s Existing Shareholders
Information About Continuing Directors and Lightyear Director Nominees
Interests of Certain Persons
Appraisal Rights
Required Vote
SELECT CONSOLIDATED PRO FORMA BALANCE SHEET
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
WHERE YOU CAN FIND MORE INFORMATION
SHAREHOLDER PROPOSALS
OTHER MATTERS

PRIVATE BUSINESS, INC.
9020 Overlook Boulevard
Brentwood, Tennessee 37027

Dear Shareholder:

     As you may know, on December 24, 2003, The Lightyear Fund, L.P. entered into an amended and restated definitive agreement to purchase shares of our Series A non-convertible preferred stock and a warrant to purchase shares of our common stock. The total purchase price for the Series A preferred stock and the warrant is $20 million.

     As a Nasdaq-listed company, Private Business, Inc. (the “Company”) is subject to the Marketplace Rules of the National Association of Securities Dealers, Inc. Marketplace Rule 4350(i) requires shareholder approval prior to issuances of common stock or securities convertible into or exercisable into common stock that could result in a change of control. We believe that it is in the best interests of our Company and our shareholders that we issue and sell our Series A preferred stock and warrant to purchase shares of our common stock to Lightyear. The transaction will result in Lightyear having been issued securities representing approximately 53% of our outstanding voting power calculated based on outstanding shares of our common stock and Series B preferred stock, as of December 10, 2003. Upon exercise of the warrant, Lightyear would own approximately 53% of the outstanding voting power of the Company calculated based on outstanding shares of our common stock and Series B preferred stock, as of December 10, 2003. In addition, Lightyear will be entitled to nominate four of the Company’s seven directors. Accordingly, under Marketplace Rule 4350(i), we are seeking shareholder approval for the issuance of our securities in the Lightyear transaction.

     The proposal will be voted on at a special meeting of shareholders of the Company, to be held at our corporate offices, 9020 Overlook Boulevard, Brentwood, Tennessee, on January 19, 2004, at 8:00 a.m. (Central Time) and must be approved by the votes cast “For” exceeding the votes cast “Against” by the shares of common stock and Series B preferred stock, voting together as a single class, present or represented by proxy and entitled to vote at the special meeting. Only those shareholders who held shares of our common stock and Series B preferred stock at the close of business on December 10, 2003 will be entitled to vote at the special meeting.

     Our Board of Directors, after careful consideration, has approved the sale and issuance to Lightyear of the Series A preferred stock and the warrant and determined that such sale and issuance to Lightyear is fair to and in the best interests of the Company and its shareholders for the reasons described in the attached proxy statement. Our Board recommends that you vote “For” the proposal.

     The Company received a written opinion of Raymond James & Associates, Inc. stating its opinion that the consideration to be received by the Company in the transaction is fair to the Company from a financial point of view. A copy of that opinion is attached as Exhibit E to the enclosed proxy statement, and you should read it in its entirety.

     The attached notice of special meeting and proxy statement describe the formal business to be transacted at the special meeting. At your earliest convenience, please mark, sign and return the accompanying proxy card in the enclosed postage pre-paid envelope.

     Whether or not you plan to attend the special meeting, please complete, sign, date and mail the enclosed proxy card promptly. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. If you do not attend the special meeting, you may still revoke your proxy at any time prior to the special meeting by providing written notice of your revocation to Michael Berman, Vice President - General Counsel of the Company. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

     On behalf of our Board of Directors, I thank you for your support and I urge you to vote “For” approval of the proposal.

Sincerely,

Henry M. Baroco
Chief Executive Officer and Director
Nashville, Tennessee
December 26, 2003

PRIVATE BUSINESS, INC.
9020 Overlook Boulevard
Brentwood, Tennessee 37027

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Private Business, Inc.:

     A special meeting of shareholders of Private Business, Inc., a Tennessee corporation (the “Company”), will be held at our corporate offices, 9020 Overlook Boulevard, Brentwood, Tennessee, 37027 at 8:00 a.m. Central Time, on January 19, 2004 for the following purposes:

     (1)  To approve a transaction with The Lightyear Fund, L.P., pursuant to which an affiliate of Lightyear will invest $20 million in the Company in exchange for 20,000 shares of our Series A non-convertible preferred stock and a warrant enabling Lightyear to purchase up to 16 million shares of common stock of the Company for $1.25 per share; and

     (2)  To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

     The proxy statement and form of proxy accompanying this notice are being mailed to shareholders on or about December 26, 2003. Only shareholders of record at the close of business on December 10, 2003 are entitled to notice of and to vote at the special meeting and any adjournment thereof.

     Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

     We hope very much that you will be able to attend the special meeting. The Company’s Board of Directors urges all shareholders of record to exercise their right to vote at the special meeting of shareholders in person or by proxy. Accordingly, we are sending you the accompanying proxy statement and the enclosed proxy card.

     Our Board of Directors, after careful consideration, has approved the sale and issuance to Lightyear of our Series A preferred stock and the warrant, and determined that such sale and issuance to Lightyear is fair to and in the best interests of the Company and its shareholders. Accordingly, our Board of Directors recommends that you vote “For” the proposal.

     Your representation at the special meeting of shareholders is important. To ensure your representation, whether or not you plan to attend the special meeting, please complete, date, sign and return the enclosed proxy card.

By Order of the Board of Directors

Henry M. Baroco
Chief Executive Officer and Director
Brentwood, Tennessee
December 26, 2003

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	1
PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS	9
THE TRANSACTION	11
Background	11
The Lightyear Fund	13
Reasons for the Proposed Transaction	13
Board Recommendation and Reasons	14
Reason We Need Shareholder Approval	15
Effect on the Company if the Transaction is not approved by the Shareholders	16
Material Terms of Series A Stock, the Warrant, the Securityholders Agreement and the Purchase Agreement	16
Amendment of the Company’s Charter and Bylaws	27
Restrictions on Transferability	28
Opinion of Financial Advisor	29
Impact of the Transaction on the Company’s Existing Shareholders	36
Information About Continuing Directors and Lightyear Director Nominees	38
Interests of Certain Persons	40
Appraisal Rights	42
Required Vote	42
SELECT CONSOLIDATED PRO FORMA BALANCE SHEET	43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46
WHERE YOU CAN FIND MORE INFORMATION	48
SHAREHOLDER PROPOSALS	48
OTHER MATTERS	48

Exhibit A	Amended and Restated Securities Purchase Agreement
Exhibit B	Form of Designations of Preferences
Exhibit C	Form of Warrant
Exhibit D	Form of Securityholders Agreement
Exhibit E	Opinion of Financial Advisor

i

PRIVATE BUSINESS, INC.
9020 Overlook Blvd.
Brentwood, Tennessee 37027

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Although we encourage you to read the proxy statement in its entirety, we include this Question and Answer section to provide some background information and brief answers to several questions you might have about the enclosed proposal. In this Question and Answer section and in the proxy statement, Private Business, Inc. is referred to as “Company,” “we,” “our,” and “us.”

Why am I receiving these materials?

     We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the special meeting of shareholders. You are invited to attend and we request that you vote on the proposal described in this proxy statement. Our Board of Directors has determined that the sale and issuance to Lightyear of our Series A preferred stock and a warrant to purchase our common stock is fair to and in the best interests of the Company and its shareholders. Accordingly, our Board of Directors recommends that you vote “For” the proposal. You do not need to attend the meeting to vote your shares. Instead you may complete, sign and return the enclosed proxy card.

Who can vote at the special meeting?

     Only shareholders of record of the Company’s common stock and Series B preferred stock at the close of business on December 10, 2003 will be entitled to vote at the special meeting. On the record date, there were 14,123,733 shares of common stock and 40,031 shares of Series B preferred stock outstanding and entitled to vote. The transaction will be approved if the votes cast “For” exceed the votes cast “Against” the transaction, either in person or by proxy.

What am I voting on?

     We are seeking approval of one proposal relating to a transaction that, if approved, would result in the issuance, for $20 million in cash, in a private placement to an affiliate of The Lightyear Fund, L.P., of 20,000 shares of Series A preferred stock, no par value, and a warrant to purchase up to 16 million shares of our common stock, no par value, at an exercise price of $1.25 per share.

What will the rights of the holders of Series A preferred stock be if the transaction is approved?

     The holders of the Series A preferred stock will be entitled to cumulative cash dividends at the annual rate of 10% of an amount equal to the liquidation preference, payable quarterly in arrears, when and as declared by the Board of Directors. The Series A preferred stock will have a liquidation preference superior to the common stock and, to the extent required by the terms of the Series B preferred stock, on a parity with the currently outstanding Series B preferred stock. The liquidation preference will be equal to the original $20 million purchase price, plus all accrued but unpaid dividends. Each share of Series A preferred stock initially will be entitled to 800 votes per share. As a result, Lightyear initially will have voting rights equivalent to 16,000,000 shares of common stock, which represents approximately 53% of the outstanding voting stock calculated based on outstanding shares of common stock and Series B preferred stock, as of December 10, 2003. The dividend rate and the voting rights of the Series A preferred stock will be proportionately reduced as any portion of the warrant is exercised such that, upon full exercise of the warrant, the Series A preferred stock will have no rights to any dividend and no voting rights.

     The Series A preferred stock is not convertible into common stock. In addition, the approval of the holders of the Series A preferred stock will be necessary prior to certain significant corporate actions or transactions. Holders of the Series A preferred stock also will be entitled to rights under the Securityholders Agreement as described under “What will the rights of Lightyear under the Securityholders Agreement be if the transaction is approved?”. Some of these rights are subject to reduction or elimination as Lightyear’s beneficial ownership in the Company is reduced.

What will the rights of the holders of the warrant be if the transaction is approved?

     The holders of the warrant will be entitled to exercise the warrant for up to 16 million shares of the Company’s common stock. Subject to adjustment for stock splits, reorganizations or similar events, or adjustments relating to distributions to all of the holders of the Company’s common stock, the exercise price will be $1.25 per share. There is no adjustment to the exercise price for subsequent issuances of the Company’s common stock below market price or below the exercise price of the warrant. There also is no adjustment for subsequent declines in the market price of the Company’s common stock. The payment of the exercise price may be made, at the option of the registered holder of the warrant, (i) in cash, (ii) by wire transfer payable to the order of the Company, (iii) on a net basis, such that the holder receives that number of shares of common stock that would otherwise be issuable upon the exercise of the warrant less that number of shares of common stock having a current market price equal to the aggregate exercise price, or (iv) in shares of Series A preferred stock, such that the holder receives that number of shares of common stock issuable upon exercise of the warrant upon surrender to the Company of that number of shares of Series A preferred stock having an aggregate liquidation preference equal to the aggregate exercise price. The warrant would be convertible into approximately 53% of the Company’s issued and outstanding shares of common stock calculated as of December 10, 2003. The warrant, or any part of it, can be exercised on or before the tenth anniversary of the closing date of the transaction. Holders of the warrant also will be entitled to rights under the Securityholders Agreement as described under “What will the rights of Lightyear under the Securityholders Agreement be if the transaction is approved?”. Some of these rights are subject to reduction or elimination as Lightyear’s beneficial ownership in the Company is reduced.

What will the rights of Lightyear under the Securityholders Agreement be if the transaction is approved?

     Lightyear will be entitled to select four (4) out of seven (7) nominees for election to the Board of Directors of the Company, subject to reduction as Lightyear’s voting power decreases. Lightyear has indicated that it intends to select David Y. Howe, David W. Glenn and Thierry F. Ho as three of its nominees, and has not yet determined the other selection. Generally, so long as

Lightyear owns Series A preferred stock, the warrant or shares of common stock issuable upon the exercise of the warrant representing not less than 10% of the outstanding voting power of the Company, the consent of Lightyear will be required to approve certain significant corporate actions or transactions. So long as Lightyear owns any shares of Series A preferred stock, any portion of the warrant or any shares of common stock issued pursuant to an exercise of the warrant, Lightyear will have the right to purchase a pro rata portion of any new securities issued by the Company. Lightyear also will have the ability to cause the Company to register the common stock it receives upon exercise of the warrant or subsequently purchases from the Company with the Securities and Exchange Commission and to participate in any registrations of common stock by the Company or its other shareholders.

Who is the investor in this private placement?

     The Lightyear Fund, L.P., is a $750 million private equity fund and an affiliate of Lightyear Capital, LLC, a private equity firm with over $2.0 billion of assets under management. Lightyear’s management team, led by Donald B. Marron, the chairman and CEO of Lightyear Capital, has substantial private investment, strategic, operational and transactional experience in a variety of growth sectors including financial services. The Lightyear Fund generally invests in leveraged buyouts, recapitalizations, and growth capital opportunities. Lightyear’s approach to investing centers on partnering with skilled management teams who lead quality companies.

Why is the Company seeking shareholder approval?

     We are subject to the Marketplace Rules of the National Association of Securities Dealers, Inc. because our common stock is listed on the Nasdaq SmallCap Market. These rules require shareholder approval of any issuance of stock that could result in a change of control of the issuer. The transaction described above, if it occurs, would be considered a change of control of the Company as defined by Nasdaq because following the transaction, Lightyear will own approximately 53% of the voting rights of the Company based on the outstanding common stock and Series B preferred stock of the Company as of December 10, 2003. Upon exercise in full of the warrant, based on the outstanding common stock of the Company as of December 10, 2003, Lightyear would own approximately 53% of the outstanding common stock of the Company. In addition, Lightyear initially will be entitled to nominate four of the Company’s seven directors.

Why is the Company entering into this transaction with Lightyear?

     The Company needs additional capital to reduce the amount of our outstanding indebtedness. Since April 2003, the Company has been actively seeking to refinance its current credit facility, which was initially entered into on August 7, 1998 and has been amended nine times. The existing credit facility is with a group of lenders with Fleet National Bank as administrative agent for the lender group. On April 11, 2003, we entered into a ninth amendment to the credit facility in order to obtain a waiver of certain non-monetary events of default relating to breach of financial covenants. The ninth amendment provided that the Company would use its best efforts to consummate a “Capital Event” on or before December 31, 2003. A “Capital Event” is defined by the ninth amendment as a sale of assets and/or an issuance of debt or equity securities that results in the payment of not less than $20 million to the lender group. If the credit facility is not repaid in full by

December 31, 2003, a $300,000 amendment fee will be due, the Company could be in default under certain financial covenants, certain of the financial covenants in the credit facility will become significantly more onerous in the first quarter of 2004, and the interest rate will increase by 100 basis points. Operating under the more onerous financial covenants and increased interest rate likely would have a significant negative impact on the Company and our ability to grow and carry out our plans for the future. The more onerous financial covenants and increased interest rate that the Company would experience would make it substantially likely that the Company would default under the existing credit facility. Even if our shareholders approve the transaction, the Company must operate under the more onerous covenants, pay the increased interest rate, and be subject to a substantial risk of default until the existing credit facility is paid in full.

     The Company has tried to replace the existing credit facility but has been unable to do so on terms that are acceptable to the Company. We anticipate using proceeds from the Lightyear transaction and a replacement credit facility to repay in full the outstanding amounts under the credit facility. The Company is currently negotiating an $11 million replacement credit facility with Bank of America, N.A. as described under “What are the anticipated terms of the replacement credit facility?”. One of the conditions to the closing of the Lightyear transaction is that the Company must simultaneously close a replacement credit facility, on terms reasonably acceptable to Lightyear, to repay in full the existing credit facility.

     We also believe that completion of this transaction will help alleviate the concerns of the Company’s customers and potential customers regarding the Company’s long-term prospects. We believe that this perception has been a significant barrier to growth throughout 2003 and, once reduced or eliminated, the Company will again be able to grow its business. The Company plans to grow its business internally and by making strategic acquisitions. While the Company does not currently have any identified acquisitions that are probable, it may consider potential acquisitions that may involve a purchase price of cash, additional securities of the Company, other consideration or any combination of the foregoing.

     Finally, we believe that Lightyear’s investment professionals have expertise in the financial services sector and we expect that the four Board representatives to be nominated by Lightyear will provide our Company with valuable guidance.

What does our Board recommend?

     Our Board of Directors has determined that the sale and issuance to Lightyear of our Series A preferred stock and the warrant is fair to and in the best interests of the Company and its shareholders. Accordingly, our Board of Directors recommends that you vote “For” the proposal. See “Board Recommendation and Reasons” for a description of the reasons the Board recommends the Lightyear transaction.

What are the anticipated terms of the new credit facility?

     The Company has executed a term sheet with Bank of America, N.A. for a new credit facility in the amount of $11 million. The Company anticipates that the new credit facility will consist of a $6 million revolving facility and a $5 million term facility. The revolving facility is reduced by $1 million each year and is fully due and payable three years from closing. The term facility is amortized quarterly and is fully due and payable three years from closing. The new credit facility will be collateralized by liens on all of the Company’s personal property, including a lien on the stock of each direct or indirect subsidiary. The loan documents will include customary representations, warranties and covenants, including financial covenants covering net worth, funded indebtedness and minimum cash flow. The interest rate charged under the new credit facility will, at the option of the Company, be based on LIBOR plus either 250 or 275 basis points (depending on the Company’s performance) or based on an alternate base rate equal to the higher of Bank of America’s prime rate or the federal funds rate plus 50 basis points.

     This description of the new credit facility is based on a term sheet, and there is no guarantee that the Company can enter into such a credit facility. In addition, there is no guarantee that the terms of the new credit facility will not materially change between the date hereof and the closing of the new credit facility.

What are the Company’s plans if the transaction is approved?

     The Company’s current management team, led by CEO Henry Baroco, will continue to operate the Company following the closing of the transaction. Management believes that the transaction will allow it to focus its efforts on growth, building upon its efforts in 2003 to stabilize the Company’s business operations. We also believe our stronger balance sheet following the transaction will give our current and potential customers more confidence in the Company, providing further growth opportunities. We will consider from time to time pursuing acquisitions of other businesses, using cash, equity, or other consideration, as appropriate.

     The Purchase Agreement provides that the Board of Directors will negotiate in good faith with Henry Baroco, the current Chief Executive Officer, for a definitive employment agreement for an additional multi-year term. Terms of the agreement could include increased cash compensation and/or an increased equity participation through stock options or restricted stock grants.

Why did the Company enter into an amended and restated Purchase Agreement?

     The terms of the purchase agreement with Lightyear require the Company to obtain approval from the National Association of Securities Dealers, Inc. that the transaction complies with its voting rights policy. During the week of December 15, 2003, the Company, Lightyear, and the NASD had a number of telephone conversations regarding the transaction. Based primarily on these conversations and in an effort to obtain NASD approval, on December 24, 2003, the Company and Lightyear entered into the Purchase Agreement, which amended and restated the original purchase agreement. The description of the transactions contained in this proxy, including under the heading “The Transaction - Material Terms of Series A Stock, the Warrant, the Securityholders Agreement and the Purchase Agreement,” reflect the terms of the Purchase Agreement as amended and restated.

What will happen if the transaction is not approved?

     If our shareholders do not approve the Lightyear transaction, the Series A preferred stock and the warrant will not be issued. Management believes that if the shareholders do not approve the

Lightyear transaction, it will be difficult for us to obtain alternative sources of financing to replace our existing credit facility on a timely basis or at all. Even if we are able to obtain such an alternative source of financing, there can be no assurance that the terms will be as favorable as the terms of the Lightyear transaction, or acceptable to us at all. If the existing credit facility remains in place, the Company could go into default under certain financial covenants. In the first quarter of 2004 new financial covenants will take effect that are more onerous than the current covenants, and these new covenants will make it substantially more likely that we will be in default and may significantly impact our ability to borrow money to fund new and existing operations. If the credit facility is not paid in full by March 31, 2004, we believe there is a risk that the Company will default under the credit facility.

     If we do not complete the Lightyear transaction, the Company may not be able to alleviate the concerns of the Company’s customers and potential customers regarding the Company’s long-term prospects. This perception has been a significant barrier to growth throughout 2003 and unless reduced or eliminated is likely to continue to restrict the Company’s ability to grow its business.

How will the transaction impact the Company’s balance sheet?

     The consummation of the transaction will result in a significant change to the Company’s consolidated balance sheet. Our total debt obligations will decrease from approximately $25.2 million as of September 30, 2003, to approximately $8.5 million immediately following the closing of the transaction. Furthermore, our total shareholders’ equity will increase from a deficit of $4.7 million as of September 30, 2003, to positive shareholders’ equity totaling approximately $12.0 million immediately following the closing of the transaction. These changes significantly strengthen our balance sheet. We believe these changes will be viewed favorably by our customers and potential customers.

Are dissenters’ rights of appraisal available?

     No.

How do I vote?

     For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

     Shareholder of Record: Shares Registered in Your Name

     If on December 10, 2003, your shares of common stock or Series B preferred stock were registered directly in your name with the Company’s transfer agent, SunTrust Bank, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the special meeting, we urge you to fill out and return the enclosed proxy card as instructed below to ensure your vote is counted.

•	To vote in person, attend the meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the meeting, we will vote your shares as you direct.

     Beneficial Owner: Shares Registered in the Name of a Broker or Bank

     If on December 10, 2003, your shares of common stock or Series B preferred stock were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Simply complete and mail the proxy card so that that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. You are also invited to the special meeting. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank or other agent, to request a proxy form.

How many votes do I have?

     On each matter to be voted upon, you have one vote for each share of common stock and one vote for each share of Series B preferred stock that you own as of December 10, 2003.

How can I change my vote after I have mailed my proxy card?

     If you are a holder of record, you may generally change your vote by delivering a later-dated proxy or written notice of revocation to our General Counsel before the special meeting, or by attending the special meeting and voting in person. If your shares are held in “street name” by your broker, you must follow the directions received from your broker to change your vote.

What if I return a proxy card but do not make specific choices?

     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the transaction. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How are votes counted?

     Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will be counted towards the vote total for establishing a quorum, but will have no effect on the votes cast. Broker non-votes will be counted as shares that are present for purposes of determining the presence of a quorum but will not be counted towards the vote total for the transaction.

How many votes are needed to approve the transaction?

     The transaction will be approved if the votes cast “For” exceed the votes cast “Against” the transaction, either in person or by proxy. A majority of shares entitled to vote constitutes a quorum.

PROXY STATEMENT
FOR THE SPECIAL MEETING OF SHAREHOLDERS

December 26, 2003

     This proxy statement and enclosed proxy are being furnished to shareholders of Private Business, Inc., a Tennessee corporation (together with its subsidiaries “Private Business” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the special meeting of shareholders (the “Special Meeting”) of the Company to be held at 8:00 a.m. Central Time on January 19, 2004, at our corporate offices, 9020 Overlook Boulevard, Brentwood, Tennessee and at any reconvened Special Meeting after adjournments or postponements. The cost of soliciting proxies in the accompanying form will be borne by the Company. The persons named as proxies were selected by the Board of Directors and are executive officers of the Company. Officers of the Company may request by telephone, facsimile, mail or electronic mail the return of the proxy cards. The Company does not intend to engage a proxy solicitation firm to assist in the proxy solicitation process.

     This proxy statement and enclosed proxy were initially mailed or delivered to shareholders on or about December 26, 2003. The Company has fixed the close of business on December 10, 2003 as the record date for determining the holders of its common stock, no par value (the “Common Stock”) and Series B Preferred Stock, no par value (the “Series B Preferred Stock”) who will be entitled to notice of and to vote at the special meeting. On that date, the Company had 14,123,733 issued and outstanding shares of Common Stock and 40,031 issued and outstanding shares of Series B Preferred Stock. Holders of the Company’s Common Stock and Series B Preferred Stock are entitled to one vote for each share owned of record. A majority of shares entitled to vote constitutes a quorum.

     The Company is seeking approval of a transaction that, subject to the terms and conditions of the Amended and Restated Securities Purchase Agreement dated December 24, 2003 (the “Purchase Agreement”) between the Company and Lightyear, if approved, would result in the issuance for a total purchase price of $20 million in a private placement to Lightyear PBI Holdings, LLC, an affiliate of The Lightyear Fund, L.P. (“Lightyear”) of 20,000 shares of Series A Preferred Stock, no par value (“Series A Stock”) and a warrant (the “Warrant”) to purchase up to 16 million shares of Common Stock at an exercise price of $1.25 per share. A copy of the Purchase Agreement is attached to this proxy statement as Exhibit A. The issuance and sale of the Series A Stock and the Warrant, as well as the execution and delivery of the Securityholders Agreement (the “Securityholders Agreement”) by the Company and Lightyear are herein referred to, collectively, as the “transaction.”

     Upon the closing of the Lightyear transaction, the Board will be comprised of seven directors. Lightyear will have the right to select four nominees for election to the Board. Three of the current directors of the Company, Henry M. Baroco, David B. Ingram and Glenn W. Sturm, will continue as directors and the remaining current directors will resign. The four other directors of the Board will be nominated by Lightyear and elected to the Board by the three current directors remaining on the Board to fill four of the vacancies caused by the director resignations. Lightyear has selected David Y. Howe, David W. Glenn and Thierry F. Ho as three of its nominees to be elected to the Board. As of the date of this proxy statement, Lightyear has still not selected the fourth director nominee. See “Material Terms of the Series A Stock, the Warrant, the Securityholders Agreement and the Purchase Agreement – Material Terms of the Securityholders Agreement.”

OUR BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS APPROVED THE SALE AND ISSUANCE TO LIGHTYEAR OF THE SERIES A STOCK AND THE WARRANT, HAS DETERMINED THAT THE SALE AND ISSUANCE TO LIGHTYEAR OF THE SERIES A STOCK AND THE WARRANT IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE SALE AND ISSUANCE OF THE SERIES A STOCK AND THE WARRANT AT THE SPECIAL MEETING.

     The transaction will be approved if the votes cast “For” the transaction exceed the votes cast “Against” the transaction by the shares of Common Stock and Series B Preferred Stock, voting together as a single class, present or represented by proxy and entitled to vote at the Special Meeting. There are no cumulative voting rights. There are no appraisal rights (or similar right of dissenters) respecting the matters to be voted upon. Any other matters that may be properly submitted to the shareholders will be approved if the votes cast “For” such matter exceed the votes cast “Against” such matter by the shares of Common Stock and the Series B Preferred Stock present or represented by proxy and entitled to vote at the Special Meeting.

     If properly executed and returned in time for the Special Meeting, the enclosed proxy will be voted in accordance with the choices specified thereon. A share, once represented for any purpose at the meeting (even if the holder of the share abstains from voting with respect to any matter brought before the meeting), is deemed present for purposes of determining a quorum for the meeting unless the meeting is adjourned and a new record date is set for the adjourned meeting. Where a signed proxy is returned, but no choice is specified, the shares will be considered present for purposes of determining the presence of a quorum at the Special Meeting and will be voted “For” the transaction and in the discretion of the proxies on such other matters as may properly come before the Special Meeting. Any shareholder who executes and returns a proxy may revoke it in writing at any time before it is voted at the Special Meeting by executing and delivering a later-dated proxy, or by appearing at the meeting and voting in person. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present for purposes of determining the presence of a quorum but will not be considered as present and entitled to vote with respect to such matters.

THE TRANSACTION

Background

     On January 27, 2003, the Company announced that it was in non-monetary default of certain financial covenants under the terms of its credit facility (the “Credit Facility”) with Fleet National Bank as agent for the lender group (the “Lenders”) for the quarter ended December 31, 2002. From that date through early April 2003, the Company negotiated with the Lenders to obtain a waiver and amendment to the Credit Facility. In early April 2003, the Lenders’ agent indicated that the Lenders wanted to discontinue their relationship with the Company and would consider a waiver and amendment that furthered this goal. In separate meetings on April 2nd, 3rd, and 9th, the Board met to discuss various matters, including the strategic direction of the Company in light of the Lenders’ position. The Board determined to hire an investment banking firm to assist it and to continue negotiations with the Lenders.

     The following week, on April 11, 2003, the Company entered into the ninth amendment to the Credit Facility (the “Ninth Amendment”). The Ninth Amendment waived the default and provided, among other things, that the Company would use its best efforts to consummate a “Capital Event” on or before December 31, 2003. A “Capital Event” is defined in the Ninth Amendment as a sale of assets and/or an issuance of debt or equity securities that results in the payment of not less than $20 million to the Lenders. The Ninth Amendment also provides that if the Credit Facility is not repaid in full by December 31, 2003, a $300,000 amendment fee is due to the Lenders, certain of the financial covenants in the Ninth Amendment become significantly more onerous in the first quarter of 2004, and the interest rate increases by 100 basis points effective January 1, 2004.

     During April 2003, the Company considered and interviewed various investment banking firms. At a meeting of the Board on April 29, 2003, the Board authorized hiring Raymond, James & Associates, Inc. as financial advisor to assist the Company in considering a full range of strategic alternatives, including asset sales, refinancing, the sale of Company securities, a sale of the Company, and other transactions that would qualify as a Capital Event. The Company engaged Raymond James on May 5, 2003, and Raymond James immediately began formal work to analyze the Company and to prepare to contact potential parties regarding a transaction. Raymond James began contacting potential strategic partners and sources for financing during the last week of May 2003.

     Raymond James continued contacting parties through June and July, eventually contacting approximately one hundred separate potential partners. The Company received several preliminary written proposals regarding a Capital Event. Raymond James and management continued to advise the Board of these developments informally during June and July and at meetings of the Board on July 16 and July 29, 2003. The Board evaluated preliminary proposals with the assistance of Raymond James and, on July 29, 2003, determined to pursue further discussions with five separate parties whose proposals the Board believed represented the greatest value to the Company. Each of the five proposals constituted a refinancing proposal that allowed continued equity participation by the current shareholders. The five parties were invited to Company headquarters in August to conduct preliminary due diligence. Following the completion by the parties of preliminary due diligence, the Company solicited revised proposals from each of these parties during the first week of September.

     On September 10, 2003, the Board met to consider the potential Capital Events. The Board determined that, based upon available information, the Company should pursue further negotiations with Lightyear to obtain a proposed letter of intent. Negotiations with Lightyear continued through September, and the Board met on September 19th to receive an update on the progress of negotiations with Lightyear and to review proposed terms for a Letter of Intent. The Board authorized management and one member of the Board to negotiate final terms and execute a Letter of Intent consistent with the proposed terms. On September 26, 2003, the Company and Lightyear entered into a non-binding Letter of Intent that described the general terms of a transaction comprising an investment in preferred stock and a warrant and granted Lightyear exclusive rights to negotiate with the Company through October 20, 2003.

     The Letter of Intent permitted additional due diligence investigation by Lightyear, which it pursued through October. On October 30, 2003, Lightyear notified the Company that it would not proceed with the transaction as originally proposed. The Board met on October 30, 2003 and again on November 5, 2003 to discuss Lightyear’s termination and the Company’s strategic alternatives. The Company began to actively pursue alternatives to the Lightyear transaction on October 31, 2003. During the following week, Lightyear approached the Company to discuss modifications to the original Letter of Intent that would allow Lightyear to pursue the transaction, after which Lightyear delivered a revised letter of intent. The Board met on November 14, 2003 to discuss alternatives, including the new Lightyear proposal, and the Board determined to have management investigate further the impact of the proposed changes to the Lightyear transaction.

     On November 17, 2003 the Board convened to discuss the proposed Lightyear transaction and alternatives to it. The Board authorized management to negotiate terms with Lightyear and reconvened on November 19, 2003 to consider the Lightyear proposal further. At that meeting, the Board determined to immediately pursue definitive documentation with Lightyear on the terms outlined in the proposed new Letter of Intent rather than executing a new Letter of Intent, and authorized management to pursue negotiations. The Board met again the following day to discuss various aspects of the process for reaching definitive agreements. From then through December 5, 2003, the Company and Lightyear negotiated definitive agreements, during which time management and the Company’s advisors informally updated Board members on the status of negotiations. On December 5, 2003, the Board met to consider whether to approve the proposed definitive agreements negotiated by the Company. After deliberations that included requesting and receiving a fairness opinion from Raymond James, the Board determined that the transaction was fair to, and in the best interests of, the Company and its shareholders and determined to approve the transaction and to recommend the transaction to the Company’s shareholders. Immediately thereafter, the Company entered into the original purchase agreement with Lightyear for the transaction described in this proxy.

     Pursuant to the purchase agreement with Lightyear, the Company is required to obtain approval from the National Association of Securities Dealers, Inc. (the “NASD”) that the transaction complies with its voting rights policy. During the week of December 15, 2003, the Company, Lightyear, and the NASD had a number of telephone conversations regarding the transaction. Based primarily on these conversations and in an effort to obtain NASD approval, on December 24, 2003, the Company and Lightyear entered into the Purchase Agreement, which amended and restated the original purchase agreement.

     Pursuant to the Purchase Agreement and subject to approval of the Company’s shareholders, the Company has agreed to issue to Lightyear: (i) a total of 20,000 shares of Series A Stock, and (ii) a Warrant to purchase up to 16 million shares of the Company’s Common Stock at a price of $1.25 per share, subject to adjustment as described in this proxy statement, at an aggregate purchase price of $20 million. The Company, subject to approval of the transaction by the Company’s shareholders, has also agreed to enter into the Securityholders Agreement with Lightyear.

The Lightyear Fund

     The Lightyear Fund, L.P., is a $750 million private equity fund and an affiliate of Lightyear Capital, LLC, a private equity firm with over $2.0 billion of assets under management. Lightyear’s management team, led by Donald B. Marron, the chairman and CEO of Lightyear Capital, has substantial private investment, strategic, operational and transactional experience in a variety of growth sectors including financial services. The Lightyear Fund generally invests in leveraged buyouts, recapitalizations, and growth capital opportunities. Lightyear’s approach to investing centers on partnering with skilled management teams who lead quality companies.

Reasons for the Proposed Transaction

     Pursuant to the terms of the Ninth Amendment, the Company is required to use its best efforts to consummate a sale of assets and/or an issuance of debt or equity securities that results in the payment of not less than $20 million to the Lenders prior to December 31, 2003. Pursuing the transaction has allowed the Company to meet its obligation under the Ninth Amendment and, if completed, will significantly reduce the Company’s debt. The Company believes that in connection with the closing of the transaction it will enter into a replacement credit facility, which is a condition to closing the transaction. It is important that the Company replace the existing Credit Facility because the anticipated changes to the financial covenants of the Credit Facility in the first quarter of 2004 will make a default under the Credit Facility substantially more likely, will make borrowing more expensive, and will limit the ability of the Company to pursue growth opportunities. If the Credit Facility is not repaid in full by December 31, 2003, a $300,000 amendment fee will be due, the Company could be in default under some of its financial covenants, some of the financial covenants in the Ninth Amendment will become significantly more onerous in the first quarter of 2004, and the interest rate will be increased by 100 basis points as of January 1, 2004. The more onerous financial covenants and increased interest rate that the Company will experience would make it substantially more likely that Company will default under the Credit Facility. We believe that it is necessary to complete the transaction promptly to prevent the Company from going into default under the Credit Facility in early 2004.

     The Company has executed a term sheet with Bank of America, N.A. for a new credit facility in the amount of $11 million. The Company anticipates that the new credit facility will consist of a $6 million revolving facility and a $5 million term facility. The revolving facility is reduced by $1 million each year and is fully due and payable three years from closing. The term facility is amortized quarterly and is fully due and payable three years from closing. The new credit facility will be collateralized by liens on all of the Company’s personal property, including a lien on the stock of each direct or indirect subsidiary. The loan documents will include customary representations, warranties and covenants, including financial covenants covering net worth, funded indebtedness and minimum cash flow. The interest rate charged under the new credit facility will, at the option of the Company, be based on LIBOR plus either 250 or 275 basis points (depending on the Company’s performance) or based on an alternate base rate equal to the higher of Bank of America’s prime rate or the federal funds rate plus 50 basis points.

     This description of the new credit facility is based on a term sheet, and there is no guarantee that the Company can enter into such a credit facility. In addition, there is no guarantee that the terms of the new credit facility will not materially change between the date hereof and the closing of the new credit facility.

     We believe that Lightyear will be a strategic investor in the Company. Lightyear’s investment professionals have expertise in the financial services sector and we expect that the four Board representatives to be nominated by Lightyear will provide our Company with valuable guidance.

     We also believe that completion of this Transaction will help alleviate the concerns of the Company’s customers and potential customers regarding the Company’s long-term prospects. We believe that this perception has been a significant barrier to growth throughout 2003 and, once reduced or eliminated, will again allow the Company to grow its business. The Company plans to grow its business internally and by making strategic acquisitions. While the Company does not currently have any identified acquisitions that are probable, it may consider potential acquisitions that may involve a purchase price of cash, additional securities of the Company, other consideration or any combination of the foregoing.

Board Recommendation and Reasons

     The Board of Directors, after careful consideration, has approved the sale and issuance to Lightyear of the Series A Stock and the Warrant, determined that the sale and issuance to Lightyear of the Series A Stock and the Warrant is fair to and in the best interest of the Company and its shareholders, and recommends that shareholders vote “For” the sale and issuance of the Series A Stock and the Warrant. In making its recommendation, the Board considered numerous factors, including:

•	the transaction will allow the Company to significantly reduce its outstanding debt under the Credit Facility, strengthen its balance sheet and capital structure, provide for positive shareholder equity, and allow for future growth;

•	the Company’s existing shareholders will retain their investment in the Company’s equity and potentially benefit from any improvement in the Company’s business and financial position;

•	the Company’s belief that the transaction will allow the Company to enter into a new credit facility with new lenders (allowing the Company to repay in full the current Credit Facility and have access to additional capital) giving the Company additional flexibility to pursue its future growth plans;

•	the Board’s belief that Lightyear and the new directors that will join the Board will prove to be a valuable resource to the Company and its existing shareholders;

•	the negotiations that the Company has had with the Lenders under the Credit Facility, and the resulting inability to reach refinancing terms that would be acceptable to the Company;

•	the risk that the Company will default under the Ninth Amendment;

•	the availability and potential terms of alternative transactions;

•	the Board’s belief that the financial and other terms of the transaction are fair to the Company and its existing shareholders; and

•	the fact that Raymond James, the Company’s financial advisor with respect to the transaction, has delivered a fairness opinion to the Board indicating its opinion that the consideration to be received by the Company in the transaction is fair to the Company from a financial point of view.

     This discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive, but is believed to address the material information and factors considered by the Board. In view of the number and variety of these factors, the Board did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific factors and analyses considered in reaching its determination. The determination to approve the transaction was made after consideration of all of the factors and analyses as a whole. In addition, individual members of the Board may have given different weights to different factors.

Reason We Need Shareholder Approval

     The Company’s Common Stock is listed on the Nasdaq Small Cap Market. Rule 4350 of the Marketplace Rules of the NASD (“Nasdaq Rule 4350”), requires shareholder approval for any issuance of stock that could result in a change of control of the issuer. Upon issuance of the Series A Stock, Lightyear will have voting rights equal to approximately 53% of the voting rights of the outstanding Common Stock and Series B Preferred Stock, as of December 10, 2003. Upon exercise of the Warrant, based on the outstanding Common Stock as of the record date, Lightyear would own approximately 53% of the outstanding Common Stock. Lightyear will also initially have the right to nominate four of the seven members of the Board and the right to approve certain significant corporate actions or transactions.

     The Company, therefore, is seeking shareholder approval of the issuance of the Series A Stock and the Warrant pursuant to the Purchase Agreement in compliance with Nasdaq Rule 4350.

Effect on the Company if the Transaction is not approved by the Shareholders

     If the transaction is not approved, the Company will attempt to continue to operate in the manner in which it currently operates, while seeking a transaction that satisfies the Capital Event requirement of the Ninth Amendment that the Company use its best efforts to consummate a sale of assets and/or an issuance of debt or equity securities that results in the payment of not less than $20 million to the Lenders. Unless a waiver can be obtained by the Company from the Lenders, if the Credit Facility is not refinanced, the Company will be substantially likely to breach the terms of its existing credit facility in the first quarter of 2004 and could be in default effective December 31, 2003. Even if our shareholders approve the transaction, the Company must operate under the more onerous covenants, pay the increased interest rate and be subject to a substantial risk of default until the existing credit facility is paid in full.

     We believe failure to complete this transaction will have a negative impact on the Company’s ability to grow the business, retain key employees, and maintain its current customer base, any of which could result in a material adverse change in the Company’s operating results and financial condition.

Material Terms of Series A Stock, the Warrant, the Securityholders Agreement and the Purchase Agreement

     The descriptions contained in this proxy statement regarding the material terms of the Series A Stock, the Warrant, the Purchase Agreement between the Company and Lightyear and the Securityholders Agreement between the Company and Lightyear are qualified in their entirety by reference to (i) the Purchase Agreement attached hereto as Exhibit A, (ii) the Form of Designations of Preferences, Limitations, and Relative Rights of Series A Stock of the Company attached hereto as Exhibit B (the “Certificate of Designations”), (iii) the Form of Warrant attached hereto as Exhibit C, and (iv) the Form of Securityholders Agreement attached hereto as Exhibit D. Exhibit A, Exhibit B, Exhibit C and Exhibit D are each incorporated into this proxy statement.

     We intend to issue the Series A Stock and the Warrant subject to the terms and conditions of the Purchase Agreement, the Warrant and the Certificate of Designations as soon as reasonably practicable after the Special Meeting (the “Closing Date”).

     Material Terms of the Series A Stock

     Pursuant to the Purchase Agreement, the Company has agreed to issue the Warrant and a total of 20,000 shares of Series A Stock to Lightyear at a purchase price of $1,000 per share for an aggregate purchase price of $20 million. The Series A Stock is not convertible into shares of Common Stock and Lightyear has no rights to cause the Series A Stock to be redeemed by the Company. Likewise, the Company has no right to cause the redemption of the Series A Stock. Lightyear has the right to deliver shares of Series A Stock to the Company to pay the exercise price for the Warrant.

     Series A Stock Liquidation Rights.

     In the event of a “Liquidating Event,” which means any of the following:

•	any voluntary or involuntary reorganization, reclassification, dissolution, liquidation or winding up of the affairs of the Company or any filing for bankruptcy or receivership;

•	any person or group other than Lightyear becomes the beneficial owner of more than 50% of the total voting stock of the Company;

•	the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to anyone other than Lightyear;

•	any transaction or series of related transactions in which the holders of the outstanding voting stock of the Company immediately prior to the transaction own less than 50% of the outstanding voting stock of the surviving corporation;

•	any consolidation or merger of the Company with any other entity in which the Company is not the survivor; or

•	the adoption of a plan relating to the liquidation or dissolution of the Company,

the holders of the Series A Stock will be entitled to receive, in preference to the holders of the Common Stock and, to the extent required by the terms of the Series B preferred stock, the outstanding Series B Preferred Stock, a mandatory liquidation preference that will be equal to the original $20 million purchase price plus all accrued and unpaid dividends.

     Series A Stock Dividend Rights. The holders of the Series A Stock will be entitled to receive cumulative cash dividends at an annual rate of 10% of the sum of the original $20 million purchase price plus all accrued and unpaid dividends, payable quarterly in arrears when and as declared by the Board. The amount of dividends will accumulate and compound quarterly. The dividend rate will be adjusted downward on a pro-rata basis each time any portion of the Warrant is exercised such that if the Warrant is exercised with respect to half of the total shares available under the Warrant, the Series A Stock dividend will be reduced by half. Once the Warrant is exercised in full the Series A Stock will no longer be entitled to receive dividends. The dividend rights of the Series A Stock are senior to those of the Common Stock and, to the extent required by the terms of the Series B preferred stock, on a parity with the currently outstanding Series B Preferred Stock.

     Series A Stock Voting Rights. The holders of the Series A Stock initially will have the right to vote together as a class with the holders of Common Stock and the Series B Preferred Stock. Each share of Series A Stock initially will be entitled to 800 votes. As a result, Lightyear will have a total of 16,000,000 votes attributable to the Series A Stock, or approximately 53% of the outstanding voting power of the Company calculated based on outstanding shares of Common Stock and Series B Preferred Stock, as of December 10, 2003. The number of votes per share of the Series A Stock will be adjusted downward on a pro-rata basis each time any portion of the Warrant is exercised such that if the Warrant is exercised with respect to half of the total shares available under the Warrant, the number of votes attributable to each share of Series A Stock will be reduced by half. Once the Warrant is exercised in full the Series A Stock will no longer have any voting rights.

     In addition, so long as any of the Series A Stock remains outstanding, the Company has agreed that it will not, without first obtaining the affirmative vote or written consent of the holders of at least 50% of the then authorized and outstanding shares of Series A Stock, voting as a single class:

•	amend, alter or change any provision of, or add or repeal any provision of, the Corporation’s Charter or Bylaws if such action would adversely affect the preferences, rights, privileges or powers of the Series A Stock;

•	amend, alter or change the rights, preferences, privileges or powers of the Series A Stock or any provision of the Designations of Preferences relating to the Series A Stock;

•	authorize or issue shares of any class or series of stock (or other securities or rights convertible or exercisable into or otherwise entitling the holder of, directly or indirectly, to receive shares of that class or series of stock) having any preference or priority as to dividends, liquidation preference, or voting rights, superior to or on parity with any preference or priority of the Series A Stock;

•	increase or decrease the authorized number of shares of Series A Stock;

•	declare or pay any dividend or make any distribution to the holders of the Common Stock or any other security having preference or priority as to dividends on a parity with or junior to the Series A Stock or purchase, redeem or otherwise acquire or retire for value any capital stock of the Company or any subsidiary (other than pursuant to employee plans);

•	voluntarily take or agree to take any action involving any voluntary or involuntary reorganization, reclassification, dissolution, liquidation, or winding-up of the affairs of the Company or any filing for bankruptcy or receivership;

•	enter into any direct or indirect transaction by the Company or any of its subsidiaries with an affiliate of the Company except (A) transactions in the ordinary course of business consistent with past practices that are on terms and conditions no less favorable to the Company or such subsidiary than could be obtained on an arm’s length basis from unrelated third parties or (B) transactions between the Company and any of its wholly-owned subsidiaries not involving any other affiliate; or

•	enter into any arrangement or contract to do any of the foregoing.

     For so long as the Series A Stock held, directly or indirectly, by Lightyear and its affiliates represents at least 10% (or, in the case of the first, second, fifth, sixth and seventh items below, 25%) of the issued and outstanding voting power of the Company, the Company shall not, and shall cause its subsidiaries not to, without first obtaining the affirmative vote or written consent of the holders of at least 50% of the authorized and outstanding shares of Series A Stock, voting as a single class:

•	acquire securities or assets of another person (by merger, consolidation or otherwise) whether in a single transaction or series of related transactions having an aggregate purchase price in excess of $100,000;

•	sell, lease, transfer or dispose of securities or assets of the Company (including any spin-off or in-kind distribution to shareholders of the Company), whether in a single transaction or series of related transactions other than in the ordinary course of business having aggregate proceeds in excess of $100,000;

•	engage in any transaction or series of related transactions constituting a Liquidating Event as described under “Terms of the Series A Stock, the Warrant, the Securityholders Agreement and the Purchase Agreement – Terms of the Series A Stock – Series A Stock Liquidation Rights”;

•	increase the number of directors or change the structure of the Board;

•	(A) remove the chief executive officer or president, or appoint any person to fill a vacancy in any such office, or (B) approve any new, or modify any existing, compensation or benefit plan, agreement or arrangement in which or to which the chief executive officer, president, or any member of the Board is a participant or party, offered by the Company or any of its subsidiaries, including any stock option plan;

•	incur any additional indebtedness for borrowed money in excess of $5 million, except (A) any refinancing of existing indebtedness or existing commitments under the Company’s new credit facility; provided that (i) the aggregate principal amount of “refinancing indebtedness” or commitments does not exceed the principal amount or commitment amount of the indebtedness refinanced and (ii) the “refinancing indebtedness” has a final maturity and “average life” later than that of the indebtedness being refinanced;

•	amend, alter or change the annual budget or business plan of the Company as approved by the Board for the then current fiscal year; or

•	enter into any arrangement or contract to do any of the foregoing.

     Material Terms of the Warrant

     Pursuant to the Purchase Agreement, the Company also has agreed to issue a Warrant to Lightyear that will be exercisable for up to 16 million shares of Common Stock at an exercise price of $1.25 per share. The number of shares issuable upon exercise of the Warrant will be subject to adjustment for stock splits, reorganizations, mergers or similar events, as well as in the event of distributions to all of the holders of Common Stock. There is no adjustment to the exercise price for subsequent issuances of Common Stock below market price or below the exercise price of the Warrant or for subsequent declines in the market price of the Company’s Common Stock. The payment of the exercise price may be made, at the option of the registered holder of the Warrant, (i) in cash, (ii) by wire transfer payable to the order of the Company, (iii) on a net basis, such that the holder receives that number of shares of Common Stock that would otherwise be issuable upon the exercise of the Warrant less that number of shares of Common Stock having a current market price equal to the aggregate exercise price or (iv) in shares of Series A Stock, such that the holder receives that number of shares of Common Stock issuable upon exercise of the Warrant upon surrender to the Company of that number of shares of Series A Stock having an aggregate liquidation preference equal to the aggregate exercise price. As of December 10, 2003, the Warrant would be convertible into approximately 53% of the Company’s issued and outstanding shares of Common Stock and Series B Preferred Stock. The Warrant is exercisable by Lightyear at any time, in whole or in part, on or before the tenth anniversary of its date of issue.

     Material Terms of the Securityholders Agreement

     Corporate Governance. As of the Closing, the Board will be comprised of seven (7) directors. Lightyear will have the right to nominate four (4) nominees for election to the Board (the “Lightyear Directors”). Three of the current directors of the Company, Henry M. Baroco, David B. Ingram and Glenn W. Sturm, will continue as directors (“Continuing Directors”) and the remaining current directors will resign at Closing. The other four directors of the Board will be nominated by Lightyear and elected to the Board by the Continuing Directors to fill the vacancies caused by the director resignations. Lightyear has selected David Y. Howe, David W. Glenn and Thierry F. Ho as three of its nominees to be elected to the Board. As of the date of this proxy statement, Lightyear has still not selected a fourth director nominee. The Lightyear Directors will be divided as equally as possible among each class of director. The number of directors on the Board will not be changed by either Lightyear or the Company without the consent of the other. Any Board vacancy shall be filled by Lightyear or the Continuing Directors depending on who nominated the director whose position becomes vacant. If requested by Lightyear, the Company will cause any committee of the Board to include at least one Lightyear Director unless precluded by applicable law, in which case the Company will consult with Lightyear to identify a suitable alternative consistent with applicable law.

     Lightyear’s right to nominate directors under the Securityholders Agreement will be reduced to three (3) nominees if Lightyear owns less than 50% of the voting power of the Company. Subject to obtaining the approval of the NASD, which approval may be conditioned upon the following percentages being increased, and pursuant to the Securityholders Agreement, Lightyear will continue to have the right to nominate: three (3) director nominees so long as Lightyear owns at least 28.6% of the voting power of the Company; two (2) director nominees if Lightyear owns at least 14.3% of the voting power of the Company; and one (1) director nominee if Lightyear owns at least 10% of the voting power of the Company. Lightyear is not obligated to agree to any increases in these percentages that may be required in order to obtain the approval of the NASD as required by the Purchase Agreement.

     So long as Lightyear has the right to nominate at least three directors to the Board, Lightyear will also vote for the nominees identified by the Continuing Directors for election as directors. If the Company is required to add one or more directors to the Board in order to satisfy any requirement of the federal securities laws or the rules or requirements of any applicable exchange or quotation system, Lightyear’s right to nominate directors to the Board will increase by a number equal to the number of directors so added by the Company.

     The Securityholders Agreement provides that the Company will periodically provide to Lightyear various types of information relating to the Company’s financial performance and operations and will allow Lightyear and its representatives reasonable access to its officers, employees and representatives and properties and other facilities and to all books and records, including all financial, operating and other data and information of the Company.

     Consent Rights. So long as Lightyear owns, directly or indirectly, (i) shares of Series A Preferred Stock, (ii) the Warrant or (iii) shares of Common Stock issued upon any exercise of the Warrant representing at least 25% of the voting power of the Company, Lightyear’s written consent will be required for the Company to take any of the following actions:

•	any sale, lease, transfer or disposition of securities or assets of the Company or any of its subsidiaries (including any spin-off or in-kind distribution to shareholders of the Company) whether in a single transaction or series of related transactions, having aggregate proceeds in excess of $100,000;

•	any acquisition of securities or assets of another person by the Company or any subsidiary (by merger, consolidation or otherwise) whether in a single or series of related transactions, having an aggregate purchase price in excess of $100,000;

•	remove the chief executive officer or president or appoint any person to fill a vacancy in any such office, or approve any new, or modify any existing, compensation or benefit plan, agreement or arrangement in which the chief executive officer or president or any member of the Board is a participant or is a party, offered by the Company, including any stock option plan;

•	incur any additional indebtedness for borrowed money in excess of $5 million, except (A) any refinancing of existing indebtedness or existing commitments under the Company’s new credit facility; provided that (i) the aggregate principal amount of “refinancing indebtedness” or commitments does not exceed the principal amount or commitment amount of the indebtedness refinanced and (ii) the “refinancing indebtedness” has a final maturity and “average life” later than that of the indebtedness being refinanced;

•	amend, alter or change the annual budget or business plan of the Company as approved by the Board for the then current fiscal year; or

•	enter into any arrangement or contract to do any of the foregoing.

     So long as Lightyear, under the same circumstances described above, owns at least 10% of the voting power of the Company, Lightyear’s written consent will be required for the Company to take any of the following actions:

•	make any amendment, alteration or change to any provision of, or any addition to or repealing of any provision of, the Charter, including the Designations of Preferences for the Series B Preferred Stock, or the Bylaws that adversely affect the rights, preferences, privileges or powers of the holders of the Warrant or shares of Common Stock underlying the Warrant;

•	enter into any direct or indirect transaction with an affiliate of the Company except (i) transactions in the ordinary course of business on terms and conditions no less favorable to the Company than could be obtained on an arm’s length basis from unrelated third parties or (ii) transactions between the Company and any of its wholly-owned subsidiaries not involving any other affiliate;

•	increase the number of directors or change the structure of the Board;

•	engage in any transaction or series of related transactions constituting a “Material Event” (as defined in the Securityholders Agreement) (including but not limited to any reorganization or bankruptcy of the Company, any change of control of the Company, any sale of all or substantially all of the Company’s assets to a party other than Lightyear, any merger or consolidation in which the Company is not the surviving entity, or the adoption of a plan to liquidate or dissolve the Company); or

•	enter into any arrangement or contract to do any of the foregoing.

     Equity Purchase Rights. Lightyear will have the right, so long as it continues to hold any shares of Series A Stock, all or any portion of its rights under the Warrant or any shares of Common Stock issued pursuant to an exercise of the Warrant, to purchase its pro rata portion of all or any part of newly issued securities which the Company may, from time to time, propose to sell or issue. Lightyear will be entitled to purchase its pro rata portion of any such newly issued securities at the same price as the purchaser in such transaction, except with respect to options to purchase Common Stock that are outstanding at the Closing Date that have an exercise price of less than $1.25 per share, in which instance Lightyear’s purchase price will be $1.25 per share. The Company will provide notice to Lightyear of any such proposal setting forth the material terms of the proposed transaction.

     Lightyear Covenants. Lightyear will not, for one year from the Closing Date, directly or indirectly acquire beneficial ownership of Common Stock from any person, or encourage or facilitate such a purchase by a third party, at a price equal to or less than $1.85 per share. Lightyear will not be precluded, however, from exercising its equity purchase rights described above nor will it be restricted from selling Common Stock owned by it in an unsolicited, third-party tender offer made for all the outstanding Common Stock.

     Lightyear agrees that from the Closing Date until the date which is one year after the Closing Date, it will not directly or indirectly vote in favor of a sale of all or substantially all the Company’s assets, or any sale of the Company’s capital stock, a merger, consolidation, reorganization or similar transaction that would constitute a change in control of the Company, at a price per share equal to or less than $1.85 per share unless, as a condition to consummating such change in control transaction, such transaction must be approved by a majority of the shareholders of the Company that are not affiliated with Lightyear.

     The Securityholders Agreement does not restrict Lightyear from (i) purchasing its pro rata share of any newly issued shares offered by the Company (other than Common Stock issued pursuant to the exercise of derivative securities outstanding as of the date of the Purchase Agreement or otherwise pursuant to compensation or employee benefit arrangements, or in acquisition transactions approved by the Company’s board of directors), or (ii) selling Common Stock owned by it in an unsolicited, third-party tender offer made for all of the outstanding Common Stock of the Company.

     Lightyear Transferees. Lightyear may transfer its rights and obligations under the Securityholders Agreement but no transferee of Lightyear will be obligated, or entitled to rights, under the Securityholders Agreement unless Lightyear expressly assigns such obligations or rights. Any transfer by Lightyear to another person must be in compliance with applicable law and the terms of the Securityholders Agreement.

     Registration Rights. If the Company proposes to register equity securities for its own account or for the account of other shareholders, Lightyear may request to have the Common Stock underlying the Warrant included in the registration. If such a registration involves an underwritten offering and the managing underwriter advises the Company that the number of securities requested to be included in the registration by Lightyear would be likely to have an adverse effect on the offering, then the Company will include in such registration (i) 100% of the securities the Company proposes to sell, (ii), any securities requested to be registered by any other holders exercising a demand registration right, and (iii) the pro rata amount of securities of Lightyear and securities of other holders which have been requested to be included in such registration to the extent that such securities can be sold without having an adverse effect.

     Any time after 180 days from the date of Closing, Lightyear may request that the Company effect the registration of all or part of the Common Stock underlying the Warrant (provided that prior to the first anniversary of the Closing, such request must be with respect to the registration of a number of securities such that following such registration, the voting power then held by Lightyear would represent less than 25% of the then outstanding voting power of the Company; and provided that (i) the reasonably anticipated aggregate price to the public of such securities will be at least $8 million or (ii) after the first anniversary, the number of securities sought to be registered shall be equal to at least 10% of the outstanding Common Stock). Lightyear may not request more than four (4) such registrations from the Company

     In any requested registration in which the aggregate price to the public of all securities included is not reasonably expected to exceed $25 million, the Company will add that number of shares of Common Stock as would have an aggregate value, at the reasonably anticipated price per share, such that the reasonably anticipated aggregate price to the public of all securities included in the registration will equal $25 million and will cause such securities to be offered by the Company in such registration; provided, however, that the number of such securities offered by the Company shall be reduced on a share for share basis by up to 50% to the extent other holders exercise incidental registration rights in connection with such registration.

     If such requested registration involves an underwritten offering and the managing underwriter advises the Company that the number of securities to be included in such registration would be likely to have an adverse effect on the offering, then the Company shall include in such registration (i)

100% of the securities requested to be included in such registration by Lightyear (to the extent that the managing underwriter believes that all such securities can be sold in the offering without having an adverse effect); and (ii) to the extent the managing underwriter believes additional securities can be sold in the offering without having an adverse effect, the amount of other securities requested to be included by other holders in such registration, allocated pro rata among all other requesting holders. In the event that the number of securities requested to be registered by Lightyear and securities requested to be included in such registration by other holders is less than the number which, in the opinion of the managing underwriter, can be sold without having an adverse effect, the Company may include in such registration the securities the Company proposes to sell up to the number of securities that, in the opinion of such managing underwriter, can be sold without having an adverse effect.

     Lightyear Indemnification; Reimbursement of Expenses. The Company agrees to indemnify and hold harmless (and will assume the defense of, except to the extent that Lightyear reasonably believes that a conflict of interests exists or that there are one or more material legal defenses available to Lightyear that conflict with those available to the Company) Lightyear, its directors and officers and its affiliates from and against any and all liability, including all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations and expenses, including accountant’s and attorney’s fees and expenses, incurred by Lightyear before or after the Closing and arising out of or relating to (i) third party claims in connection with (a) Lightyear’s purchase of the Series A Stock and the Warrant and (b) the execution and delivery by the Company of the Purchase Agreement, the Warrant Agreement and the Securityholders Agreement or (ii) any franchise taxes imposed on Lightyear in connection with such purchase. The Company also agrees to reimburse Lightyear for any reasonable expenses incurred in connection with the maintenance of its books and records, preparation of tax returns and delivery of tax information to its partners in connection with Lightyear’s investment in the Company. All decisions and actions of the Company with respect to this indemnification will be made or taken by a majority of the Continuing Directors or their successors.

     Material Terms of the Purchase Agreement

     Representations, Warranties and Covenants. The Purchase Agreement contains representations and warranties relating to our organization and qualification, capitalization, authorization and enforceability of the Purchase Agreement, the issuance and sale of the Series A Stock, our filings with the SEC, our material agreements, intellectual property, regulatory compliance, including the approval of Nasdaq under its voting rights policy, and other matters common in transactions of this kind. The Purchase Agreement also contains covenants by us to use commercially reasonable efforts to effect the transactions contemplated by the Purchase Agreement, change the size of the Board, pay down the Credit Facility, not make any significant changes in the conduct of our business, notify Lightyear of certain developments, and other similar covenants common in transactions of this kind.

     At Closing, the Company is obligated to pay to Lightyear a structuring fee in the amount of $700,000, paid in consideration of the structuring services rendered, which include, but are not limited to, financial advisory services, capital structure review, and corporate governance assessment. In addition, the Company has agreed to pay at Closing up to $500,000 of Lightyear’s out-of-pocket third party expenses that are documented, reasonable, and related to the transaction.

     Conditions to Closing. The obligation of Lightyear to complete the transaction also is subject to:

•	there having not occurred or discovered any events or changes that would reasonably be expected to have a material adverse effect on the Company;

•	the acceptance for filing by the Secretary of State for the state of Tennessee of the Articles of Amendment to the Company’s Charter attaching the Designations of Preferences;

•	our entering into a new credit facility on terms equivalent to our term sheet with Bank of America, N.A. or on terms reasonably acceptable to Lightyear, and the termination of the existing credit facility;

•	the authorization for listing on the Nasdaq SmallCap Market of the Common Stock issuable upon exercise of the Warrant;

•	our having received approval of the transaction from Nasdaq under its voting rights policy; and

•	other conditions common in transactions of this kind.

     Alternative Proposals. The Company has agreed in the Purchase Agreement that until the Closing Date, neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall direct and cause its and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, except in the limited circumstances described below, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer (including an offer to the shareholders of the Company), including (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, (ii) any purchase or sale of all or any significant portion of the assets or 10% or more of the voting securities of the Company or any of its subsidiaries or (iii) any other transaction that constitutes a Capital Event (each, an “Alternative Proposal”), other than the Lightyear transaction. The Company further agreed that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall direct and cause its and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person (other than Lightyear) relating to an Alternative Proposal, or engage in any negotiations concerning an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal or accept an Alternative Proposal. Except as discussed below, these restrictions also prevent the Company from approving or recommending an Alternative Proposal, or from executing documents regarding an Alternative Proposal.

     Prior to the Special Meeting, the Company is permitted to engage in discussions or negotiations with, or provide information to, any person in response to an unsolicited bona fide written Alternative Proposal, if and only to the extent the Board concludes in good faith, after consultation with its financial advisors and outside legal advisors, that the Alternative Proposal would be reasonably likely to result in a Superior Proposal and, as a result of the Alternative Proposal, the Board must engage in such discussions or amend its recommendation with respect to the transaction in order to comply with its fiduciary duties under applicable law. “Superior Proposal” means a bona fide written Alternative Proposal made by a person other than the officers or directors of the Company that the Board of Directors concludes in good faith, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company’s shareholders, from a financial point of view, than the transaction, and (ii) is reasonably capable of being completed.

     In order to be a Superior Proposal, an Alternative Proposal must be (i) a purchase or sale of all or any significant portion of the assets of the Company and its subsidiaries (taken as a whole) or a majority of the voting securities of the Company, or (ii) a “Capital Event” transaction that results in a transfer by the Company or its shareholders of beneficial ownership of 30% or less of the Company’s capital stock.

     In the event an Alternative Proposal is made, the Board must promptly notify Lightyear of receipt of such proposal, together with the name of the person making the Alternative Proposal and the material terms and conditions of any proposals or offers. The Company must keep Lightyear informed, on a current basis, of the general status and terms of any such proposals or offers and the general status of any such discussions or negotiations.

     Termination of the Purchase Agreement. The Purchase Agreement and the transaction may be terminated at any time before the Closing, before or after approval by the shareholders of the Company, only in limited circumstances. These circumstances are:

(a)	by mutual consent of the parties;

(b)	by either the Company of Lightyear if (i) consummation of the transaction is illegal, (ii) the transaction is not approved by the Company’s shareholders, or (iii) the closing of the transaction has not occurred by February 28, 2004 (unless extended until March 31, 2004 to allow for the new credit facility to be entered into);

(c)	by Lightyear if the Board has (i) recommended an Alternative Proposal, (ii) failed to publicly recommend against an Alternative Proposal, (iii) has modified or amended its recommendation with respect to the transaction, (iv) signed an agreement in principle or definitive agreement relating to an Alternative Proposal or (v) violated certain terms of the Purchase Agreement relating to Alternative Proposals;

(d)	by Lightyear if the Company has breached its representations, warranties or covenants and failed to cure the breach within 10 business days;

(e)	by the Company if Lightyear has breached its representations, warranties or covenants and failed to cure the breach within 10 business days;

(f)	by the Company prior to the Special Meeting, if the Board determines that an Alternative Proposal is a Superior Proposal and determines to accept the Superior Proposal if the following conditions are met: (i) Lightyear must be given 72 hours to amend the transaction in order to enable the Company and Lightyear to proceed with the transaction, (ii) the Board must determine, on advice of counsel, that the termination is necessary in order for the Board to comply with its fiduciary duties and (iii) the Company pays the termination fee to Lightyear.

     Company Termination Fee. In the event that (A) the Purchase Agreement is terminated (i) by Lightyear if the Board has (a) recommended an Alternative Proposal, (b) failed to publicly recommend against an Alternative Proposal, (c) has modified or amended its recommendation with respect to the Transaction, (d) signed an agreement in principle or definitive agreement relating to an Alternative Proposal or (e) violated certain terms of the Purchase Agreement relating to Alternative Proposals, or (ii) by the Company due to the acceptance of a Superior Proposal, or (B) (x) Lightyear or the Company terminates the Purchase Agreement due to a failure to receive shareholder approval, (y) the Company terminates the Purchase Agreement due to the Closing not having occurred by February 28, 2004 (unless extended until March 31, 2004 to allow for the new credit facility to be entered into), or (z) Lightyear terminates the Purchase Agreement due to a breach of the Company’s representations, warranties or covenants, and in the case of (B) an Alternative Proposal has been made between the date of the Purchase Agreement and such termination, and within 12 months of termination the Company enters into or consummates an Alternative Transaction, then the Company must pay Lightyear a termination fee of $1.1 million.

     Lightyear Termination Fee. If the Purchase Agreement is terminated by Lightyear for any reason not described above or by the Company as a result of any action taken by or on behalf of Lightyear following the date of the Purchase Agreement with the purpose of causing any representation or warranty of Lightyear to be materially inaccurate or any covenant of Lightyear to be breached, then, provided the Company is not in breach of its representations or obligations under the Purchase Agreement, Lightyear shall pay the Company a $500,000 termination fee.

Amendment of the Company’s Charter and Bylaws

     Following the receipt of the approval by our shareholders of the transaction and prior to the closing of the transaction, the Company will file Articles of Amendment to its Charter that will make the Certificate of Designations attached as Exhibit B hereto, part of the Company’s Charter. The filing of the Certificate of Designations will mean that the Company is obligated under corporate law to comply with and honor the terms of the Series A Stock as described above. In addition, effective as of Closing, the Board has approved an amendment of the Company’s bylaws to establish, among other things, that the Board, following the consummation of the transaction, will consist of seven (7)

directors and to provide for the filling of vacancies in accordance with the terms of the Securityholders Agreement.

Restrictions on Transferability

     Pursuant to the terms of the Securityholders Agreement, Lightyear will have the ability to cause the Company to register the Common Stock it receives upon exercise of the Warrant with the Securities and Exchange Commission. Upon the effectiveness of any such registration statement, Lightyear will have the right to publicly resell shares of Common Stock issuable upon exercise of the Warrant so registered. Neither the shares of Series A Stock nor the Warrant will be registered pursuant to a registration statement with the Securities and Exchange Commission. As a result, there are certain restrictions under applicable securities laws that will limit Lightyear’s ability to transfer the Series A Stock, the Warrant or any shares of Common Stock issuable upon an exercise of the Warrant and not registered pursuant to a registration statement. Lightyear may be eligible to sell some of the Series A Stock, the warrant and the Common Stock issuable upon exercise of the Warrant pursuant to an exemption from registration under the Securities Act of 1933, as amended, including, for the common stock, Rule 144. The certificates evidencing the Series A Stock, the Warrant and the shares of Common Stock issuable upon an exercise of the Warrant not otherwise registered will bear legends indicating the restrictions on their transferability. None of the Certificate of Designations, the Warrant, the Purchase Agreement or the Securityholders Agreement contains any other restrictions on the transferability of such securities.

Opinion of Financial Advisor

     At the December 5, 2003 meeting of the Board, Raymond James delivered its written opinion to the effect that, as of December 3, 2003 and based upon, subject to the various considerations and assumptions in its opinion, the consideration to be received by the Company in the transaction is fair to the Company from a financial point of view.

     The full text of the opinion of Raymond James, dated December 5, 2003, which sets forth the assumptions made, matters considered, procedures followed and qualifications and limitations on the review undertaken by Raymond James, is attached as Exhibit E hereto, and this summary is qualified in its entirety by reference to the full text of such opinion. Raymond James’s opinion is directed to the Board and addresses only the fairness of the consideration to be received by the Company pursuant to the transaction from a financial point of view as of December 3, 2003. It does not address any other aspect of the investment and is not an opinion or a recommendation as to how any shareholder of the Company should vote. Shareholders are urged to read the full opinion of Raymond James carefully and in its entirety.

     In rendering its opinion, Raymond James performed a variety of financial analyses, including those summarized below. These analyses were presented to the Board at the meeting held on December 5, 2003. The summary set forth below does not purport to be a complete description of the analyses underlying the Raymond James fairness opinion or the presentation made by Raymond James to the Board. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

     In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Raymond James or the Company. Any estimates contained in the analyses performed by Raymond James are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which the businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

     In connection with its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the Purchase Agreement, the Warrant Agreement and the Designations of Preferences drafts dated November 30, 2003 and the Securityholders Agreement draft dated November 25, 2003 (collectively the “Transaction Agreements”);

•	reviewed the audited financial statements of the Company as of and for the years ended December 31, 2001 and December 31, 2002 and the unaudited financial statements for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	reviewed the Company’s Annual Reports filed on Form 10-K for the years ended December 31, 2001 and December 31, 2002, the Company’s Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and certain interim reports to shareholders on Form 8-K;

•	reviewed other Company financial and operating information with respect to the business, operations and prospects of the Company requested from and/or provided by the Company;

•	reviewed certain other publicly available information on the Company;

•	reviewed certain operating trend and customer attrition reports showing the decline in the company’s bank and merchant customer base provided by the Company;

•	discussed with members of the senior management of the Company certain information relating to the aforementioned, including the business, operations, assets financial condition and prospects of the Company; and

•	other matters, studies, analysis and investigations which Raymond James deemed relevant to its inquiry.

     In rendering its opinion, Raymond James assumed that the transaction will be consummated on the terms described in the Transaction Agreements. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Transaction Agreements are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Transaction Agreements and that all conditions to the consummation of the transaction will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which the Company is a party, as contemplated by the Transaction Agreements, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the Company. In its review and analysis and in arriving at its opinion, Raymond James assumed that the terms of the Transaction Agreements were the result of arm’s length negotiations among the parties to the Transaction Agreements.

     In arriving at its opinion, in addition to reviewing the matters listed above, Raymond James, in accordance with customary investment banking practice, performed two separate and distinct analyses, both of which used generally accepted valuation methods, in order to form an opinion as to whether the cash consideration proposed to be paid to the Company was fair from a financial point of view. In the context of the fairness opinion, as Raymond James considered the Series A Stock and the Warrant, Raymond James recognized that the securities are distinct and determined the value of each separately to then arrive at a cumulative implied value against which the $20,000,000 in consideration proposed to be received by the Company can be compared. The analyses conducted were:

•	Warrant Valuation using Black-Scholes Option Pricing Model – In considering the value of the Warrant, Raymond James relied upon the Black-Scholes option pricing model. Using the Black-Scholes model, the value of an option or a warrant is primarily determined by certain variables or inputs including, among other things, the value of the underlying common stock, the volatility of the value of the common stock, and prevailing interest rates. A range of values for the Warrant was determined using the Black-Scholes pricing model and factored into the total consideration to be paid to the Company.

•	Valuation of Series A Stock – In the analysis of the Series A Stock, Raymond James considered the terms and conditions of the Series A Stock and compared the total returns to Lightyear against the total returns that would be expected by a third party independent buyer of the Series A Stock (without the Warrant), and then determined a valuation for the Series A Stock based on this comparison. A range of values for the Series A Stock was determined and factored into the total consideration to be paid to the Company.

     From the ranges of values implied by each of the two separate analyses, Raymond James arrived at a consolidated range of implied total transaction value, against which the proposed $20,000,000 of consideration can be compared.

     Raymond James noted that as part of the Transaction, Lightyear receives, independent of its exercise of the Warrant, the right to nominate four (4) nominees for election to the Board of Directors of the Company and certain other voting rights (the “Non-Economic Rights”). Raymond James expressed no opinion on whether these Non-Economic Rights equate to a change of control. Raymond James was unable to determine a value for the Non-Economic Rights received by Lightyear in the Transaction, although they may have economic value. Therefore, in reaching its opinion, Raymond James ascribed no additional value to these Non-Economic Rights received by Lightyear.

     In rendering its opinion, Raymond James assumed and relied on the accuracy and completeness of the financial, legal, tax, operating, and other information provided to it by the Company, including, without limitation, the financial statements and related notes to the financial statements of the Company. Raymond James has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. Raymond James assumed the Transaction would be consummated substantially in accordance with the terms set forth in the Transaction Agreements, as proposed to be amended at the Board meeting. In arriving at its opinion, Raymond James considered the Transaction proposed and did not evaluate other transactions that may or may not have been available to the Company. With respect to the financial forecast and other information and data provided to or discussed with Raymond James by the Company, Raymond James assumed that such information was rationally and reasonably prepared and reflected the best currently available estimates and judgment of the Company’s management.

     The opinion of Raymond James speaks only as of the date it was rendered, is based on the market, economic, financial and other circumstances and conditions existing and as disclosed to Raymond James as of December 3, 2003. Any material change in those circumstances and conditions would require a re-evaluation of its opinion which Raymond James is under no obligation to undertake.

     In conducting its investigation and analyses and in arriving at its opinion, Raymond James has taken into account accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses Raymond James believes to be the closest comparable to the Company; (ii) current and projected financial position and results of operations of the Company; (iii) historical market prices, volatility and trading activity of the Common Stock of the Company and certain other publicly held companies in businesses Raymond James believes to be the closest comparable to the Company; (iv) yields, terms and other conditions of other preferred stock instruments Raymond James deemed to be similar to the Series A Stock proposed to be issued by the Company in the Transaction; and (v) the general condition of the securities markets.

     In arriving at its opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

     The following is a summary of the material analyses used by Raymond James in connection with providing its opinion to the Board of Directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Raymond James, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of those analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Raymond James’ opinion.

     Warrant Valuation using Black-Scholes Option Pricing Model. In considering the value of the Warrant, Raymond James used the Black-Scholes option pricing model. Using the Black-Scholes model, the value of an option or a warrant is primarily determined by certain variables or inputs including, among other things, the value of the underlying common stock, the volatility of the value of the common stock, and prevailing interest rates. A range of values for the Warrant was determined using the Black-Scholes pricing model and factored into the total consideration to be paid to the Company.

     Raymond James relied on several key input variables to determine the value of the Warrant using the Black-Scholes model, including the price of the Company’s Common Stock, the exercise price of the Warrant, the expected life (in years) of the Warrant, prevailing interest rates and the volatility of selected comparable companies. The range of Common Stock prices used as inputs covered the average closing price of the Common Stock over the preceding 60 and 180 days which were $1.29 and $0.99, respectively.

     In its analysis of the value of the shares of Common Stock underlying the Warrant as an input to the Black-Scholes model, Raymond James notes that the shares of Common Stock into which the Warrant is exercisable are, or would be, highly illiquid considering the limited depth of the market for the Company’s Common Stock, recent Common Stock trading volume and restrictions on the ability to sell shares of Common Stock underlying the Warrant under the Securities Act of 1933, as amended, and the rules promulgated thereunder. Although Raymond James believes these factors militates in favor of a lower value for the Warrant, Raymond James believes assigning a precise value to an “illiquidity discount” is very speculative and therefore has not adjusted the range of such input in recognition of this factor.

     The exercise price was fixed at $1.25 per share and the life of the Warrant was fixed at 10 years, in each case according to the terms of the Warrant Agreement. The prevailing interest rates used in the Black-Scholes model was the yield on the 10-year Treasury Bond of 4.41% as of December 3, 2003. Volatility was determined based on the range between the mean and the median volatilities of selected comparable companies for a ten-year period, as available, which ranged from 51.9% to 64.3%. For the purposes of evaluating price volatility in the Black-Scholes model, Raymond James used the following publicly traded companies which were chosen based on their similarities with the Company in terms of business activity, target market and overall business characteristics:

Selected Companies
Fiserv, Inc.
DST Systems, Inc.
SEI Investments Company
Jack Henry & Associates, Inc.
The Bisys Group, Inc.
Digital Insight Corporation
S1 Corporation (f/k/a Security First Technologies Corporation)
InterCept, Inc.
Sanchez Computer Associates, Inc.
724 Solutions Inc.

     It is important to note that no company used by Raymond James in its analyses is directly comparable to the Company.

     The Black-Scholes model is a widely used valuation methodology, but it relies on numerous assumptions and inputs, including those selected inputs mentioned above. Based on the inputs discussed, using the Black-Scholes model, Raymond James arrived at a range of values of $9.9 million to $15.7 million for the Warrant.

     Valuation of Series A Stock. In its analysis of the Series A Stock, Raymond James considered the terms and conditions of the Series A Stock and compared the total returns to Lightyear against the total returns that would be expected by a third party independent buyer of the Series A Stock (without the Warrant), and then determined a valuation for the Series A Stock based on this comparison. A range of values for the Series A Stock was determined and factored into the total consideration to be paid to the Company.

     In evaluating the Series A Stock Raymond James considered its non-convertible, non-redeemable preferred dividend paying characteristics and determined a value for the Series A Stock by valuing the dividend stream in perpetuity using expected return yields ranging from 20.2% to 30.2%. In determining the range of expected returns, Raymond James considered the yields expected by equity investors in other non-convertible preferred stocks from operating companies having preferred equity ratings from nationally recognized rating agencies of “CCC” or the equivalent or less, or non-rated preferred stocks from companies with negative shareholders’ equity, in either case, with market capitalizations of less than $500 million, as shown in the table below:

Preferred Stock Issuances
Ameriserv Financial Capital Trust I
Aquila, Inc.
Fremont General Financing I
FW Preferred Capital Trust I
Granite Broadcasting Corporation
Montana Power Capital I
Northwestern Capital Financing II
Northwestern Capital Financing I
Northwestern Capital Financing III
NWPS Capital Financing I
PGS Trust I
UAL Corporation
UAL Corporation Capital Trust I

     The range of expected returns was based upon a range around the median of such other preferred stock yields as shown in the table below:

	Range	Mean (1)	Median
Preferred Yields	8.8%- 1,753.5%	24.1%	25.2%

(1) Excluding outliers

     Based on this methodology, Raymond James arrived at a range of values of $6.6 million to $9.9 million for the Series A Stock.

     It is important to note that no company used by Raymond James in its analyses is directly comparable to the Company and no transaction or capital issuance used by Raymond James is directly comparable to the Transaction. Accordingly, a complete understanding of the results of each analysis cannot be limited to a quantitative review of such analysis. Rather a full understanding of the results involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and the other preferred transactions considered as well as other factors. Raymond James has concluded that all of the analyses, taken together and in their entirety, support Raymond James’ opinion. In addition, no single analysis should be considered conclusive as to the fairness to the Company from a financial point of view of the proposed purchase price, but rather as one of several factors considered by Raymond James in forming its opinion.

     Summary Valuation of Total Consideration. The combined total consideration, given these two separate analyses, was determined to be $16.5 million to $25.6 million which was the sum of the high ($15.7 million plus $9.9 million) and low ($9.9 million and $6.6 million) ranges for the values determined independently for the Warrant and the Series A Stock, respectively.

     Summary

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description and taking portions of the analyses set out above, without considering the analyses as a whole, would, in the opinion of Raymond James, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering Raymond James’ opinion. Raymond James did not form an opinion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Raymond James considered the results of all of its analyses and did not assign specific weights to any one particular analysis. Estimates of values of companies or securities do not purport to be appraisals or necessarily to reflect the prices at which companies or securities may actually be sold, and these estimates are inherently subject to uncertainty. The analyses performed by Raymond James, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses were prepared solely as a part of Raymond James’ analysis of the fairness, from a financial point of view, to the Company, of the consideration to be paid by Lightyear pursuant to the Purchase Agreement. The Board imposed no limitations on the scope of analyses performed by Raymond James. The summary in this proxy statement of Raymond James’ opinion is qualified in its entirety by reference to the full text of Raymond James’ opinion. Raymond James does not make any recommendation to the Board, any shareholders, or to any other person or entity, as to whether such Board members, or shareholders should vote for or against the transaction.

     Pursuant to a letter agreement dated May 5, 2003 the Company engaged Raymond James as its financial advisor in connection with the Transaction and agreed to pay Raymond James a retainer upon signing of the letter agreement, customary fees upon delivery of its fairness opinion or its determination that it was unable to deliver a fairness opinion, and customary advisory fees upon the consummation of the Transaction. In addition, the Company has agreed to reimburse Raymond James for its reasonable out-of-pocket expenses.

     As a condition of the engagement, the Company has also agreed to indemnify and hold harmless Raymond James & Associates, Inc. and Raymond James Financial, Inc., together with their respective officers, directors, shareholders, employees and agents and each person, if any, who controls Raymond James and any of its affiliates from any and all losses, suits, actions, judgments, penalties, fines, costs, damages, liabilities or claims of any kind or nature, relating to or arising out of Raymond James’ engagement.

     Raymond James & Associates, Inc., a subsidiary of Raymond James Financial, Inc., is a nationally recognized investment banking firm. Raymond James and its affiliates, as part of their investment banking activities, are regularly engaged in the valuation of businesses and securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, capital raises and valuations for corporate and other purposes. The Board selected Raymond James as its financial advisor on the basis of Raymond James’ experience and expertise in mergers and acquisitions transactions.

Impact of the Transaction on the Company’s Existing Shareholders

     As the holder of the Series A Stock and the Warrant and pursuant to the terms of the Securityholders Agreement, Lightyear will have certain rights that may affect the holders of our Common Stock and the Series B Preferred Stock. Shareholders should consider the following factors, among others, in determining whether to vote for the Transaction:

•	The ability of the holders of the Warrant to exercise the Warrant for shares of Common Stock and the exercise of the Warrant, may impact the trading patterns of the Common Stock and adversely affect the market price of the Common Stock.

•	The holders of Series A Stock will have a claim on the Company’s assets senior to the holders of Common Stock and, except as required by law or the terms of the Series B Preferred Stock, the Series B Preferred Stock in the event of the Company’s liquidation or bankruptcy.

•	The holders of Series A Stock will be entitled to receive preferred dividends out of funds legally available therefor. The payment of these preferred dividends will take priority over the payment of dividends, if any, on the Common Stock and, except as required by law or the terms of the Series B Preferred Stock, the Series B Preferred Stock.

•	Lightyear will have the right, so long as it continues to hold any shares of Series A Stock, all or any portion of its rights under the Warrant or any shares of Common Stock issued pursuant to an exercise of the Warrant, to purchase its pro rata portion of all or any part of newly issued securities which the Company may, from time to time, propose to sell or issue. Lightyear will be entitled to purchase its pro rata portion of any such newly issued securities at the same price as the purchaser in such transaction, except with respect to options to purchase Common Stock that are outstanding at the Closing Date that have an exercise price of less than $1.25 per share, in which instance Lightyear’s purchase price will be $1.25 per share. Accordingly, Lightyear will have the right to maintain its current ownership percentage of the Company.

•	Shareholders are subject to the risk of substantial dilution to their interests that may result from the issuance of shares of Common Stock upon exercise of the Warrant. As a result of the issuance of such Common Stock, the current shareholders will own a smaller percentage of the outstanding Common Stock of the Company. In addition, in the event of a transaction representing a change of control of the Company, a potential purchaser may buy the Warrant directly from Lightyear without exercising the Warrant.

•	The holders of Series A Stock will have other substantial rights and preferences described in this Proxy Statement, including the right to approve certain substantial corporate actions and transactions, that might otherwise be authorized by the Board or approved by the holders of Common Stock. These rights may give the holders of the Series A Stock the ability to influence the Company’s management and may allow the holders of Series A Stock to prevent transactions that holders of Common Stock would otherwise deem beneficial. See “Terms of the Series A Stock, the Warrant, the Securityholders Agreement and the Purchase Agreement – Material Terms of the Securityholders Agreement.”

•	Lightyear will have the ability to cause the Company to register the Common Stock it receives upon exercise of the Warrant. Lightyear may also be eligible to sell some of the Common Stock issuable upon exercise of the Warrant pursuant to Rule 144 under the Securities Act of 1933, as amended. Because these shares will constitute a majority of the Common Stock, the sale of all or some of these shares could adversely affect the market price of the Common Stock.

•	Following the Transaction, Lightyear will have voting rights equal to 16,000,000 shares of Common Stock which as of the record date represents over 53% of the votes represented by the outstanding shares of Common Stock and Series B Preferred Stock entitled to vote. Because many corporate transactions, including restructurings, mergers and sales of substantially all of the Company’s assets, would require the vote of a majority of the outstanding shares entitled to be voted at a shareholders’ meeting or a majority of the quorum, Lightyear will be able to approve these transactions without the vote of any other shareholders.

•	Following the Transaction, Lightyear will have the right to nominate four (4) of the seven (7) members of the Board. Because Lightyear representatives will comprise a majority of the Board, Lightyear representatives will be able to approve most transactions requiring Board approval without the consent of the Company’s remaining three Board members. Although Lightyear Directors will be subject to certain fiduciary duties, they may properly vote for certain transactions that are more favorable to Lightyear than the Company’s other shareholders.

Information About Continuing Directors and Lightyear Director Nominees

     The Board of Directors of the Company is divided into three classes. The term of the Class 1 Directors will expire at the 2006 Annual Meeting of Shareholders; the term of the Class 2 Directors will expire at the 2004 Annual Meeting of Shareholders; and the term of the Class 3 Directors will expire at the 2005 Annual Meeting of Shareholders.

     Following the Transaction, the three Continuing Directors will be Glenn W. Sturm, a Class 1 Director, Henry M. Baroco, a Class 2 Director, and David B. Ingram, a Class 3 Director. The Lightyear Directors will be David Y. Howe, who will serve as a Class 1 Director, David W. Glenn, who will serve as a Class 2 Director, and Thierry F. Ho, who will serve as a Class 3 Director. Lightyear has not selected its fourth Director nominee.

     Information About Continuing Directors

Name of Director	Age	Principal Occupation

Glenn W. Sturm	50	Mr. Sturm was a director of Towne Services Inc. from 1996 until Towne merged with the Company, at which time he became a director of the Company. Mr. Sturm has been a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P. since 1992, and he presently serves as a member of its executive committee. Mr. Sturm served as chief executive officer of Netzee, Inc., a provider of a suite of Internet-based products and services to financial institutions from its inception in 1999 until October 2000. Mr. Sturm also serves as a director of The InterCept Group, Inc., a provider of technology products and services to financial institutions.

Henry M. Baroco	60	Henry M. Baroco currently serves as Chief Executive Officer of Private Business, a position he assumed on January 31, 2003. Mr. Baroco was Chief Operating Officer of Private Business beginning in 2001 after its merger with Towne. Mr. Baroco served as President, Chief Operating Officer and a director of Towne from September 1996 until October 1999, and he served as Chief Executive Officer of Towne from October 1999 to February 2000. Prior to joining Towne, Mr. Baroco was Senior Vice President and General Manager of the vendor finance division of CIT Industrial Finance, and had also served as Senior Vice President of Sales and Marketing for Norwest Equipment Finance. Mr. Baroco also has more than 19 years of experience with GE Capital, where he last served as National Sales Manager of its Vendor Finance business.

Name of Director	Age	Principal Occupation

David B. Ingram	41	Mr. Ingram became a director of the Company in October 2001. Mr. Ingram is currently the Chairman and President of Ingram Entertainment Holdings Inc., a distributor of videos, DVDs and video games, a position he has held since April 1996. He joined Ingram Entertainment Holdings Inc. in July 1991, where he held a variety of positions before being named President in August 1994. Mr. Ingram is a former board member of Buy.com, Ingram Micro, and the Video Software Dealers Association.

     Information about Lightyear Director Nominees

Name of Director	Age	Principal Occupation

David Y. Howe	39	Mr. Howe joined Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P., as a partner and managing director in 2003. Previously, Mr. Howe was a partner at Citigroup Venture Capital Equity Partners, L.P., which he joined in 1993. Mr. Howe is a member of the Board of Directors of Stratos International, Inc., an optical subsystems manufacturer.

David W. Glenn	35	Mr. Glenn has been a senior vice-president of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P., since 2001. Prior to joining Lightyear, Mr. Glenn served for two years as a vice president in the merchant banking group at Greenhill & Co., an investment bank specializing in mergers and acquisitions and corporate restructuring. From 1997 to 1999, Mr. Glenn was an associate at Lehman Brothers.

Thierry F. Ho	46	Mr. Ho has been a vice president of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P., since 2002. From 1998 until 2002, Mr. Ho served as the Vice President of Strategic eFinance at PaineWebber Inc.

Interests of Certain Persons

     Employment Agreement

     The Purchase Agreement provides that the Board will negotiate in good faith with Henry M. Baroco, the current Chief Executive Officer of the Company, for a definitive employment agreement for an additional multi-year term. This agreement has not yet been negotiated but its terms could include increased cash compensation and/or the grant of additional options to purchase Common Stock or restricted stock.

     In addition, pursuant to the Purchase Agreement, Lightyear agreed that for not less than 180 days from the Closing Date, unless otherwise approved by a majority of the Continuing Directors or their successors or as required by law, Lightyear shall not directly or indirectly cause the Company to cease to maintain the employment, job title and function, and base salary on the date of the Purchase Agreement of the following executive officers of the Company: Henry M. Baroco, Chief Executive Officer; Peter S. Scully, President of RMSA; James T. Quinn, Chief Sales Officer; Gerard M. Hayden, Jr., Chief Financial Officer; and Brian P. O’Neil, Chief Operations Officer; provided, however, the foregoing shall not be intended to preclude any action that any directors nominated by Lightyear may take in carrying out their fiduciary duties to the Company and its shareholders.

     Board Compensation

     Upon or after the consummation of the Lightyear transaction, the directors’ compensation policy of the Company may be changed by the Board.

     Emp loyee Stock Options

     The transaction also results in the acceleration of the vesting of fifty percent (50%) of unvested outstanding options under the Company’s 1999 Amended and Restated Stock Option Plan. Pursuant to the Purchase Agreement, the Company has agreed that the Board will take no action which would cause any other stock options to be vested in respect of any of the Company’s stock option plans in connection with the Lightyear transaction. The number of shares that will become exercisable to executive officers and directors upon the closing of the transaction are set forth in the following table:

	Exercise Price
	of Options Vested	Options Vested as a
	as a Result of the	Result of the
Name of Officer or Director	Transaction	Transaction
Henry M. Baroco,	$1.95	5,001
Chief Executive Officer, Director	$0.59	56,875
Gerard M. Hayden, Jr.	$1.64	22,918
Chief Financial Officer	$0.59	18,750
Brian P. O’Neil	$1.95	1,251
Chief Operations Officer	$0.59	12,625
Peter S. Scully	$5.34	608
President of RMSA	$2.72	1,945
	$1.95	12,501
	$0.59	6,750
James T. Quinn	$2.72	487
Chief Sales Officer	$1.95	501
	$0.59	19,563
Thomas L. Black	$0.59	5,000
Director
Frank W. Brown	$0.59	157
Director
Gregory S. Daily	$1.77	2,431
Director
Bruce R. Evans	$1.77	2,431
Director
David B. Ingram	$1.77	2,431
Director
William B. King	$1.77	2,431
Director
Richardson M. Roberts	$0.59	250
Director

     Employee Benefits

     Lightyear further agreed that for not less than 180 days from the Closing Date, unless otherwise approved by a majority of the Continuing Directors or their successors or as required by law, Lightyear will not directly or indirectly cause the Company to provide to employees of the Company at the Closing Date who continue to be employed by the Company following the Closing Date employee benefits under employee benefit plans that are in the aggregate no less favorable than those provided to such persons on the date of the Purchase Agreement.

Appraisal Rights

     Under Tennessee law, shareholders are not entitled to appraisal rights with respect to the transaction.

Required Vote

     The transaction will be approved if the votes cast “For” the transaction exceed the votes cast “Against” the transaction by the shares of Common Stock and Series B Preferred Stock, voting together as a single class, present or represented by proxy and entitled to vote at the Special Meeting. There are no cumulative voting rights. There are no appraisal rights (or similar right of dissenters) respecting the matters to be voted upon. Any other matters that may be properly submitted to the shareholders will be approved if the votes cast “For” the transaction exceed the votes cast “Against” such matter by the shares of Common Stock and Series B Preferred Stock present or represented by proxy and entitled to vote at the Special Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SALE AND ISSUANCE OF THE SERIES A STOCK AND THE WARRANT. THE TRANSACTION WILL BE APPROVED IF THE VOTES CAST “FOR” THE TRANSACTION EXCEED THE VOTES CAST “AGAINST” THE TRANSACTION BY THE SHARES OF COMMON STOCK AND SERIES B PREFERRED STOCK, VOTING TOGETHER AS A SINGLE CLASS, PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE SPECIAL MEETING.

SELECT CONSOLIDATED PRO FORMA BALANCE SHEET

     The following is a select consolidated pro forma balance sheet as of September 30, 2003. The select consolidated pro forma balance sheet is presented as if the transactions described below were effective on September 30, 2003. The transactions given effect in the select consolidated pro forma balance sheet consist of the following:

•	the sale to Lightyear of the Series A Stock and the Warrant at an aggregate purchase price of $20 million;

•	the payoff of the existing credit facility;

•	borrowing under a new credit facility;

•	the payoff of the accrued and unpaid dividends on the Series B Stock; and

•	payment of related expenses.

     The select consolidated pro forma balance sheet is presented for informational purposes. You should read the select consolidated pro forma balance sheet along with the notes thereto and the other information contained elsewhere in this proxy statement. The select consolidated pro forma balance sheet is based upon preliminary estimates and assumptions and is subject to revision upon completion of the transactions.

SELECT CONSOLIDATED PRO FORMA BALANCE SHEET DATA (UNAUDITED)
(in thousands)

						Pro Forma
	September 30, 2003					Balance Sheet
	as reported	Debits		Credits		September 30, 2003

ASSETS
Cash and Cash Equivalents	$1,395	25,330	(a)	25,928	(b)	$797
Accounts Receivable	5,015					5,015
Accounts Receivable - other	483					483
Notes Receivable	57					57
Deferred Tax Asset	920					920
Other Current Assets	1,430					1,430

Total Current Assets	9,300					8,702

Property, Plant & Equipment (Net)	4,436					4,436

Software Development, net	1,298					1,298
Deferred Tax Asset	1,729					1,729
Intangible & Other Assets (Net)	11,865	150	(c)	433	(d)	11,582
Note Receivable, net of current portion	104					104

Total Other Assets	14,996					14,713

Total Assets	$28,732					$27,851

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts Payable	$1,872					$1,872
Accrued Liabilities	4,273	169	(d)			4,104
Dividends Payable	695	695	(b)			—
Deferred Revenue	486					486
Revolving Line of Credit	950	950	(b)			—
Current Portion of Cap. Leases	292					292
Other Short-Term Borrowings	411					411
Current Portion LT Debt	5,436	5,436	(b)			—

Total Current Liabilities	14,415					7,165

Other Noncurrent Liabilities	196					196
Long-term Debt, net of current portion	18,847	18,847	(b)			—
New Term Debt	—			8,500	(a)	8,500
Capitalized Lease Obligations, net of current	—					—

Total Liabilities	33,458					15,861

Common Stock (no par) Paid in Capital	(7,148)					(7,148)
New Preferred Stock Series	—			16,980	(e)	16,980
Preferred Stock Series B (no par)	114					114
Retained Earnings	2,308	264	(d)			2,044

Total Stockholders’ Deficit	(4,726)					11,990

Total Liabilities and Stockholders’ Deficit	$28,732					$27,851

(a)	To reflect gross proceeds of the $20,000 transaction with Lightyear and $8,500 borrowings under a new credit facility net of transaction costs of $3,170.

(b)	To reflect use of proceeds and payments as follows:

Payoff of current credit facility	$25,233
Series B Accrued and unpaid dividends	$695

$25,928

(c)	To reflect $150,000 in deferred financing costs for new credit facility.

(d)	To reflect write-off of the remaining deferred financing costs associated with the existing credit facility and the related effect on income taxes payable and retained earnings.

(e)	To reflect purchase price of $20,000 net of transaction expenses.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     Private Business is authorized to issue 100 million shares of common stock and 20 million shares of preferred stock. As of December 10, 2003, there were 14,123,733 shares of common stock and 40,031 shares of Series B Preferred Stock issued and outstanding. Each share of Common Stock and each share of Series B Stock will be entitled to one vote at the special meeting. The following table sets forth as of December 10, 2003 information with respect to the beneficial ownership of our outstanding Common Stock by: (i) each director of Private Business; (ii) each executive officer named in the Summary Compensation Table in the Company’s proxy statement for its 2003 annual meeting; (iii) all directors and executive officers as a group; and (iv) each shareholder known by Private Business to be the beneficial owner of more than 5% of its outstanding Common Stock. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock owned by them, except to the extent such power may be shared with a spouse. The transaction will transfer more than 50% of the voting control of the Company to Lightyear.

	Shares of Common Stock
	Beneficially Owned(1)		Pro Forma

Name	Number	Percent	Number	Percent

Summit Partners (2)(3)	1,475,763	10.5	1,475,763	4.7
TA Associates Group (2)(4)	1,475,763	10.5	1,475,763	4.7
William B. King (5)	1,042,005	7.4	1,042,005	3.3
Thomas L. Black (6)	1,273,111	8.9	1,273,111	4.1
Henry M. Baroco (7)	544,363	3.7	544,363	1.8
Gerard M. Hayden, Jr. (8)	89,686	*	89,686	*
Peter S. Scully (9)	56,575	*	56,575	*
Frank W. Brown (10)	24,971	*	24,971	*
Gregory S. Daily (11)	283,045	2.0	283,045	*
Bruce R. Evans (3)	20,833	*	20,833	*
David B. Ingram (12)	51,666	*	51,666	*
Richardson M. Roberts (13)	9,378	*	9,378	*
Glenn W. Sturm (14)	70,510	*	70,510	*
James T. Quinn (15)	32,316	*	32,316	*
Brian P. O’Neill (16)	37,316	*	37,316	*
All directors and executive officers as a group (12 persons) (17)	5,011,667	33.2	5,011,667	14.3
Lightyear PBI Holdings, LLC	0	*	16,000,000	53.1

*	Less than 1%

(1)	The percentages shown are based on 14,123,733 shares of Common Stock outstanding on December 10, 2003. The Pro Forma percentage are based on 30,123,733 shares of Common Stock outstanding, assuming the exercise of the Warrant for 16,000,000 shares of Common Stock. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), shares of Common Stock which a person has the right to acquire pursuant to the exercise of stock options and warrants held by such holder that are exercisable within sixty (60) days of such date are deemed outstanding for the purpose of computing the percentage ownership of such person, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	The address for Summit Partners is care of Summit Ventures V, L.P. at 222 Berkeley Street, 18th Floor, Boston, MA 02116. The address for TA Associates Group is 125 High Street Tower, Suite 2500, Boston, MA 02110.

(3)	Includes 1,143,107 shares held by Summit Ventures V, L.P., 191,144 shares held by Summit V Companion Fund, L.P., 76,457 shares held by Summit V Advisors Fund (QP), L.P., 23,364 shares held by Summit V Advisors Fund, L.P., and 41,691 shares held by Summit Investors III, L.P. Mr. Evans is a general partner of Summit Investors III, L.P. and is a member of Summit Partners, LLC, which is the general partner of Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., and Summit V Advisors Fund, L.P. Mr. Evans may be deemed to share voting and investment power with respect to all shares held by the partnerships. Mr. Evans disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Also includes options to purchase 19,444 shares of common stock.

(4)	Includes 1,122,362 shares owned by TA/Advent VIII, L.P.; 308,805 shares owned by Advent Atlantic & Pacific III L.P.; 22,168 shares owned by TA Executives Fund LLC; 22,428 shares owned by TA Investors LLC. TA/Advent VIII, Advent Atlantic & Pacific III L.P., TA Executives Fund LLC and TA Investors LLC are part of an affiliated group of investment partnerships referred to, collectively, as the TA Associates Group. The general partner of TA/Advent VIII, L.P. is TA Associates VIII LLC. The general partner of Advent Atlantic & Pacific III L.P. is TA Associates AAP III Partners. TA Associates, Inc. is the general partner of TA Associates AAP III Partners, L.P. and the manager of each of TA Associates VIII, LLC, TA Executives Fund, LLC, and TA Investors, LLC is TA Associates, Inc. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all of the shares held of record by the named investment partnerships. Individually no shareholder, director, or officer of TA Associates, Inc. is deemed to have or share voting and investment power. Principals and employees of TA Associates, Inc. comprise the members of TA Investors LLC.

(5)	The address for Mr. King is 201 Summit View Drive, Suite 250, Brentwood, TN 37027. Includes options to purchase 20,833 shares of common stock.

(6)	The address for Mr. Black is P.O. Box 1603 Brentwood, Tennessee, 37024. Includes options to purchase 224,999 shares of common stock.

(7)	Includes options to purchase 442,460 shares of common stock.

(8)	Includes options to purchase 79,686 shares of common stock.

(9)	Includes options to purchase 55,909 shares of common stock.

(10)	Includes options to purchase 3,830 shares of common stock and 4,409 shares owned jointly with his spouse.

(11)	Includes options to purchase 20,833 shares of common stock.

(12)	Includes 13,194 shares owned by Ingram Capital Inc., an entity controlled by Mr. Ingram, as well as 19,444 options to purchase shares of common stock.

(13)	Includes options to purchase 2,129 shares of common stock.

(14)	Includes options to purchase 6,010 shares of common stock.

(15)	Includes options to purchase 32,425 shares of common stock.

(16)	Includes options to purchase 35,195 shares of common stock.

(17)	Includes options to purchase 965,975 shares of common stock.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, and other information filed by us at the Securities and Exchange Commission public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 800-SEC-0330 for further information on public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public from commercial document-retrieval services and the website maintained by the Securities and Exchange Commission at http://www.sec.gov. The proxy statement and these other documents may also be obtained free from the Company.

     You should rely on the information contained in this proxy statement to vote on the proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in the proxy statement is accurate as of any date other than the date hereof, and the mailing of this proxy statement to our shareholders shall not create any implication to the contrary.

SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 2004 Annual Meeting must be received by the Company not later than December 27, 2003 for inclusion in its proxy statement and form of proxy relating to that meeting. Shareholders who intend to present a proposal at the 2004 Annual Meeting without inclusion of such proposal in the Company’s proxy materials are required to provide such proposals to the Company no later than March 11, 2004. Any such proposals, as well as any questions relating thereto, should be directed to Michael Berman, Vice President - General Counsel, 9020 Overlook Blvd., Brentwood, Tennessee, 37027.

OTHER MATTERS

     The board of directors knows of no other matters that will be presented for consideration by the shareholders at the Special Meeting. If any other matters are properly brought before the shareholders at the Special Meeting, it is the intention of the persons named on the accompanying proxy to vote on those matters in accordance with any recommendation by the Board of Directors.

EXHIBIT A

PRIVATE BUSINESS, INC.

AMENDED AND RESTATED

SECURITIES PURCHASE AGREEMENT

DATED AS OF DECEMBER 5, 2003

AS AMENDED AND RESTATED ON DECEMBER 24, 2003

ii

EXHIBIT A	Definitions
EXHIBIT B	Form of Designation of Preferences
EXHIBIT C	Form of Warrant Agreement
EXHIBIT D	Form of Opinion of Counsel for the Company
EXHIBIT E	Form of Amended Bylaws of the Company
EXHIBIT F	Form of Opinion of Counsel for the Investor
EXHIBIT G	Form of Securityholders Agreement
EXHIBIT H	Bank of America Replacement Credit Facility Term Sheet

ANNEX A	Required Consents

iii

SECURITIES PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (as amended and restated, this “Purchase Agreement”), originally entered into as of December 5, 2003 and amended and restated on December 24, 2003, by and among Private Business, Inc., a Tennessee corporation (the “Company”), and Lightyear PBI Holdings, LLC, a Delaware limited liability company (“Investor”).

RECITALS

     A.     The Company and the Investor are executing and delivering this Purchase Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated under the Securities Act and Section 4(2) thereunder.

     B.     Subject to the terms and conditions set forth in this Purchase Agreement, the Investor wishes to purchase from the Company and the Company wishes to sell to the Investor certain preferred stock and warrants as more fully described herein.

     C.     The parties hereto entered into the Securities Purchase Agreement, dated as of December 5, 2003 (the “Original Purchase Agreement”) and they now desire to amend and restate the Original Purchase Agreement to provide, among other things, for (i) revised terms of the Form of Designations of Preferences attached hereto as Exhibit B, (ii) revised terms of the Form of Securityholders Agreement attached hereto as Exhibit G and (iii) the inclusion of the Bank of America replacement credit facility term sheet attached hereto as Exhibit H.

     D.     All references herein to “the date hereof” or “the date of this Purchase Agreement” shall be deemed to refer to December 5, 2003, unless otherwise specified.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.  DEFINITIONS

     For all purposes of this Purchase Agreement, certain capitalized terms shall have the meanings set forth in that Exhibit A, except as otherwise expressly provided herein.

2.  SALE AND PURCHASE OF SHARES

     2.1 Sale and Purchase of Shares. On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, the Company agrees to sell and issue to Investor, and Investor agrees to purchase from the Company on the Closing Date, (i) 20,000 shares of the Company’s Series A Nonconvertible Preferred Stock, no par value (“Series A Stock”) having the rights, preferences and other terms set forth in the Designations of Preferences in the form attached hereto as Exhibit B, and (ii) common stock purchase warrants, in the form attached hereto as Exhibit C (the “Warrants”) to acquire 16,000,000 shares of the Company’s Common Stock at an initial exercise price of $1.25 per share.

     2.2 Purchase Price. The aggregate purchase price for the Series A Stock and the Warrants purchased and sold hereunder is Twenty Million Dollars ($20,000,000) (the “Purchase Price”) payable to the Company by Investor in immediately available funds at Closing.

     2.3 Closing. The closing of the sale and purchase of the Series A Stock and Warrants (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett, LLP 425 Lexington Avenue, New York, New York 10017 within three (3) business days following the later to occur of (i) the date on which the Stockholder Approval (as defined below) is received or (ii) if any of the conditions set forth in Articles 6 and 7 have not been satisfied, then the date on which the last such condition is satisfied or waived or, in any case, such other date as the parties shall mutually agree (the “Closing Date”).

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as specifically set forth on the Disclosure Letter or as specifically disclosed (in a manner that would make the relevance of any particular item to an individual representation reasonably apparent) in the SEC Reports (including the exhibits thereto) filed with the Securities and Exchange Commission (the “SEC”) after January 1, 2003 (the “Covered SEC Reports”), the Company hereby represents and warrants (which representation and warranty shall be deemed to include the disclosure with respect thereto so specified on the Disclosure Letter or in the Covered SEC Reports, as the case may be) to Investor as of the date hereof and as of the Closing Date as follows:

     3.1 Organization and Standing. The Company and each of its subsidiaries (collectively, the “PB Companies”) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority to own, operate and lease its respective Assets and to carry on its respective business as currently conducted. The Company has all requisite power and authority to execute and deliver this Purchase Agreement and to carry out the transactions contemplated hereby. The Company has made available to Investor complete and correct copies of the certificate of incorporation and bylaws of each PB Company, with all amendments thereto, as in effect on the date of this Purchase Agreement. The Company has made available to Investor complete and correct copies of the minutes of all meetings or other actions of the Board of Directors (and all committees thereof) of each PB Company held or taken since January 1, 2002. Each PB Company is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.2 Authorization; No Conflict; Enforcement. (a) The execution, delivery and performance by the Company of this Purchase Agreement and the other Transaction Documents, the fulfillment of and compliance by the Company with the respective terms and provisions hereof and thereof, and the consummation by the Company of the transactions contemplated hereby and thereby have been (or upon delivery will be) duly authorized by all necessary corporate action (which authorization has not been modified or rescinded and is in full force and effect) and, do not and will not: (i) conflict with, or violate any provision of any Law or any provision of the certificate of incorporation or bylaws of any PB Company; (ii) conflict with, or result in any breach of, or constitute a default by any PB Company under any Material Agreement to which any PB Company is a party or by which it or any of its Assets may be bound; or (iii) result in or require the creation or imposition of or result in the acceleration of any indebtedness, or of any Encumbrance of any nature upon, or with respect to, any PB Company or any of the Assets now owned or hereafter acquired by any PB Company. This Purchase Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company and each Transaction Document to be executed by the Company pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

     (b)  No approval, authorization, consent, order, filing, registration or notification is required to be obtained by any of the PB Companies from, or made or given by any of the PB Companies to, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Purchase Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby, other than such consents or approvals as have been duly obtained and are in full force and effect.

     3.3 Capitalization.

     (a)  The authorized capital stock of the Company consists of 120,000,000 shares, consisting of (a) 20,000,000 shares of preferred stock, without par value (the “Preferred Stock”), and (b) 100,000,000 shares of Common Stock, without par value. As of December 24, 2003, (i) 40,031 shares of Series B Preferred Stock, par value $0.01 (the “Series B Stock”) were issued and outstanding, all of which shares were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 14,131,608 shares of Common Stock were issued and outstanding, all of which shares were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (iii) no shares of Common Stock were held in the treasury of the Company and (iv) an aggregate of 2,556,509 shares of Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding stock options (the “Stock Options”) (of which 1,773,056 shares were in respect of vested or exercisable options). All of the shares of Common Stock which may be issued pursuant to the Stock Options will be, when issued in exchange for the applicable exercise price thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. Except (i) as set forth above, (ii) as a result of the exercise of Stock Options outstanding as of November 10, 2003 and referred to above and (iii) issuances of up to 197,444 shares of Common Stock pursuant to the Private Business, Inc. 2000 Employee Stock Purchase Plan there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Company, (c) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of the Company and (d)

no equity equivalents, interests in the ownership or earnings of the Company (including earn-outs or similar rights) or other similar rights (the shares, securities and other rights referred to in clauses (a), (b), (c) and (d), collectively, “Company Securities”). Except for the Stock Options referred to above, (x) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any voting or equity securities or interests of any subsidiary of the Company, (y) there is no voting trust or other agreement or understanding to which the Company or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock or other voting securities of the Company of any of its subsidiaries and (z) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. The Company has heretofore furnished to Investor a complete and correct list, as of November 10, 2003, of the names of each holder of Stock Options, the number of Stock Options held by each such holder, the exercise price and vesting terms for each such Stock Option and any amendments or modifications with respect to any such Stock Options effected since November 10, 2003 (including any changes in the exercise price, changes in or acceleration of the vesting terms and any regranting of Stock Options), which list is accurate and complete as of the date of this Purchase Agreement. The Company has not granted any Stock Options since November 10, 2003.

     (b)  Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights, and all such shares are owned by the Company or another direct or indirect wholly owned subsidiary of the Company free and clear of all Encumbrances of any nature whatsoever. There are outstanding (a) no securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any subsidiary of the Company, (b) no options, warrants or other rights to acquire from the Company or any of its subsidiaries, and no obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any subsidiary of the Company and (c) no equity equivalents, interests in the ownership or earnings of any subsidiary of the Company or other similar rights. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any subsidiary or to provide funds to or make any investment in any such subsidiary or any other entity. The Company has the ability to effect any action requiring the approval of the shareholders of any subsidiary of the Company and to designate all of the members of the board of directors of each subsidiary of the Company. The Disclosure Letter sets forth a complete and correct list of all of the subsidiaries of the Company; such list sets forth the amount of capital stock or other equity or voting securities or interests (i) authorized, (ii) outstanding and (iii) owned by the Company, directly or indirectly, in such subsidiaries. The Disclosure Letter sets forth a complete and correct list of all entities (other than subsidiaries of the Company) in which the Company owns, directly or indirectly, any equity interest; such list sets forth the amount of capital stock or other equity or voting securities or interests (i) authorized, (ii) outstanding and (iii) owned by the Company, directly or indirectly, in such entities.

     3.4 SEC Reports; Financial Statements. (a) The Company has filed all SEC Reports required to be filed by it since January 1, 2001 on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto (and except, in the case of unaudited financial statements, as may be permitted by the requirements of the SEC), and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Such financial statements are in all material respects consistent with the books and records of the Company, which have been maintained accurately and in accordance with applicable Law.

     (b)  None of the PB Companies (a) has any Debt, claims, commitments, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, except for obligations or liabilities: (i) that were incurred after September 30, 2003 in the ordinary course of business consistent (in amount and kind) with past practice which would not reasonably be expected to have a Material Adverse Effect, (ii) reflected in the latest balance sheet of the Company included in the SEC Reports, or (iii) expressly disclosed in this Purchase Agreement or the Disclosure Letter.

     (c)  The Company has timely filed and made available to Investor all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SEC Reports.

     3.5 Material Changes. None of the PB Companies has:

(i) since December 31, 2002, suffered an event, occurrence or development, individually or in the aggregate, that has had or that would reasonably be expected to result in a Material Adverse Effect;

(ii) since September 30, 2003, incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission;

(iii) since December 31, 2002, altered its method of accounting or the identity of its auditors;

(iv) since September 30, 2003, sold, transferred, leased or licensed to others or otherwise disposed of any material assets, property, business or assets, tangible or intangible, except in the ordinary course of business, or canceled or compromised any debt, claim, commitment, obligation or liability or waived or released any right of substantial value, other than in the ordinary course of business consistent in amount and kind with past practice, and not in the aggregate material;

(v) since December 31, 2002, terminated, cancelled, materially modified or received any notice of termination of any Material Agreement (as defined below);

(vi) since September 30, 2003, suffered any damage, destruction or loss (whether or not covered by insurance), in any case or in the aggregate, in excess of $100,000;

(vii) since December 31, 2002, (i) assigned, transferred or granted any rights under, or entered into any Contract or settlement regarding the breach, misappropriation, infringement or violation of, any Intellectual Property Rights, or modified any existing rights with respect thereto or (ii) settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Intellectual Property Rights;

(viii) since December 31, 2002, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or promised to pay (in either case in writing or orally), conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of (A) any present or former director, executive officer or any consultant that is an individual, or (B) any other employee earning total compensation in excess of $80,000 annually, of any of the PB Companies;

(ix) since December 31, 2002, made or rescinded any express or deemed election relating to taxes, amended any tax return or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

(x) paid or agreed to pay any legal, accounting, brokerage, finder’s fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Purchase Agreement or the transactions contemplated hereby;

(xi) since September 30, 2003, made any grant of credit to any customer or distributor on terms or in amounts materially more favorable than had been extended to that customer or distributor in the past;

(xii) since September 30, 2003, amended its charter or bylaws or merged with or into or consolidated with any other Person, subdivided, combined or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

(xiii) since September 30, 2003, made any declaration of, or set aside or paid, any dividend or other distribution (whether in cash, stock or other property) with respect to the capital stock of any PB Company, or issued, pledged or sold any shares of capital stock of, or other equity interest in, any PB Company, or any other securities or rights (including the grant of any stock options), convertible into or exchangeable for or conferring the right to purchase shares of capital stock of, or other equity interests in, any PB Company (or entered into any agreement, arrangement or other understanding to do the same) or directly or indirectly purchased, redeemed, retired or otherwise acquired any shares of capital stock of, or other equity interests in, any PB Company or other securities convertible into, exchangeable for or conferring the right to purchase shares of capital stock of, or other equity interest in, any PB Company (or entered into any agreement, arrangement or other understanding to do the same);

(xiv) since July 29, 2002, (i) loaned or advanced money or other property, or modified or amended the terms of any loan or advance, to any present or former director, officer, employee or consultant of any of the PB Companies, other than advances for travel or other business-related expenses in the ordinary course of business, (ii) established, adopted, entered into, amended or terminated any employee benefit arrangement or collective bargaining agreement (other than as may be required by the terms of an existing employee benefit arrangement or collective bargaining agreement, or as may be required by applicable Law or in order to qualify under Sections 401 and 501 of the Code), or (iii) granted any equity or equity-based awards to any present or former director, officer, employee or consultant of any of the PB Companies; or

(xv) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

     3.6 Internal Accounting Controls. (a) The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of September 30, 2003 (such date, the “Evaluation Date”). Since the Evaluation Date, there have been no significant changes in the Company’s internal controls over financial reporting or, to the Company’s knowledge, in other factors that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has made available to Investor complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

     (b)  Since November 1, 2001 and, to the knowledge of the Company, from January 1, 2001 through November 1, 2001, (i) none of the PB Companies nor, to the knowledge of the

Company, any director, officer, employee, auditor, accountant or representative of the PB Companies, has received or otherwise had or obtained knowledge of any written or material unwritten complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any PB Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim of any type that any PB Company has engaged in improper or illegal accounting or auditing practices and (ii) no attorney representing any PB Company, whether or not employed by such PB Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by such PB Company or any of its officers, directors, employees or agents to the Company or the Board of Directors or any committee thereof or to any director or officer of the Company. Since August 1, 2001 and, to the knowledge of the Company, from January 1, 2001 through July 31, 2001, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, general counsel or the Company’s Board of Directors or any committee thereof.

3.7 Title to Assets. (a) (i) The PB Companies do not own any real property. The Disclosure Letter sets forth all leases, subleases and other occupancy agreements, together with any amendments, modifications and supplements thereto, for any real property to which the relevant PB Company is a party as lessee (the “Lease Agreements”), setting forth, in the case of any such lease, the location and use of such real property. Except in each case as would not be reasonably expected to interfere in any material respect with the current use of such real property, the relevant PB Company has a good, valid and binding leasehold interest in the property that is the subject of the Lease Agreements that shall continue in full force and effect following the consummation of the transactions contemplated hereby, all the aforementioned leased property (collectively, the “Leased Real Property”) being free and clear of all Encumbrances, except for Permitted Encumbrances.

(ii) The Company has provided Investor with a true and complete copy of each Lease Agreement. Each Lease Agreement is legally enforceable against the respective parties thereto, and all rent and other material sums and charges payable thereunder are current. No PB Company is in default under any lease under which it is the lessee of real property, except for such defaults which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect. No PB Company has received any notice from the other party to any Lease Agreement of the termination thereof.

     (b)  Each PB Company has good and marketable title in all personal property owned by it that is material to the business of the Company, in each case free and clear of all Encumbrances, except for Encumbrances related to obligations reflected in financial statements of the Company included in the SEC Reports or for Encumbrances that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company.

     3.8 Insurance. The PB Companies have insurance coverage under policies that: (a) are with insurance companies reasonably believed by the Company to be financially sound and reputable; (b) are in full force and effect and will continue to be in full force and effect immediately following the Closing; (c) are sufficient for compliance by them with all requirements of Law and of all Material Agreements to which they are party; (d) are valid and outstanding policies enforceable against the insurer; and (e) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar properties, and provide adequate insurance coverage in accordance with industry practices for their businesses and Assets.

     3.9 Material Agreements. (a) Except for the Transaction Documents or agreements that are specifically identified in, or included as exhibits to, the Covered SEC Reports, the Company is not a party to:

(i) any collective bargaining agreement;

(ii) any partnership, joint venture or other similar Contract;

(iii) any Contract relating to (1) the acquisition of any business or a substantial portion of the assets of any business or (2) the disposition of all or a substantial portion of the assets of such PB Company (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), including any pledge, guarantee, security agreement, mortgage or similar Encumbrance;

(v) any Contract with any director, officer or key employee or Affiliate of the PB Companies;

(vi) any Contract that would prevent or restrict the timely declaration or payment of any dividends due on the Series A Stock or the Series B Stock; or

(vii) any other written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the SEC under the applicable rules and regulations of the SEC (each Contract required to be disclosed pursuant to clauses (i) through (vii) of this Section 3.9(a) and each other Contract that is material to the Company, collectively, the “Material Agreements”).

     (b)  With respect to each Material Agreement, the PB Companies have in all material respects performed all the obligations required to be performed by them to date thereunder, have received no notice of default and are not in default thereunder, the result of which would, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

     3.10 Litigation; Disputes. There is no action, suit, claim, case, action, litigation, known investigation, arbitration, alternate dispute resolution proceeding or other proceeding (“Action”) or judgment, injunction, decree, order, award, settlement or stipulation rendered by or subject to any Governmental Authority (“Order”), pending or, to the knowledge of the Company, threatened against or involving any PB Company or any of its properties or assets, which, if determined adversely, would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against any PB Company that would, individually or in the aggregate, reasonably be expected to result in liability to the PB Companies in excess of $1,000,000 or would impair or interfere in any material respect with the conduct of the business of the PB Companies.

     3.11 Intellectual Property.

     (a)  The Disclosure Letter contains a true and complete list of the patents, trademarks, trade names, service marks, federally registered copyrights, domain names and applications therefor owned by each PB Company. Each PB Company owns all right, title and interest in and to, or possesses the valid and enforceable rights to use, free and clear of all Encumbrances, all intellectual property owned or used by it including, but not limited to, all United States and foreign patents and applications therefore, trademarks, trade names, service marks, copyrights, know-how, and trade secrets (the “Intellectual Property Rights”), whether or not disclosed in the Disclosure Letter. None of the registered intellectual property included in the Intellectual Property Rights has expired, been cancelled or abandoned.

     (b)  No PB Company has received any communications alleging (and is not aware of any facts that could reasonably be expected to lead to an allegation) that any PB Company does not have valid (ownership or license) title to the Intellectual Property Rights, and no Action is pending or outstanding, or to the knowledge of the Company, is threatened or imminent, that seeks to cancel, limit or challenge the validity, enforceability, ownership or use of any of the Intellectual Property Rights.

     (c)  The Intellectual Property Rights and the use thereof by the PB Companies does not infringe, impair, misappropriate, dilute or otherwise violate (“Infringe”) any patents, trademarks, trade names, service marks, copyrights or other intellectual property of others and to the knowledge of the PB Companies, the Intellectual Property Rights are not being infringed by others. The consummation of the transactions completed hereby will not result in the loss or impairment of any Intellectual Property Rights.

     (d)  Each PB Company has taken appropriate steps to protect and maintain its (i) trade secrets as such, except in cases where it has elected to rely on patent or copyright protection in lieu of trade secret protection and (ii) other Intellectual Property Rights (including, where appropriate, by requiring their current and former employees, contractors and agents to assign to the Company all of their right, title and interest in any Intellectual Property Rights except where the failure to do so would not, individually or in the aggregate, reasonably be expected to impair in any material respect such Intellectual Property Rights). No PB Company has licensed any person or entity to use the Intellectual Property Rights, other than non-exclusive licenses to customers in the ordinary course of business. No PB Company has knowledge of the Infringement of any Intellectual Property Rights by any other person or entity.

     3.12 Employees. With respect to its employees, each PB Company is and has been since January 1, 2002 in substantial compliance with all applicable Laws governing employment and employment practices, terms and conditions of employment and wages and hours, including the Family and Medical Leave Act, laws governing labor relations, and any such laws respecting employment discrimination, and no PB Company has engaged in any unfair labor practice. There is no unfair labor practice charge, litigation, arbitration proceedings, governmental investigation, citation or action of any kind pending or, to the knowledge of the Company, proposed or threatened against it relating to employment, employment practices, terms and conditions of employment or wages and hours. No PB Company has any collective bargaining relationship or duty to bargain with any labor union or organization, and no PB Company has recognized any labor union or organization as the collective bargaining representative of any of its employees nor, to the knowledge of the Company, has there been any union organizing action during the past year with respect to any PB Company.

     3.13 Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) each PB Company complies with all applicable Environmental Laws and has not violated any such laws, and possesses and complies with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and is in compliance with all terms and conditions of any such permit, license or approval and has not violated any such permit, license or approval;

(ii) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company, threatened against any PB Company under any Environmental Law;

(iii) none of the PB Companies have entered into any consent decree or other agreement with any Governmental Authority under any Environmental Law, and none of the PB Companies are subject to any outstanding judgment, decree, order or similar requirement relating to compliance with any Environmental Law or to Hazardous Substances;

(iv) to the knowledge of the Company, no real property currently or formerly owned, operated or leased by any PB Company has been impacted by any release or threatened release of any Hazardous Substance;

(v) no Lien has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by any PB Company;

(vi) no PB Company has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable state law; and

(vii) no property or facility of any PB Company is listed or proposed for listing on the National Priorities List under CERCLA or in the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any Governmental Authority.

     3.14 Employee Benefit Plans.

     (a)  The Disclosure Letter lists a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Purchase Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of each PB Company (the “PB Companies Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by any PB Company or (ii) any PB Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “PB Companies Plans.”

     (b)  With respect to each PB Companies Plan, the Company has provided to Investor a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by any PB Company to the PB Companies Employees concerning the extent of the benefits provided under a PB Companies Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the PB Companies Plans at any time within the twelve months immediately following the date hereof, and (v) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

     (c)  (i) Each PB Companies Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each PB Companies Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and to the knowledge of the Company no condition exists that would subject any PB Company, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each PB Companies Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in Section 4043 of the Code) that could reasonably be expected to result in liability, no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any PB Companies Plan; (vi) there is no present intention that any PB Companies Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any PB Companies Plan at any time within the twelve months immediately following the date hereof; and (v) no PB Companies Plan provides retiree welfare benefits and no PB Company has any obligations to provide any retiree welfare benefits other than as required pursuant to Section 4980B of the Code or other applicable law.

     (d)  No PB Companies Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and no PB Company, nor any member of their Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

     (e)  With respect to any PB Companies Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any PB Companies Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC).

     (f)  No PB Companies Plan exists that, as a result of the execution of this Purchase Agreement or the transactions contemplated by this Purchase Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) the payment to any PB Companies Employee of any money or other property, (ii) the provision of any benefits or other rights of any PB Companies Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any PB Companies Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code.

     3.15 Taxes. Each of the PB Companies has made or filed all federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all Taxes and other governmental assessments and charges that are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and only to the extent that the PB Companies have set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes. No claim for unpaid Taxes has become a Lien against the property of the PB Companies or is being asserted against the PB Companies. No audit or other action by any Governmental Authority has commenced and no notification has been given in writing to the PB Companies that such an audit or other action is pending or threatened with respect to any Taxes due from or with respect to the PB Companies or any Tax return filed by or with respect to the PB Companies. No assessment of Tax has been proposed in writing to the PB Companies against the PB Companies or any of their assets or properties. None of the PB Companies is a party to, bound by or has any obligation under, any Tax sharing, Tax indemnity or similar contract with a party that is not a member of the affiliated group of which the Company is the common parent. None of the PB Companies (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or any of its subsidiaries) filing a consolidated federal income Tax return or (ii) has any liability for the Taxes of any Person (other than the affiliated group of which the Company is the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, by contract or otherwise. Each of the PB Companies has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all respects with all information reporting requirements, in connection with amounts paid or owing to any employee of the Company, creditor, independent contractor or other third party.

     As used herein, “Taxes” shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, privilege, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority. As used herein, “Tax return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     3.16 Transactions With Affiliates. Except as specifically identified in the Covered SEC Reports and except for routine compensation to officers, directors, or employees in accordance with policies duly adopted by the Company’s Board of Directors, none of the Affiliates, officers, directors, or employees of any PB Company is presently a party to any transaction with any PB Company, including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate, officer, director or employee or, to the knowledge of the Company, any person in which any such Affiliate, officer, director, or employee has a substantial interest or is an Affiliate, officer, director, trustee or partner.

     3.17 Investment Company. The Company is not, and after giving effect to the offering and sale of the Securities hereunder and the application of the proceeds thereof as described in this Purchase Agreement will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

     3.18 Compliance with Law; Approvals. The business of each PB Company has been and is presently being conducted in all material respects in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances. Each PB Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.19 Status of Shares. When issued in accordance with this Purchase Agreement, the Series A Stock and Warrants to be issued to Investor will be duly authorized by all necessary corporate action on the part of the Company, and will be validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof and will be free and clear of all Encumbrances except as expressly set forth in the Designation of Preferences, the Warrant or the Securityholders Agreement. The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized by all necessary corporate action on the part of the Company and such shares of Common Stock have been validly reserved for issuance, and when issued upon exercise in accordance with the Warrant will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof and will be free and clear of all Encumbrances except for restrictions on transfer under applicable federal and state securities laws and except as provided in the Securityholders Agreement.

     3.20 Offering of Shares. Assuming the accuracy of the representations and warranties of the Investor set forth in Article 4 hereof, the offer and sale of the Series A Stock and Warrants to Investor is exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Company nor anyone acting on its behalf has taken or will take any action (including any offering of any securities of the Company under circumstances that would require the integration of such offering with the offering of the Series A Stock and Warrants under the Securities Act and the rules and regulations of the Commission thereunder) that would subject the offering, issuance and sale of the Series A Stock and Warrants to the registration requirements of the Securities Act.

     3.21 Receivables. The receivables of each of the PB Companies that are reflected in the latest financial statements of the Company included in the SEC Reports, and all such receivables which have arisen since the date thereof, have arisen only from bona fide transactions in the ordinary course of business. To the Company’s knowledge, there are no facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor (if any) set forth in the latest financial statements of the Company included in the SEC Reports. To the Company’s knowledge, there has not been any material adverse change in the collectability of such receivables since the date of latest financial statements of the Company included in the SEC Reports.

     3.22 Territorial or Other Restrictions. None of the PB Companies (or their Affiliates) are or will be restricted by any Contract with any other Person from carrying on its business or otherwise limiting its ability to compete in any line of business anywhere in the world.

     3.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series B Stock present at the meeting called therefor and entitled to vote thereon, voting as a single class (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary, whether under applicable Law, the rules and regulations of the Nasdaq National Market or the Nasdaq Small Cap Market, or otherwise, to approve the Transaction Documents and the transactions contemplated thereby, including the issuance and terms of the Series A Stock and the Warrants.

     3.24 Takeover Laws; Rights Plan. No “moratorium”, “control share”, “fair price” or other antitakeover laws and regulations, including Tennessee Business Corporation Act (“TBCN”) §§48-103-101 to 48-103-113, §§48-103-201 to 48-103-209, §§48-103-301 to 48-103-312, §§48-103-401 to 48-103-406 and §§48-103-501 to 48-103-505, apply to the Transaction

Documents and the transactions contemplated thereby. As of the date of this Purchase Agreement, the Company does not have any shareholder rights plan in effect.

     3.25 Proxy Statement. None of the information supplied by the Company for inclusion or incorporation by reference in the proxy statement for use relating to the approval by the shareholders of the Company of the Transaction Documents and the transactions contemplated thereby (including the issuance and terms of the Series A Stock and the Warrants) (the “Proxy Statement”), will, at the date it is first mailed to the Company’s shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Investor specifically for inclusion or incorporation by reference in the Proxy Statement.

     3.26 Nasdaq Small Cap Market. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Small Cap Market (“Nasdaq”), and, except as contemplated by this Purchase Agreement, the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq, nor has the Company received any notification that the SEC or the NASD, Inc. is contemplating terminating such registration or listing.

     3.27 No Manipulation of Stock. The Company has not taken, in violation of applicable Law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Common Stock.

     3.28 General Solicitation; No Integration. Neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Series A Stock and the Warrants. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Series A Stock and Warrants sold pursuant to this Purchase Agreement.

     3.29 Regulated Entity. The business operations of the PB Companies are not subject to regulation by any foreign, federal, state or local regulatory agency or body or similar Governmental Authority except as set forth in the Disclosure Letter.

     3.30 Opinion of Financial Advisor. The Company has received the opinion of Raymond James & Associates, Inc., dated the date hereof, to the effect that the consideration to be paid to the Company for the Series A Stock and the Warrants is fair to the Company from a financial point of view. An executed copy of such opinion will be delivered to Investor promptly after it becomes available.

     3.31 Finders; Brokers. Other than Raymond James & Associates, Inc., whose fees shall be paid by the Company, no broker, finder or investment bank, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Purchase Agreement based upon arrangements made by or on behalf of any PB Company. A true and complete copy of the engagement letter between the Company and Raymond James & Associates, Inc. has been previously provided to Investor.

     3.32 Disclosure. No representation or warranty by the Company in this Purchase Agreement or any Transaction Document contains any untrue or misleading statement of a material fact or omits any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

4.  REPRESENTATIONS AND WARRANTIES OF INVESTOR

     Investor hereby represents and warrants to the Company as to itself as follows:

     4.1 Organization and Standing. Investor is duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization and has the full and unrestricted power and authority to carry on its business as currently conducted, to enter into this Purchase Agreement and to carry out the transactions contemplated hereby.

     4.2 Authorization. The execution, delivery and performance by Investor of this Purchase Agreement and all other Transaction Documents contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation by Investor of the transactions contemplated hereby and thereby has been duly authorized, (which authorization has not been modified or rescinded and is in full force and effect), and will not: (a) conflict with, or violate any provision of, any term or provision of Investor’s governing documents or (b) conflict with, or result in any breach of, or constitute a default under, any material agreement to which Investor is a party or by which Investor is bound. No other corporate or shareholder action is necessary for Investor to enter into this Purchase Agreement and all other Transaction Documents contemplated hereby and to consummate the transactions contemplated hereby and thereby.

     4.3 Binding Obligation. This Purchase Agreement constitutes a valid and binding obligation of Investor, enforceable in accordance with its terms. Each Transaction Document to be executed by Investor pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of Investor, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

     4.4 Financing. Investor will have on the Closing Date the funds necessary to pay the Purchase Price on the terms contemplated by this Purchase Agreement.

     4.5 No Registration Under the Securities Act. Investor understands that the Series A Stock and the Warrants to be purchased by it pursuant to the terms of this Purchase Agreement and the Common Stock of the Company for which the Warrants are exercisable have not been registered under the Securities Act or any state securities law and will be issued, in reliance upon exemptions contained in the Securities Act or interpretations thereof and in the applicable state securities laws, and cannot be offered for sale, sold or otherwise transferred unless the Series A Stock or Warrants being acquired hereunder or the Common Stock of the Company for which the Warrants are exercisable subsequently are so registered or qualify for exemption from registration under the Securities Act.

     4.6 Acquisition for Investment. The Series A Stock and the Warrants are being acquired under this Purchase Agreement by Investor in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act. The Series A Stock, the Warrants and the Common Stock issuable upon exercise of the Warrants will not be offered for sale, sold or otherwise transferred by Investor without either registration or exemption from registration under the Securities Act and any applicable state securities laws.

     4.7 Evaluation of Merits and Risks of Investment. Investor has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Series A Stock and Warrants being acquired hereunder. Investor is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Investor understands and is able to bear any economic risks associated with such investment (including the necessity of holding the Series A Stock and Warrants for an indefinite period of time, inasmuch as the Series A Stock and Warrants have not been registered under the Securities Act).

     4.8 Additional Information. Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the accuracy of the information contained herein.

     4.9 Legend.

     (a)  The certificates evidencing the Series A Stock and the Common Stock issuable upon exercise of the Warrants will bear a legend substantially similar to the following:

The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) or state securities laws and cannot be offered, sold or otherwise transferred in the absence of registration or the availability of an exemption from registration under the Act and regulations promulgated thereunder and applicable state securities laws.

     (b)  The warrant agreement evidencing the Warrants will bear a legend substantially similar to the following:

This warrant has not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and may not be offered, sold or otherwise transferred, pledged or hypothecated, nor will any assignee or endorsee hereof be recognized as an owner or holder hereof by the Company for any purpose in the absence of registration or the availability of an exemption from registration under the Act and regulations promulgated thereunder and applicable state securities laws.

     4.10 Proxy Statement. None of the information supplied in writing by Investor for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.11 No Manipulation of Stock. Investor has not taken, in violation of applicable Law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Common Stock.

5.   COVENANTS

     5.1 Interim Operation of the Business. Except as otherwise contemplated by this Purchase Agreement, the Company covenants that until the earlier of the termination of this Purchase Agreement and the Closing, it will, and it will cause the PB Companies to, conduct its business and its operations only in the ordinary course of business and will use, and will cause the PB Companies to use, reasonable best efforts to continue, in a manner consistent with the past practices, to maintain and preserve intact its business and to keep available the services of its present officers and significant employees and to maintain its ordinary and customary relationships with its suppliers, customers and others having business relationships with it with a view toward preserving the business, the assets used therein and the goodwill associated therewith. Without limiting the generality of the foregoing, until the earlier of the termination of this Purchase Agreement and the Closing, the Company shall not, and shall cause the PB Companies not to, without the prior written approval of Investor, take any of the following actions:

     (a)  enter into any direct or indirect transaction with an Affiliate of the Company or a family member or an Affiliate thereof or any entity in which an Affiliate has an interest as a director, officer, or greater than 5% shareholder (including the purchase, sale, lease or exchange of any property, or rendering of any service or modification or amendment of any existing agreement or arrangement);

     (b)  (A) remove the chief executive officer or president (or, if there are no officers with such titles, the officers whose responsibility is executive oversight of the operations of any PB Company) or any executive vice president, or appoint any Person to fill a vacancy in any such office, (B) approve any new, or terminate or modify any existing (x) executive, officer and director compensation plans or agreements or (y) other employee compensation or benefit plan, agreement or arrangement, including any stock option plan, (C) increase the compensation of any present or former director, officer or employee of any PB Company (except as required by applicable law), (D) grant any severance or termination pay to any present or former officer or employee of any PB Company, (E) loan or advance any money or other property to any officer of any PB Company (other than loans or advances for payment of business expenses in the ordinary course of business), or (F) grant any equity or equity-based awards, including any stock options;

     (c)  change the number of directors or the composition or structure of the Board or any Board committee or establish any Board committees and appointments thereto;

     (d)  increase or decrease the total number of authorized or issued shares of capital stock;

     (e)  authorize, create (by way of reclassification or otherwise) or issue any equity securities of the Company, including the Common Stock or any other voting securities of the Company;

     (f)  (A) merge or consolidate with or into any other Person, or acquire another Person, whether in a single transaction or series of related transactions or (B) enter into or approve any proposed transaction or series of related transactions involving a Change of Control Transaction;

     (g)  redeem, acquire or otherwise purchase any share of capital stock of any PB Company, unless, in the case of any Preferred Stock, such redemption, acquisition or purchase is required by the terms of such Preferred Stock;

     (h)  sell or issue any PB Companies’ securities to any third party (other than the Company or any other wholly owned subsidiary of the Company);

     (i)  amend, repeal or alter the Company’s Amended and Restated Charter or Amended and Restated Bylaws;

     (j)  sell or transfer any of the PB Companies’ technology or other Intellectual Property Rights to any other Person, other than in the ordinary course of business;

     (k)  sell, transfer, license, sublicense, lease, rent or otherwise dispose of or encumber any of the properties or Assets of any PB Company, other than in the ordinary course of business;

     (l)  cancel any Debts or waive any material claims or rights pertaining to any PB Company, except in the ordinary course of business;

     (m)  enter into, amend or terminate any Material Agreement or waive or assign any material right thereunder except in the ordinary course of business;

     (n)  except as may be required as a result of a change in Law or in generally accepted accounting principles, including GAAP, change in any material respect any accounting, financial reporting, inventory, or credit allowance principle, practice, method or policy used by the PB Companies;

     (o)  compromise or settle any lawsuit or claim (including any lawsuit or claim involving as a party any Governmental Authority) if such settlement involves (i) aggregate payments by any PB Company in respect of all such lawsuits or claims after the Closing (or forgiveness of amounts payable to any PB Company) in excess of $100,000 or (ii) any material effect on the conduct of the Company’s business or operations;

     (p)  fail to pay accounts payable and other obligations, when they become due and payable, in the ordinary course of business;

     (q)  fail to maintain in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

     (r)  fail to file any Tax return when due (or, alternatively, fail to file for any available extension) or fail to cause such Tax returns when filed to be complete and accurate in all material respects; or

     (s)  enter into any arrangement or contract to do any of the foregoing.

     5.2 Certain Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Purchase Agreement and the Closing:

     (a)  General. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Purchase Agreement including satisfaction, but not waiver, of the Closing conditions set forth in Articles 6 and 7.

     (b)  Notices and Consents. The Company will give any notices to third parties and Governmental Authorities and shall use commercially reasonable efforts to obtain any third party consents that the Investor may reasonably request, which shall include those set forth on Annex A hereto. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any required authorizations, consents, and approvals of any Governmental Authority.

     (c)  Operation of Business. Without the written consent of Investor, and without limiting Section 5.1, the Company shall not engage in any practice, take any action, or enter into any material transaction which is outside the ordinary course of business or that could reasonably be expected to cause the representations and warranties contained in Section 3 to cease to be true and correct in all material respects.

     (d)  Access. The Company shall, and shall cause the officers, employees, agents and advisors to any of the PB Companies to, permit Investor and the officers, employees, agents and advisors of Investor to have complete access at reasonable times to such officers, employees and agents and advisors of any of the PB Companies, and to their business, assets, premises, properties, and personnel and to the financial statements, books and records and other contracts and documents of or pertaining to the PB Companies, and shall furnish Investor such financial, operating and other data and information as Investor may reasonably request. The Company shall coordinate such access through its Chief Financial Officer or other designated officer.

     (e)  Notice of Developments. The Company will give prompt written notice to the Investor of any development causing a breach of any of the representations and warranties in Section 3. Investor shall give prompt written notice to the Company of any development causing a breach of any of its representations and warranties in Section 4. No disclosure by any Party pursuant to this Section 5.2(e), however, shall be deemed to amend or supplement the Disclosure Letter or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, unless the other party consents in writing to the incorporation of such amendment or supplement or disclosure by consummating the transactions contemplated hereby.

     (f)  Proxy Statement and Special Meeting. Promptly following the date of this Purchase Agreement and in no event later than five Business Days thereafter, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared with the SEC and mailed to its shareholders as promptly as practicable after such filing. The Company shall provide Investor with a reasonable opportunity to review the draft Proxy Statement and any amendment or supplement thereto before it is filed with the SEC and shall give reasonable and good faith consideration to including any comments from Investor on such drafts. The Company shall duly call, give notice of and convene the Special Meeting as promptly as practicable after the date hereof, but in any event on or before January 31, 2004, and shall take all lawful action to solicit and obtain the Stockholder Approval. Such solicitation shall include the recommendation of the Board of Directors in favor of the Stockholder Approval. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section. Without limiting the generality of the foregoing, subject to the Company’s rights pursuant to Sections 5.8(b) and 9.1(f), the Company agrees that its obligations under this Section 5.2(f) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal (as defined in Section 5.8).

     (g)  Cooperation. As promptly as practicable following the date of this Purchase Agreement, the Company shall file with the Nasdaq Stock Market or the NASD, as applicable, a supplemental listing application with the Nasdaq Stock Market for the quotation of the shares of Common Stock to be issued upon the exercise of the Warrant and a request for approval of the terms of the transactions contemplated by the Transaction Documents, and shall use its reasonable best efforts to cause such shares to be approved for quotation, subject to official notice of issuance, and to cause such approval to be obtained, in each case as promptly as practicable. The Company shall provide Investor with advance drafts of all such filings, applications and requests and all other filings, submissions or communications to such self-regulatory organizations and any other Governmental Authority, including the SEC, in connection with the transactions contemplated hereby, and shall provide Investor with a reasonable opportunity to review such submissions and comment thereon prior to their filing. The Company shall promptly provide Investor with copies of any written, or shall notify Investor of any oral, communications it shall receive from the NASD, the Nasdaq Stock Market, the SEC or any other Governmental Authority in connection with the transactions contemplated hereby or otherwise.

     5.3 Board of Directors. Prior to the Closing the Company will take all actions necessary to cause the Board of Directors at the Closing to consist of seven (7) directors. Three of the directors shall be Henry M. Baroco, David B. Ingram and Glenn W. Sturm.

     5.4 Use of Proceeds. The Company will use the Purchase Price (i) first to repay Senior Bank Debt at Closing such that immediately following Closing, and after giving effect to the initial use of proceeds, such funded Senior Bank Debt shall be not more than $10 million and (ii) thereafter for general working capital.

     5.5 Filing of Form 8-K; Press Releases. On or before the fifth (5th) Business Day following the date hereof, the Company shall file a Form 8-K with the SEC (the “Initial 8-K”) describing the terms of the transactions contemplated by the Transaction Documents, which shall be mutually acceptable to Investor and the Company. The Company shall file a press release or other announcement of this Purchase Agreement or the transactions contemplated hereby, mutually acceptable to Investor and the Company, concurrently with the filing of the Initial 8-K with the SEC. On or before the fifth (5th) Business Day following the Closing Date, the Company shall file a Form 8-K with the SEC describing the transaction consummated on such date.

     5.6 Directors’ and Officers’ Indemnification and Insurance.

     (a)  Company and Investor agree that all rights to indemnification now existing in favor of any current or former director or officer of the Company as provided in the Company’s charter or bylaws or in a written agreement between any such Person and the Company in effect on the date hereof shall continue in full force and effect until the expiration of all applicable statutes of limitation. Company and Investor also agree that Company shall indemnify all current and former directors and officers of the Company to the fullest extent the Company would be permitted by Tennessee law to indemnify them with respect to all acts and omissions arising out of such individuals’ service as officers or directors of the Company or any of its subsidiaries or as trustees, fiduciaries or administrators of any plan for the benefit of employees occurring prior to the Closing Date.

     (b)  Company and Investor agree that the Company shall cause to be maintained in effect for not less than six years from the Closing Date the current policies of directors’ and officers’ liability insurance maintained by the Company to the extent that it provides coverage for events occurring prior to the Closing Date.

     5.7 Employee Benefits. (a) For not less than 180 days from the Closing Date unless otherwise approved by a majority of the Continuing Directors or their successors or as required by Law, the Investor shall not directly or indirectly cause the Company to cease to (i) provide to the employees of the Company at the Closing Date who continue to be employed by the Company following the Closing Date employee benefits under employee benefit plans that are in the aggregate no less favorable than those provided to such Persons on the date of this Purchase Agreement (excluding equity and equity-based compensation), and (ii) maintain the employment, job title and function, and base salary on the date of this Purchase Agreement of the executive officers of the Company listed in the Disclosure Letter; provided, however, that the foregoing shall not be intended to preclude any action that any directors nominated by Investor may take in carrying out their fiduciary duties to the Company and its shareholders. For the purposes of the preceding sentence, the Chief Executive Officer is deemed not affiliated with Investor. Lightyear agrees that any of the Continuing Directors or their successors shall have the right to enforce, on behalf of the employees of the Company, this Section 5.7(a) as it relates to such employees.

     (b)  The Board of Directors shall take no action which would cause any Stock Options to be vested in respect of any PB Companies Plans in connection with the transactions contemplated hereby.

     (c)  Further, the Board will negotiate in good faith with the current Chief Executive Officer for a definitive employment agreement for an additional multi-year term.

     5.8 Alternative Proposals.

     (a)  From the date hereof through Closing, without limiting any of its other obligations under this Purchase Agreement, the Company agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall direct and cause its and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including an offer to shareholders of the Company) for, or a transaction with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries, (ii) any purchase or sale of all or any significant portion of the assets or 10% or more of the voting securities of it or any of its subsidiaries or (iii) any other transaction that constitutes a “Capital Event” as defined in the Company Credit Agreement (in each case other than the transactions contemplated hereby) (any such proposal or offer being hereinafter referred to as an “Alternative Proposal”). The Company further agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall direct and cause its and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person (other than Investor) relating to an Alternative Proposal, or engage in any negotiations concerning an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal or accept an Alternative Proposal. Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal, or (B) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Alternative Proposal by any such Person, if and only to the extent that, in the case of the actions referred to in clause (B), (i) the Special Meeting shall not have occurred, (ii) the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and outside legal advisors, that (x) such Alternative Proposal would be reasonably likely to result in a Superior Proposal and (y) as a result of such Alternative Proposal, such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law, and (iii) prior to providing any information or data to any Person in connection with an

Alternative Proposal by any such Person, the Board of Directors of the Company receives from such Person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreement with the Investor. In the event an Alternative Proposal is made, the Board of Directors of the Company shall promptly notify Investor of receipt of such proposal, together with the name of such Person and the material terms and conditions of any proposals or offers. The Company agrees that it will keep Investor informed, on a current basis, of the general status and terms of any such proposals or offers and the general status of any such discussions or negotiations. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Proposal or similar transaction or arrangement. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.8 of the obligations undertaken in this Section 5.8. Nothing in this Section 5.8 shall (x) permit the Company to terminate this Purchase Agreement (except as specifically provided in Article 9 hereof) or (y) affect any other obligation of the Company under this Purchase Agreement.

     (b)  Notwithstanding anything in this Purchase Agreement to the contrary, the Company’s Board of Directors shall be permitted at any time prior to the Closing to withdraw, amend or modify its recommendation in respect of the transactions contemplated hereunder, if and only to the extent that, in any such case, (x) the Company shall have received an unsolicited bona fide written Alternative Proposal from a third party and the Company’s Board of Directors concludes in good faith on the basis of the advice of its financial advisors and outside legal counsel (A) that such Alternative Proposal constitutes a Superior Proposal and (B) that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable Law, (y) the Company has complied in all material respects with Section 5.8(a), and (z) the Company shall have notified Investor of such Superior Proposal at least 72 hours in advance of its intention to effect such withdrawal, amendment or modification (which 72-hour period shall be contemporaneous with that provided for in Section 9.1(f)(i) if such notice includes a notice of termination contemplated by such Section).

     (c)  As used in this Purchase Agreement, “Superior Proposal” means a bona fide written Alternative Proposal made by a Person other than Investor, an Affiliate of Investor or any of the officers or directors of the Company or their Affiliates that the Company’s Board of Directors concludes in good faith, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company’s shareholders, from a financial point of view, than the transactions contemplated by this Purchase Agreement, and (ii) is reasonably capable of being completed (provided that for purposes of this definition of “Superior Proposal,” the term Alternative Proposal shall have the meaning assigned to such term in this Section 5.8, except that (w) the reference to “10% or more” in the definition of “Alternative Proposal” shall be deemed to be a reference to “a majority”, (x) “Alternative Proposal” shall only be deemed to refer to a transaction involving voting securities of the Company (and not its subsidiaries), (y) the reference to “assets” shall refer to the assets of the Company and its subsidiaries, taken as a whole, and not the assets of any of the subsidiaries alone and (z) clause (iii) of such definition shall be disregarded with the exception of any Capital Event that shall result in the transfer of beneficial ownership of 30% or less of the Company’s capital stock (or securities convertible thereinto or exercisable or exchangeable therefor)).

     5.9 Structuring Fees and Expenses. At Closing, the Company shall pay to Investor by wire transfer of immediately available funds (or at the option of Investor by offset against the Purchase Price): (a) a structuring fee in the amount of $700,000.00 (the “Structuring Fee”), paid in consideration of the structuring services rendered, which include, but are not limited to, financial advisory services, capital structure review, and corporate governance assessment; and (b) an amount equal to the out-of-pocket third party expenses of Investor which are documented, reasonable, and related to the transactions contemplated hereunder, in an amount not to exceed $500,000 (the “Reimbursed Expenses”).

     5.10 Bylaws. At or prior to the Closing, the Board shall amend the Second Amended and Restated Bylaws of the Company substantially in the form of Exhibit E.

     5.11 Series B Stock. If so requested by Investor, on or prior to Closing, the Company shall cause all accrued and unpaid dividends on the Series B Stock to be paid in full.

     5.12 Resignation of Directors. Upon Closing, resignations of the Company’s existing directors other than the Continuing Directors shall become effective

     5.13 No Shareholder Rights Plan. From the date hereof through the Closing Date, the Company will not adopt, approve, or agree to adopt a shareholder rights plan, or “Poison Pill”.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company under this Purchase Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, and failure of Investor to satisfy any such condition shall excuse and discharge all obligations of the Company to carry out the provisions of this Purchase Agreement, unless such failure is waived in writing by the Company:

     6.1 Representations and Warranties. Each of the representations and warranties made by Investor in this Purchase Agreement or in any Transaction Document furnished by Investor pursuant to this Purchase Agreement shall be true and complete when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date and the Company shall have received a certificate signed by the President of Investor to such effect.

     6.2 Performance. Investor shall have performed and complied with each of the agreements, covenants and conditions required by this Purchase Agreement or any Transaction Document to be performed or complied with by it on or prior to the Closing Date and the Company shall have received a certificate signed by the President of Investor to such effect.

     6.3 Legal Proceedings. No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) that is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Purchase Agreement, other than an action or proceeding instituted or threatened by the Company.

     6.4 Consents and Approvals. The Company shall have received on or prior to the Closing Date all consents, authorizations and approvals of governmental, and private parties, including the Stockholder Approval, which are required to be obtained in order to consummate the transactions contemplated hereby on or prior to the Closing Date.

     6.5 Filing. Articles of Amendment to the Company’s Charter attaching the Designations of Preferences shall have been accepted for filing by the Secretary of State for the state of Tennessee.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE INVESTOR

     The obligations of Investor under this Purchase Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of Investor to carry out the provisions of this Purchase Agreement, unless such failure is waived in writing by Investor:

     7.1 Representations and Warranties. Each of the representations and warranties made by the Company in this Purchase Agreement and the statements contained on the Disclosure Letter and Exhibits attached hereto or in any Transaction Document shall be true and complete when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date and the Investor shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

     7.2 Performance. The Company shall have performed and complied with each of the agreements, covenants and conditions required by this Purchase Agreement to be performed or complied with prior to the Closing Date and the Investor shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

     7.3 Legal Proceedings. No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently settled, dismissed or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Purchase Agreement other than an action or proceeding instituted or threatened by Investor.

     7.4 Consents and Approvals. The Company shall have received on or prior to the Closing Date all consents, authorizations and approvals of governmental and private third parties listed on Annex A hereto, including the Stockholder Approval.

     7.5 Material Adverse Effect. There shall not have occurred or become known to the Investor any events or changes that have had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, before or after giving effect to the transactions contemplated by the Transaction Documents.

     7.6 Filing. Articles of Amendment to the Company’s Charter attaching the Designations of Preferences shall have been accepted for filing by the Secretary of State for the state of Tennessee.

     7.7 Replacement Credit Facility. On or prior to the Closing Date, the Company shall have (i) entered into a replacement credit facility with Bank of America or another lender reasonably acceptable to Investor substantially on the terms set forth in the term sheet attached hereto as Exhibit H, or, to the extent not specifically set forth in such term sheet, on such other terms as are reasonably acceptable to Investor, and that do not adversely affect Investor’s rights in respect of the Series A Stock, the Warrant Agreement or the Warrant Shares and that do permit the payment by the Company of quarterly dividends in the maximum amount payable pursuant to the terms of the Series A Stock and Series B Stock and permit the Company pay to the holders of the Series B Stock any accrued and unpaid dividends on the Series B Stock, which as of the date of the Purchase Agreement was a total of $723,523, and (ii) made a borrowing under such facility in an amount sufficient to (A) repay any Senior Bank Debt then outstanding after application of the Purchase Price in accordance with Section 5.4 and (B) fund the payments due pursuant to Section 5.9.

     7.8 Listing of Shares. The shares of Common Stock issuable upon the exercise of the Warrants shall be authorized for listing on the Nasdaq Small Cap Market, subject to official notice of issuance.

     7.9 NASD Approval. The Company shall have received the approval of the NASD, Inc. under the Voting Rights Policy with respect to the transactions contemplated hereby.

     7.10 Company Credit Agreement. On or prior to the Closing Date, the Company shall have caused (i) the Senior Bank Debt to be repaid to the lenders under the Company Credit Agreement in full satisfaction and discharge of any and all amounts owed thereunder, (ii) the release and discharge of the Company from any further liability or obligation in respect of the Company Credit Agreement and (iii) termination of the Company Credit Agreement (and the release of any security interest in the Collateral (as such term is defined in the Company Credit Agreement).

8.   DELIVERIES AT SIGNING AND CLOSING

     8.1 Deliveries by the Company to the Investor at Signing. At the signing of this Purchase Agreement, the Company shall deliver to Investor the following:

     (a)  an executed copy of this Purchase Agreement;

     (b)  a certified copy of the resolutions adopted by the Board of Directors of the Company authorizing the transactions contemplated by this Purchase Agreement;

     (c)  a certificate of existence as of a date not more than ten days prior to the date hereof issued by the Secretary of State of the state of Tennessee evidencing that the Company is in good standing under the laws of the State of Tennessee; and

     (d)  certified copies of the charter and bylaws of the Company.

     8.2 Deliveries by Investor to the Company at Signing. At the signing of this Purchase Agreement, Investor shall deliver to Company the following:

     (a)  an executed copy of this Purchase Agreement.

     8.3 Deliveries by the Company to Investor at the Closing. At the Closing, the Company shall deliver to Investor the following:

     (a)  an executed stock certificate in definitive form registered in the name of Investor, representing the Series A Stock being purchased by it at the Closing pursuant hereto;

     (b)  an executed warrant agreement in the form of Exhibit C in the name of Investor, representing the Warrants being purchased by it at the Closing pursuant hereto;

     (c)  a certified copy of the resolutions adopted by the Board of Directors and the shareholders of the Company authorizing the transactions contemplated by this Purchase Agreement;

     (d)  an opinion of Harwell Howard Hyne Gabbert & Manner, P.C., counsel for the Company, to the effect and substantially in the form of Exhibit D;

     (e)  a certificate of existence as of a date not more than ten days prior to the Closing Date issued by the Secretary of State of the State of Tennessee evidencing that the Company is in good standing under the laws of the State of Tennessee;

     (f)  certified copies of the charter, the Designations of Preferences and bylaws of the Company;

     (g)  the Structuring Fee and the Reimbursed Expenses as set forth in Section 5.9; and

     (h)  an executed copy of the Securityholders Agreement.

     8.4 Deliveries by the Investor to the Company at the Closing. At the Closing, the Investor shall deliver to the Company the following:

     (a)  a wire transfer of funds to an account designated by the Company in the amount of $20 million representing the purchase price for all shares of Series A Stock and Warrants purchased pursuant hereto;

     (b)  good standing certificate for Investor as of a date not more than ten days prior to the Closing Date issued by the Secretary of State of the State of Delaware;

     (c)  an executed copy of the Securityholders Agreement; and

     (d)  an opinion of Simpson Thacher & Bartlett LLP, counsel for Investor, to the effect and substantially in the form of Exhibit F; provided, however, that the portion of such opinion relating to enforceability of the Securityholders Agreement may be delivered by Waller Lansden Dortch & Davis.

9.   TERMINATION

     9.1 Termination. This Purchase Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing, whether before or after approval by the shareholders of the Company:

     (a)  by mutual written consent, duly authorized by the Investor and the Company;

     (b)  by either the Company or Investor if (i) any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction of or by any court or other Governmental Authority of competent jurisdiction that makes the consummation of the transactions illegal shall be in effect and shall have become final and nonappealable; (ii) the Stockholder Approval shall not have been obtained at the Special Meeting or at any adjournment thereof; or (iii) the Closing shall not have occurred on or prior to the close of business on February 28, 2004, unless, in the case of any clause of this paragraph, such event has been caused by a breach of this Purchase Agreement by the party seeking such termination; provided, however, that in the event all conditions to Closing (other than those that by their terms cannot be satisfied until the Closing Date) shall be satisfied by such date, other than the condition set forth in Section 7.7 and the Company is not in breach of its obligations under Section 5.2(a), such date shall be extended until March 31, 2004;

     (c)  by Investor, if before the Closing, the Board of Directors of the Company (i) has recommended an Alternative Proposal or failed to publicly announce its recommendation against an Alternative Proposal within five business days after the first public announcement of the Alternative Proposal or in any announcement or filing made with respect to an Alternative Proposal pursuant to rules promulgated pursuant to the Exchange Act; (ii) has withdrawn, modified or amended its approval or recommendation of the transactions contemplated hereby; (iii) has executed an agreement in principle or definitive agreement relating to an Alternative Proposal or similar business combination with a third party; (iv) has breached in any material respect any of its agreements set forth in Section 5.8; or (v) resolved to do any of the foregoing;

     (d)  by Investor, if any of the Company’s representations, warranties and covenants contained in this Purchase Agreement shall be materially inaccurate or breached as of the date of this Purchase Agreement, or shall have become materially inaccurate or breached as of a date subsequent to the date of this Purchase Agreement (as if made on such subsequent date) if, after written notice to the Company, the Company shall have failed to cure such breach within ten (10) business days;

     (e)  by Company, if any of the Investor’s representations, warranties and covenants contained in this Purchase Agreement shall be materially inaccurate or breached as of the date of this Purchase Agreement, or shall have become materially inaccurate or breached as of a date subsequent to the date of this Purchase Agreement (as if made on such subsequent date) if, after written notice to the Investor, the Investor shall have failed to cure such breach within ten (10) business days; or

     (f)  by the Company (but only prior to the Special Meeting), if the Board of Directors of the Company shall have determined that an Alternative Proposal constitutes a Superior

Proposal pursuant to, and in accordance with, Section 5.8 hereof and shall have determined to approve such Superior Proposal; provided, however, that (i) the Company shall have provided to Investor 72 hours notice of its intention to terminate this Purchase Agreement pursuant to this Section 9.1(f) (which notice shall specify all material terms and conditions of, and identify the party making, the Superior Proposal), (ii) the Company has complied in all material respects with Section 5.8, (iii) the Superior Proposal is pending at the time of such termination, (iv) the Board of Directors shall have determined in good faith, after giving effect to all concessions and modifications which may be offered by Investor pursuant to clause (v) below, on the basis of the advice of its financial advisors and outside legal counsel, that such proposal is a Superior Proposal and that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable Law, (v) within the 72-hour period referred to in clause (i) above, the Company shall afford Investor the opportunity to modify the terms and conditions of this Purchase Agreement as would enable the Company and Investor to proceed with the transactions contemplated hereby and (vi) it shall be a condition precedent to the termination of this Purchase Agreement by the Company pursuant to this Section 9.1(f) that the Company shall have made the payment of the fee and expenses required by Section 9.3.

     9.2 Effect of Termination. In the event of termination of this Purchase Agreement by either Investor or the Company pursuant to the provisions of Section 9.1, this Purchase Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Investor or their respective officers or directors hereunder (except for obligations in Section 9.3, which shall survive the termination). Except as set forth in Section 9.3, nothing in this Section 9.2 shall relieve any party hereto from liability for any material breach of any covenant or other agreement of such party contained in this Purchase Agreement.

     9.3 Company Termination Fee. If:

     (a)  this Purchase Agreement is terminated pursuant to Sections 9.1(c) or (f); or

     (b)  (x)(A) Investor or the Company terminates this Purchase Agreement pursuant to Section 9.1(b)(ii), (B) the Company terminates this Purchase Agreement pursuant to Section 9.1(b)(iii), or (C) Investor terminates this Purchase Agreement pursuant to Section 9.1(d) as a result of any action taken by or on behalf of the Company or its subsidiaries that causes any representation or warranty hereunder to be materially inaccurate or any covenant hereunder to be breached and in any of cases (A), (B) or (C) an Alternative Proposal shall have been made at any time after the date hereof and prior to the termination of this Purchase Agreement and (y) within 12 months after such termination, the Company enters into an agreement with respect to an Alternative Proposal or an Alternative Proposal is consummated;

then the Company shall pay to Investor, (A) simultaneously with any termination by the Company contemplated by Section 9.3(a) and (B) within one business day following the earlier to occur of the entering into such agreement or the consummation described in clause (y) of Section 9.3(b), a fee, in cash, of $1,100,000 (the “Company Termination Fee”); provided, however, that the Company shall in no event be obligated to pay more than one such fee with respect to all such occurrences and such termination. The Company and Investor agree that any payment required to be made pursuant to this Section 9.3 shall represent liquidated damages and not a penalty for all costs, expenses, and damages (including opportunity costs) incurred by

Investor as a result hereof and shall be the exclusive remedy, when paid, for breach of any representation, warranty, covenant or agreement contained herein.

     9.4 Investor Termination Fee. If this Purchase Agreement is terminated:

     (a)  by Investor for any reason other than pursuant to Sections 9.1(a), (b), (c), (d) or (f), or

     (b)  by the Company pursuant to Section 9.1(e) as a result of any action taken by or on behalf of the Investor following the date hereof with the purpose of causing any representation or warranty of Investor hereunder to be materially inaccurate or any covenant of Investor hereunder to be breached;

then Investor shall, provided the Company is not in breach of its representations or obligations under this Purchase Agreement, within one business day following the date of termination of this Purchase Agreement, pay or cause to be paid to the Company $500,000 (the “Investor Termination Fee”) in cash. The Company and Investor agree that any payment required to be made pursuant to this Section 9.4 shall represent liquidated damages and not a penalty for all costs, expenses, and damages (including opportunity costs) incurred by the Company as a result hereof and shall be the exclusive remedy, when paid, for breach of any representation, warranty, covenant or agreement contained herein.

10.   MISCELLANEOUS

     10.1 Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested by the other party hereto in order to fully effectuate the purposes, terms and conditions of this Purchase Agreement.

     10.2 Expenses. Except as set forth in Section 5.9, each party hereto shall pay its own expenses incident to this Purchase Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

     10.3 Assignment. Investor shall have the right to assign its rights and obligations under this Purchase Agreement, in whole or in part, to an Affiliate or to designate any Affiliate (to the extent permitted by Law) to receive directly the Series A Stock and Warrants to be purchased hereunder or to exercise any of the rights of Investor, or to perform any of its obligations. The Company shall not assign its rights and obligations under this Purchase Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the Investor, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by the Company or Investor of its rights or obligations under this Purchase Agreement release the Company or Investor from their respective liabilities and obligations hereunder.

     10.4 Entire Agreement; Amendment. This Purchase Agreement, including the Disclosure Letter, the Exhibits and other Transaction Documents referred to herein or furnished pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Purchase Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

     10.5 Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Purchase Agreement or under any other Transaction Documents furnished in connection with or pursuant to this Purchase Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

     10.6 Severability. If any part of any provision of this Purchase Agreement or any other agreement or document given pursuant to or in connection with this Purchase Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Purchase Agreement.

     10.7 No Survival. None of the representations and warranties of the Company or Investor in this Purchase Agreement shall survive the Closing.

     10.8 Governing Law. This Purchase Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the state of Delaware.

     10.9 Jurisdiction; No Jury Trial. (a) Each of the parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts located in the State of Delaware, for any actions, suits or proceedings arising out of or relating to this Purchase Agreement and the transactions contemplated hereby (and each of the parties agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process of any action, suit or proceeding brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Purchase Agreement or the transactions contemplated hereby in such federal courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     (b)  Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Purchase Agreement and for any counterclaim therein.

     10.10 Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Purchase Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)	If to the Company:

Private Business, Inc. 9020 Overlook Boulevard, Suite 300 Brentwood, Tennessee 37027 Attention: Henry M. Baroco Facsimile: (615) 565-3177

with a copy (which shall not constitute notice) to:

Harwell Howard Hyne Gabbert & Manner, P.C. 315 Deaderick Street, Suite 1800 Nashville, TN 37238-1800 Attention: Mark Manner Facsimile: (615) 251-1056

If to Investor:

The Lightyear Fund, L.P. 51 West 52nd, 23rd Floor New York, New York 10019 Attention: Bruce Rubin Facsimile: (212) 882-5757

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Caroline B. Gottschalk Facsimile: (212) 455-2502

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be hand delivered, sent, mailed, faxed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt or the delivery receipt being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     10.11 Headings. Section headings contained in this Purchase Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Purchase Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

     10.12 Execution in Counterparts. To facilitate execution, this Purchase Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single Purchase Agreement. It shall not be necessary in making proof of this Purchase Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

     10.13 Binding Effect. Subject to any provisions hereof restricting assignment, this Purchase Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns. Whenever statements as to enforceability are made in this Purchase Agreement, it is acknowledged and agreed that such enforceability may be limited by insolvency, bankruptcy, moratorium, or similar laws, rules and regulations affecting creditors’ rights generally and by general principles of equity.

     10.14 No Third-Party Beneficiaries. Nothing in this Purchase Agreement will be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Purchase Agreement or any provision hereof.

     10.15 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Purchase Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Purchase Agreement and to enforce specifically the terms and provisions of this Purchase Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Securities Purchase Agreement, or have caused this Amended and Restated Securities Purchase Agreement to be duly executed on their behalf, as of the day and year first above written.

PRIVATE BUSINESS, INC.

/s/ Henry M. Baroco

By:	Henry M. Baroco

Its:	Chief Executive Officer

LIGHTYEAR PBI HOLDINGS, LLC

/s/ Bruce Rubin

By:	Bruce Rubin

Its:	Manager

[Signature Page to Amended and Restated Securities Purchase Agreement]

EXHIBIT A
TO AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
DATED AS OF DECEMBER 5, 2003
AND AMENDED AND RESTATED AS OF DECEMBER 24, 2003

DEFINITIONS

     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is controlled by or is under common Control with, such specified Person, for so long as such Person remains so associated to the specified Person.

     “Assets” means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including real and personal property.

     “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

     “Change of Control Transaction” means a change in the beneficial ownership of the Company’s voting stock or a change in the composition of the Board which occurs as follows:

(a) any “person” (as such term is used in section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing fifty percent (50%) or more of the total voting power of the Company’s then outstanding stock (other than Investor);

(b) the Company’s shareholders approve a plan of complete liquidation of the Company or an agreement for the sale, lease or other transfer by the Company of all or substantially all of the Company’s assets (or any transaction having similar effect); or

(c) individuals who were the Board’s nominees for election as Board members immediately prior to a meeting of the Shareholders of the Company involving a contest for the election of Board members shall not constitute a majority of the Board following the election.

     “Code” means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

     “Common Stock” means the common stock no par value, of the Company.

     “Company Credit Agreement” means the Company’s credit agreement dated as of August 7, 1998 by and among the Company, Fleet National Bank and certain other Lenders, as amended by that certain Ninth Amendment to Credit Agreement dated as of April 11, 2003 including any amendment or any replacement thereof.

     “Continuing Directors” means the directors nominated for election to the Board by the Company and their successors, together with any Additional Company Directors (as defined in the Securityholders Agreement) added to the Board pursuant to Section 2.8 of the Securityholders Agreement and their successors. The initial Continuing Directors shall be Henry M. Baroco, David B. Ingram and Glenn W. Sturm.

     “Contract” means any contract, agreement, undertaking, indenture, note, bond, license, loan, instrument, lease, mortgage, commitment or other binding agreement, whether written or oral.

     “Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise).

     “Debt” means, as to any Person, all obligations for payment of principal, interest, penalties and collection costs thereof, with respect to money borrowed, incurred or assumed (including guarantees), and other similar obligations in the nature of a borrowing by which such Person will be obligated to pay.

     “Designations of Preferences” means the Designations of Preferences, Limitations, and Relative Rights of Series A Preferred Stock of Private Business, Inc. attached hereto as Exhibit B.

     “Disclosure Letter” means the disclosure letter delivered to the Investor at or prior to the execution of this Purchase Agreement.

     “Encumbrance” means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Agreement, claim or equity of any kind.

     “Environmental Claims” means any and all written or oral administrative, regulatory or judicial orders, actions, suits, complaints, demands, demand letters, claims, notices of responsibility, information requests, liens, notices of noncompliance or violation, investigations, proceedings or other communications by Person relating in any way to any Environmental Law.

     “Environmental Law” means any and all foreign, federal, state, local or municipal statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment binding on the Company relating to pollution or protection of the environment or health or safety or any chemical, material or substance, that is subject to regulation thereunder.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all laws promulgated pursuant thereto or in connection therewith.

     “Exhibit” means an exhibit attached to the Purchase Agreement.

     “GAAP” means Generally Accepted Accounting Principles in the United States.

     “Governmental Authority” means any federal, state, provincial, local or foreign court, government department, agency, board, commission, regulatory authority or other governmental body or instrumentality.

     “Hazardous Substance” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, molds, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, that are regulated pursuant to or could give rise to liability under any Environmental Law.

     “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including awards of any arbitrator), judgments and decrees applicable to the specified Persons or entities and to the businesses and Assets thereof (including Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection).

     “Material Adverse Effect” means any event, circumstance, occurrence, fact, condition, change or effect that could reasonably be expected to be materially adverse to (i) the business, operations, results of operations, condition (financial or otherwise), prospects, properties, assets or liabilities of the PB Companies taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated hereby.

     “Ordinary Course of Business” means ordinary course of business consistent with prudent business operations.

     “Permitted Encumbrance” means (i) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (iii) mechanics’, materialmens’ or contractors’ liens or encumbrances or any similar lien or encumbrance created by statute for amounts not yet due and payable and (iv) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary course of business of the Company.

     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

     “Purchase Agreement” means this Securities Purchase Agreement, including the Disclosure Letter and all Exhibits hereto.

     “SEC Reports” means all reports or filings (including the schedules and exhibits thereto) filed or furnished by the Company, or required to be filed or furnished by the Company, under the Securities Act or the Exchange Act, or any rule or regulation promulgated thereunder, since January 1, 2001.

     “Section” means a Section (or a subsection) of the Purchase Agreement.

     “Securities Act” means the Securities Act of 1933, as amended, and all laws promulgated pursuant thereto or in connection therewith.

     “Securityholders Agreement” means the Securityholders Agreement by and between the Company and Investor dated as of the Closing Date, attached hereto as Exhibit G.

     “Senior Bank Debt” means the debt represented by the Company’s credit agreement dated as of August 7, 1998 by and among the Company, Fleet National Bank and certain other Lenders, as amended by that certain Ninth Amendment to Credit Agreement dated as of April 11, 2003 including any amendment or any replacement thereof.

     “Special Meeting” means the specially called meeting of the shareholders of the Company called for the purpose of approving the transactions contemplated by this Purchase Agreement and the other Transaction Documents (including the issuance and terms of the Series A Stock and the Warrants).

     “Transaction Documents” means the Purchase Agreement, the Designations of Preferences, the Warrant, the Securityholders Agreement and any other agreement, certificate or signed writing delivered by a party hereto in connection with the transactions contemplated herein.

     “Warrant” means the warrant to purchase the Company’s Common Stock attached hereto as Exhibit C.

     Other Definitional Provisions:

     (a)  The words “herein”, “hereof”, “hereto” and “hereunder” and words of similar import, when used in this Purchase Agreement, shall refer to this Purchase Agreement as a whole and not to any particular provision of this Purchase Agreement.

     (b)  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     (c)  This Purchase Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     (d)  Whenever the words “include”, “including” or “includes” appear in this Purchase Agreement, they shall be read to be followed by the words “without limitation” or words having similar import.

     (e)  Other terms may be defined elsewhere in the text of this Purchase Agreement and, unless otherwise indicated, shall have such meanings throughout this Purchase Agreement.

EXHIBIT B

DESIGNATIONS OF PREFERENCES,
LIMITATIONS, AND RELATIVE RIGHTS OF
SERIES A PREFERRED STOCK OF PRIVATE BUSINESS, INC.

     The Designations granted to and imposed upon the Series A Preferred Stock are as follows:

1.	Number and Designation. 20,000 shares of the preferred stock of the corporation shall be designated as series a preferred stock.

2.	Definitions. For the purposes of these designations, the following terms shall have the meanings specified:

     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. A Person shall be deemed to “control” (including the correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) another Person if the controlling person possesses, directly or indirectly the power to direct or cause the direction of the management or policies, of the controlled person, whether through ownership of voting securities, by agreement or otherwise.

     “Board of Directors” shall mean the board of directors of the Corporation.

     “Bylaws” shall mean the bylaws of the Corporation, as amended.

     “Charter” shall mean the Second Amended and Restated Charter of the Corporation, as amended.

     “Common Stock” shall mean the common stock, no par value per share, of the Corporation.

     “Corporation” shall mean Private Business, Inc., a Tennessee corporation.

     “Designations” shall mean the terms, preferences, limitations and relative rights of the Series A Preferred Stock established hereby and set forth hereinafter.

     “Dividend Payment Date” shall mean January 1, April 1, July 1 and October 1 of each year.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Group” shall mean a group within the meaning of Section 13(d)(3) of the Exchange Act.

     “Lightyear” shall mean Lightyear PBI Holdings, LLC, and its Affiliates.

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     “Liquidation” shall have the meaning provided in Section 4 hereof.

     “Original Issue Date” shall mean, with respect to each share of Series A Preferred Stock, the date on which such share of Series A Preferred Stock is first issued by the Corporation.

     “Original Purchase Price” shall mean with respect to each share of Series A Preferred Stock, $1,000.

     “Person” shall mean any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     “Securities Act” shall mean the federal Securities Act of 1933, as amended.

     “Series A Preferred Stock” shall mean the 20,000 shares of Series A Preferred Stock, without par value per share, hereby designated.

     “Series B Designations” shall mean the terms, preferences, limitations and relative rights of the Series B Preferred Stock established by and set forth in the Designations of Preferences of the Series B Preferred Stock.

     “Series B Preferred Stock” shall mean the 40,032 shares of Series B Preferred Stock, without par value per share, of the Corporation.

     “Voting Power” shall mean, with respect to any issued and outstanding Voting Stock of the Corporation beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, by any Person (including as beneficially owned for purposes of this calculation the Warrant Shares underlying any portion of the Warrant held by such Person; provided, however, that to the extent such Person also owns shares of Series A Preferred Stock, the number of votes that may be cast by such Person in respect of the Series A Preferred Stock shall be deemed to be reduced pursuant to Section 5(b) hereof as if the Warrant Shares beneficially owned by such Person were issued and outstanding), the aggregate number of votes that may be cast in an election of directors of the Corporation by all such Voting Stock divided by the aggregate number of votes that may be cast in an election of directors of the Corporation by all shares of Voting Stock of the Corporation then issued and outstanding (not counting shares held in the treasury of the Corporation but including the Warrant Shares; provided that in making such calculation the number of votes that may be cast by all holders of Series A Preferred Stock shall be deemed to be reduced pursuant to Section 5(b) hereof as if all Warrant Shares relating to the portion of the Warrant then outstanding were outstanding); provided, that in the event any portion of the Warrants shall have been transferred by Lightyear to a third party that is not an Affiliate of Lightyear, the number of votes that may be cast by Lightyear in respect of the Series A Preferred Stock shall be deemed to be reduced pursuant to Section 5(b) hereof as if the shares of Common Stock represented by the portion of the Warrant so transferred had been issued to the holder thereof upon exercise of the Warrant for cash.

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     “Voting Stock” shall mean, with respect to any Person, the capital stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

     “Warrant” shall mean that certain warrant to purchase shares of the Corporation’s Common Stock issued simultaneously with the issuance of the Series A Preferred Stock, as such Warrant may be adjusted from time to time, and any warrant issued in substitution, combination, or subdivision thereof.

     “Warrant Shares” shall mean the shares of the Corporation’s Common Stock issuable upon the exercise of the Warrant, as such Warrant may be adjusted from time to time, and any warrant issued in substitution, combination, or subdivision thereof.

     “Warrant Agreement” shall mean the Warrant Agreement by and between the Corporation and Lightyear, dated as of              ,2004.

3.	Dividend Rights. The following dividend rights shall apply to the Series A Preferred Stock:

     (a)  The holders of then outstanding Series A Preferred Stock shall be entitled to receive cumulative cash dividends when, as and if declared by the Board of Directors out of any funds legally available therefor at the annual rate of 10% of the sum of (i) the Original Purchase Price (subject to adjustment for any stock split, subdivision, combination, consolidation, stock distributions, stock dividends or the like with respect to such shares) and (ii) all accrued and unpaid dividends on such shares of Series A Preferred Stock from the Original Issue Date, payable when and if declared by the Board of Directors, in preference and priority to the payment of dividends on any shares of Common Stock. Dividends shall accumulate and compound quarterly on each share of Series A Preferred Stock from the Original Issue Date, whether or not earned or declared and whether or not there shall be funds legally available for the payment of such dividends. Dividends on each share of Series A Preferred Stock shall accrue and be payable quarterly in arrears on each Dividend Payment Date commencing on the first such date to occur after the Original Issue Date, in preference to dividends on the Common Stock. The Series A Preferred Stock initially shall not be entitled to payment of accrued and unpaid dividends unless and until all accrued and unpaid dividends on the Series B Preferred Stock as of the Original Issuance Date have been paid in full.

     (b)  The dividend rate shall be adjusted each time any portion of the Warrant is exercised. The adjustment shall be calculated as follows:

Z =	X - Y	*	10%

X

Where:	X = the total number of shares issuable under the Warrant;
Y = the total (cumulative for all exercises) number of shares that have been exercised under the Warrant; and

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Z = the new dividend rate

; provided, however, that in the event there is any adjustment to the number of shares issuable under the Warrant, the above calculation shall be made as if such adjustment was made prior to the exercise of any portion of the Warrant and the cumulative number of shares issued under the Warrant shall be such number as would have been issued if all adjustments to the number of shares issuable under the Warrant had occurred prior to any issuance of Warrant Shares.

     (c)  So long as any shares of Series A Preferred Stock shall be outstanding, unless full dividends on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment above set apart, the Corporation shall not declare, pay or set apart for payment any dividend (other than a stock dividend) on the Common Stock or any other stock ranking junior to the Series A Preferred Stock as to liquidation preference, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, the Common Stock or any other stock ranking junior to the Series A Preferred Stock as to liquidation preference or any warrants, rights, calls or options exercisable for or convertible into any of such stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash or obligations of the Corporation or other property (other than distributions or dividends in Common Stock or any other stock ranking junior to the Series A Preferred Stock as to liquidation preference to the holders of such junior stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Common Stock or any other stock ranking junior to the Series A Preferred Stock as to liquidation preference or any warrants, rights, calls or options exercisable for or convertible into any such junior stock unless, prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accrued and unpaid dividends on shares of the Series A Preferred Stock not paid on the dates provided for in Section 3(a) hereof shall have been or be paid or a sum sufficient for the payment is set apart.

     (d)  Each dividend shall be paid to the holders of record of the Series A Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding 45 days nor less than 10 days preceding a Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee thereof.

     (e)  All dividends paid with respect to shares of the Series A Preferred Stock pursuant to Section 3(a) shall be paid pro rata to the holders entitled thereto.

     (f)  So long as any shares of Series A Preferred Stock shall be outstanding, no full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on the Series B Preferred Stock or any other stock ranking on a parity with the Series A Preferred Stock as to liquidation preference (“Parity Stock”) for any period unless full dividends are contemporaneously declared and paid, or declared and a sum set apart sufficient for such payment, on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Series B Preferred Stock or Parity Stock. If any dividends are not paid in full, as aforesaid, upon the shares of the Series A Preferred Stock, the Series B Preferred Stock and any Parity Stock, all dividends declared upon

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shares of the Series A Preferred Stock, the Series B Preferred Stock and any Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock, the Series B Preferred Stock and any Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock, the Series B Preferred Stock and any Parity Stock bear to each other.

4.	Liquidation Rights.

     (a)  Unless otherwise agreed by the holders of a majority of the then outstanding Series A Preferred Stock, voting separately as a class, in the event (i) of any voluntary or involuntary reorganization, reclassification, dissolution, liquidation, or winding-up of the affairs of the Corporation or any filing for bankruptcy or receivership, (ii) any Person or Group other than Lightyear is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Corporation, (iii) the Corporation sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person or Group (other than by way of merger or consolidation), other than Lightyear, (iv) any transaction or series of related transactions if, immediately following such transaction or series of related transactions the holders of Common Stock and the Series A Preferred Stock outstanding immediately prior to such transaction or series of transactions own less than 50% of the outstanding Voting Stock of the surviving or transferee corporation (and its ultimate parent corporation), (v) any merger or consolidation in which the Corporation is not the survivor, or (vi) the adoption of a plan relating to the liquidation or dissolution of the Corporation (each of (i) through (vi), a “Liquidating Event”) the holders of shares of Series A Preferred Stock shall be entitled before any distribution is made upon any stock of the Corporation, other than the Series A Preferred Stock or, to the extent required by the Series B Designations or applicable law, the Series B Preferred Stock, to receive a mandatory preferential payment from the assets of the Corporation available for distribution to its stockholders of an amount of cash or property (to the extent of funds legally available therefor), equal to (i) the Original Purchase Price for each share of Series A Preferred Stock then held thereby, as adjusted for any stock split, subdivision, combination, consolidation stock distributions, stock dividends or the like with respect to such shares (the “Series A Base Preference Amount”) plus (ii) an amount equal to all accrued but unpaid dividends with respect to Series A Preferred Stock computed to the date fixed for such Liquidating Event (including an amount equal to a prorated dividend from the last Dividend Payment Date to the date fixed for such Liquidating Event), such amount payable with respect to one share of Series A Preferred Stock being sometimes referred to as the “Series A Liquidation Payment” and with respect to all shares of Series A Preferred Stock being sometimes referred to the “Series A Liquidation Payments.” The Series A Preferred Stock shall, to the extent required by the Series B Designations or applicable law, rank on a parity with the Series B Preferred Stock as to the receipt of such respective preferential amounts for each such Series upon the occurrence of such event. After payment to the holders of the Series A Preferred Stock of the full amount of the Series A Liquidation Payments (and payments to the holders of the Series B Preferred Stock of any preferential amounts due to them), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock.

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     (b)  All the preferential amounts to be paid to the holders of Series A Preferred Stock under this Section 4 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of shares of Common Stock or any class or series of stock of the Corporation ranking junior to Series A Preferred Stock in connection with a Liquidating Event as to which this Section 4 applies. If the assets or surplus funds to be distributed to the holders of Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts payable to such holders, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock and each other series of stock ranking on a parity with the Series A Preferred Stock with respect to a Liquidating Event in proportion to the full amount each such holder is otherwise entitled to receive.

     (c)  In the event the outstanding shares of Series A Preferred Stock are subdivided into a greater number of shares of Series A Preferred Stock, the Series A Base Preference Amount and Series A Liquidation Payment in effect immediately prior to such subdivision shall, simultaneously with the effectiveness of such subdivision, be proportionately reduced (as appropriate), and, conversely, in case outstanding shares of Series A Preferred Stock shall be combined into a smaller number of shares of Series A Preferred Stock, the Series A Base Preference Amount, and Series A Liquidation Payment, in effect immediately prior to each such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased (as appropriate).

     (d)  In the event of any Liquidating Event that will involve the distribution of assets other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined by the Board of Directors of the Corporation in its good faith exercise of its reasonable business judgment; provided, however, that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

5.	Voting Rights. The following voting rights shall apply to the Series A Preferred Stock:

     (a)  Subject to adjustment pursuant to Section 5(b), the holders of Series A Preferred Stock shall have the right to vote along with the holders of the Common Stock, with each share of Series A Preferred Stock entitled to 800 votes. Except as specifically provided in Section 9 below or in T.C.A. Sections 48-20-104 and 48-21-104 or in any contractual arrangement between the holders of the Series A Preferred Stock and the Corporation, the holders of the Series A Preferred Stock shall have no rights to vote as a separate class of securities.

     (b)  The number of votes per share of Series A Preferred Stock shall be adjusted each time any portion of the Warrant is exercised. The adjustment shall be calculated as follows:

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Z =	X - Y	*	800

X

Where:	X =	the total number of shares issuable under the Warrant,
	Y =	the total (cumulative for all exercises) number of shares that have been exercised under the Warrant; and
	Z =	the new number of votes per share of Series A Preferred Stock.

; provided, however, that in the event there is any adjustment to the number of shares issuable under the Warrant, the above calculation shall be made as if such adjustment was made prior to the exercise of any portion of the Warrant and the cumulative number of shares issued under the Warrant shall be such number as would have been issued if all adjustments to the number of shares issuable under the Warrant had occurred prior to any issuance of Warrant Shares.

6.	Conversion. The Series A Preferred Stock shall have no conversion rights.

7.	Redemption. The Series A Preferred Stock is not redeemable.

8.	Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on a Liquidating Event, rank senior to all classes of common stock of the Corporation (including, without limitation, the Common Stock) and each other class of capital stock or series of preferred stock hereafter created which does not expressly provide that it ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution. The Series A Preferred Stock shall, with respect to dividend rights and rights on a Liquidating Event, rank on a parity with each class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution. The Series A Preferred Stock shall, with respect to dividend rights and rights on a Liquidating Event, rank junior to each class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution.

9.	Covenants. In addition to any other rights afforded by law to holders of the Series A Preferred Stock:

     (a)  For so long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, and shall cause its subsidiaries not to, without first obtaining the affirmative vote or written consent of the holders of at least 50% of the authorized and outstanding shares of Series A Preferred Stock, voting as a single class:

(i) amend, alter or change any provision of, or add to or repeal any provision of, the Corporation’s Charter, including the Designation of Preferences for the Series B Preferred Stock so as to adversely affect the rights, preferences, privileges or powers of the Series A Preferred Stock;

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(ii) amend, alter or change any provision of, or add to or repeal any provision of, the Corporation’s Bylaws so as to adversely affect the rights, preferences, privileges or powers of the Series A Preferred Stock;

(iii) amend, alter or change the rights, preferences, privileges or powers of the Series A Preferred Stock or any provision of this Designation of Preferences;

(iv) increase or decrease the authorized number of shares of Series A Preferred Stock;

(v) authorize or issue shares of any class or series of stock (or other securities or rights convertible or exercisable into or otherwise entitling the holder thereof, directly or indirectly, to receive shares of such class or series of stock) having any preference or priority as to dividends, liquidation preferences (including rights on liquidation, winding up or dissolution), or voting rights senior to or on parity with any such preference or priority of the Series A Preferred Stock;

(vi) (A) declare or pay any dividend or make any distribution to the holders of the Common Stock or any other security having preference or priority as to dividends on a parity with or junior to the Series A Preferred Stock or (B) purchase, redeem or otherwise acquire or retire for value any capital stock of the Corporation or any subsidiary (other than pursuant to employee plans);

(vii) voluntarily take or agree to take any action referred to in clause (i) of the definition of Liquidating Event;

(viii) enter into any direct or indirect transaction by the Corporation or any of its Subsidiaries with an Affiliate of the Corporation except (A) transactions in the ordinary course of business consistent with past practices that are on terms and conditions no less favorable to the Corporation or such Subsidiary than could be obtained on an arm’s length basis from unrelated third parties or (B) transactions between the Corporation and any of its wholly-owned Subsidiaries not involving any other Affiliate; or

(ix) enter into any arrangement or contract to do any of the foregoing.

     (b)  For so long as the Series A Preferred Stock held, directly or indirectly, by Lightyear and its Affiliates represents at least 10% (or, in the case of clauses (i), (ii), (v), (vi) and (vii) below, 25%) of the issued and outstanding Voting Power of the Corporation (provided, however, that for purposes of the foregoing calculation, shares of Voting Stock or securities of the Corporation convertible into, or exchangeable or exercisable for, Voting Stock (or shares of Voting Stock issued upon the exercise thereof) issued after the time that the directors of the Corporation nominated by Lightyear shall cease to represent a majority of the Board of Directors shall not be taken into account in determining the Voting Power represented by shares of Series A Preferred Stock owned, directly or indirectly, by Lightyear), the Corporation shall not, and shall cause its subsidiaries not to, without first obtaining the affirmative vote or written consent of the holders of at least 50% of the authorized and outstanding shares of Series A Preferred Stock, voting as a single class:

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(i) acquire securities or assets of another Person (whether any such acquisition was effectuated by merger, consolidation or otherwise) whether in a single transaction or series of related transactions having an aggregate purchase price in excess of $100,000;

(ii) sell, lease, transfer or dispose of securities or assets of (including any spin-off or in-kind distribution to shareholders of the Corporation), whether in a single transaction or series of related transactions having aggregate proceeds in excess of $100,000;

(iii) engage in any transaction or series of related transactions constituting a Liquidating Event (other than the actions referred to in clause (i) thereof);

(iv) increase the number of directors or change the structure of the Board;

(v) (A) remove the chief executive officer or president (or, if there are no officers with such titles, the officers whose responsibility is executive oversight of the Corporation’s and its Subsidiaries’ operations), or appoint of any person to fill a vacancy in any such office, or (B) approve any new, or modify of any existing, compensation or benefit plan, agreement or arrangement in which or to which the chief executive officer or president (or other executive officer as aforesaid) or any member of the Board of Directors is a participant or is a party, offered by the Corporation or any of its Subsidiaries, including any stock option plan;

(vi) incur any additional indebtedness for borrowed money in excess of $5 million, except (a) any refinancing of existing indebtedness or existing commitments under the Company Credit Agreement; provided that (i) the aggregate principal amount of “refinancing indebtedness” or commitments does not exceed the principal amount or commitment amount of the indebtedness refinanced and (ii) the “refinancing indebtedness” has a final maturity and “average life” later than that of the indebtedness being refinanced; or

(vii) amend, alter or change the annual budget or business plan of the Company as approved by the Board for the then current fiscal year; or

(viii) enter into any arrangement or contract to do any of the foregoing.

10.	Notices. Any notice required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is addressed and delivered to each holder of record at his address appearing on the books of the Corporation (with the return receipt or the delivery receipt being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation. Notice by any other means shall not be deemed effective until actually received.

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EXHIBIT

WARRANT AGREEMENT

Dated as of           , 2004

between

PRIVATE BUSINESS, INC.

and

LIGHTYEAR PBI HOLDINGS, LLC

          WARRANT AGREEMENT (this “Agreement”), dated as of           , 2004 between PRIVATE BUSINESS, INC., a Tennessee corporation (the “Company”), and LIGHTYEAR PBI HOLDINGS, LLC, a Delaware limited partnership (the “Initial Holder”).

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          1. Grant. The Company hereby grants to the Initial Holder warrants (“Warrants”) which shall entitle the registered holder thereof to purchase from the Company, at any time or from time to time hereafter until 5:00 P.M., New York time, on           , 2014 (the “Expiration Date”), up to 16,000,000 shares (the “Warrant Shares”) of Common Stock, no par value, of the Company (“Common Stock”), subject to adjustment as provided in Section 6, at the exercise price of $1.25 per share, subject to adjustment as provided in Section 6 (the “Exercise Price”), all subject to the terms and upon the conditions set forth herein. Each Warrant not exercised or deemed exercised on or prior to the Expiration Date shall become invalid and all rights thereunder, and all rights in respect thereof under this Agreement, shall cease as of that time.

          2. Warrant Certificates. The Warrants shall be evidenced by certificates issued pursuant to this Agreement (the “Warrant Certificates”) in the form set forth in Exhibit A hereto, with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by this Agreement.

          3. Exercise of Warrant.

          (a) General. Subject to the provisions of this Agreement, upon surrender to the Company at its principal office of a Warrant Certificate with the annexed Form of Election to Purchase duly executed, together with payment in accordance with Section 3(b) of the Exercise Price then in effect, the Company shall issue and deliver promptly to the registered holder of such Warrant Certificate, a certificate or certificates for the Warrant Shares or other securities or property to which the registered holder is entitled, registered in the name of such registered holder or, upon the written order of such registered holder, in such name or names as such registered holder may designate; provided, however, that if such exercise would result in the Initial Holder acquiring beneficial ownership of Common Stock (together with all other Common Stock owned by the Initial Holder at such time) with a value in excess of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), notification threshold (the “HSR Threshold”), then only the exercise of those Warrants which when exercised do not exceed the HSR Threshold shall be exercised and the Form of Election to Purchase shall be deemed to relate only to such Warrants. The exercise of additional Warrants in excess of the HSR Threshold shall not occur until the Initial Holder has received approval of such exercise under the HSR Act or the time for such approval has passed. In the case of an exercise of Warrants, any certificate or certificates representing Warrant Shares shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become the holder of record of the Warrant Shares as of the date of the surrender of such Warrant Certificate (together with such duly executed Form of Election to Purchase) and payment of the Exercise Price.

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          (b) Payment. Payment of the Exercise Price shall be made, at the option of the registered holder of the Warrants, (i) in cash, (ii) by wire transfer payable to the order of the Company, (iii) on a net basis, such that without the exchange of any funds, such holder receives that number of Warrant Shares that would otherwise be issuable upon a cash exercise of such Warrants less that number of Warrant Shares having a current market price equal to the aggregate Exercise Price that would otherwise have been paid by such holder for the number of Warrant Shares with respect to which such Warrant is being exercised or (iv) in shares of Series A Preferred Stock of the Company (the “Series A Preferred Stock”), such that without the exchange of any funds, such holder receives that number of Warrant Shares issuable upon a cash exercise of such Warrants upon surrender to the Company of that number of shares of Series A Preferred Stock having an aggregate Series A Liquidation Payment (as defined in the Designation of Preferences of the Series A Preferred Stock) equal to the aggregate Exercise Price that would otherwise have been paid by such holder for the number of Warrant Shares with respect to which such Warrant is being exercised. In the case of clauses (iii) and (iv) of the preceding sentence, such exchange shall be treated by the parties as a recapitalization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted by applicable law. For the purpose of any computation under this paragraph 3(b), the current market price per share of Common Stock on any day shall be deemed to be the average of the Closing Prices of the Common Stock for the ten (10) consecutive trading days ending on the day before the day the Warrant Certificate (together with a duly executed Form of Election to Purchase) is delivered to the Company. The term “Closing Price” shall mean, for each trading day, the last reported sale price regular way on the principal national securities exchange on which the Common Stock is then listed or admitted for trading or, if the Common Stock is not listed on a national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose. If for any reason the current market price per share cannot be determined pursuant to the foregoing provisions of this paragraph, the current market price per share shall be the fair market value thereof as determined by an independent (i.e. not having any significant relationship with the Company or Investor or its affiliates) appraiser or investment bank chosen by the members of the Company’s Board of Directors (the “Board”) that are not affiliated with the Initial Holder.

          (c) Exercise in Whole or in Part. The purchase rights evidenced by a Warrant Certificate shall be exercisable, at the election of the registered holder thereof, in whole or in part, but only for lots of 10,000 Warrant Shares or integral multiples thereof if less than all the Warrants then held by such registered holder are being exercised. If less than all of the Warrant Shares purchasable under any Warrant Certificate are purchased, the Company shall cancel such Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant Certificate of like tenor for the remaining number of Warrant Shares purchasable thereunder.

          (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon exercise of any Warrants. Instead the Company shall round the results of an exercise up to the nearest full share of Common Stock.

          (e) Reservation of Shares. The Company will at all times reserve and keep available out of its authorized Common Stock solely for the purpose of issuance upon exercise of the Warrants as herein provided, such number of shares of Common Stock as shall from time to

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time be issuable upon the exercise of all outstanding Warrants. All shares of Common Stock that may be issued upon exercise of the Warrants will, upon issuance, be validly issued, fully paid and nonassessable and not subject to preemptive rights of any stockholder.

          (f) Legend on Warrant and Stock Certificates. The Warrant Certificates and any other instruments which evidence the shares issued upon exercise of the Warrants shall, unless no longer required in the reasonable judgment of the Company or as set forth in an opinion of counsel reasonably acceptable to the Company, bear a legend substantially to the following effect in conspicuous print:

THIS WARRANT HAS OR AS APPLICABLE, THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER OR HOLDER HEREOF BY THE COMPANY FOR ANY PURPOSE, UNLESS AND UNTIL THIS WARRANT IS REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

          (g) Acknowledgment of Continuing Obligation. The Company will, at the time of any exercise of the Warrants in whole or in part, upon request of the registered holder, acknowledge in writing its continuing obligation to such registered holder in respect of any rights to which the registered holder shall continue to be entitled after exercise in accordance with the Warrants; provided, however, that the failure of the registered holder to make any such request shall not affect the continuing obligation of the Company to the registered holder in respect of such rights.

          4. Restrictions on Transfer.

          (a) Warrant Register. The Company shall maintain at its principal office a Warrant Register for registration of Warrant Certificates and transfers thereof. The Company shall initially register the outstanding Warrants in the name of the Initial Holder. The Company may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof and of the Warrants represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificates made by any person) for the purpose of any exercise thereof or any distribution to the holder(s) thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. For the purpose of this Agreement, all references to a holder herein shall refer to a registered holder of Warrants.

          (b) Warrants and Warrant Shares Not Registered. Each registered holder of the Warrants, by acceptance thereof, represents and acknowledges that the Warrants and the Warrant Shares which may be purchased upon exercise of a Warrant are not registered under the Securities Act of 1933, as amended (the “Securities Act”), that the issuance of the Warrants and the offering and sale of such Warrant Shares are being made in reliance on the exemption from registration afforded by Rule 506 of Regulation D as promulgated under the Securities Act and

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Section 4(2) thereunder as not involving any public offering and that the Company’s reliance on such exemption is predicated in part on the representations made by the Initial Holder of the Warrants to and with the Company that such holder (1) is acquiring the Warrants in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act, (2) is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, and (3) has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Warrants. Neither the Warrants nor the related Warrant Shares may be transferred except (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to Rule 144 under the Securities Act if the transferor delivers a certificate, in form and substance reasonably satisfactory to the Company, that such transfer complies with the requirements of Rule 144, or (iii) pursuant to any other available exemption from registration if such transferee makes the representations set forth in the preceding sentence in writing to the Company and provides to the Company an opinion of counsel in a form reasonably satisfactory to the Company.

          (c) Notice and Registration of Transfer. Each registered holder of the Warrants, by acceptance thereof, agrees that prior to any disposition by such holder of the Warrants or of any Warrant Shares, such holder will give written notice to the Company expressing such holder’s intention to effect such disposition and describing briefly such holder’s intention as to the manner in which the Warrants or the Warrant Shares theretofore issued or thereafter issuable upon exercise hereof, are to be disposed of, whereupon, but only if such transfer is permitted pursuant to paragraph 4(b) above, such transferring holder shall be entitled to dispose of the Warrants and/or the Warrant Shares theretofore issued upon the exercise thereof, all in accordance with the terms of the notice delivered by such holder to the Company. In the event of such transfer, the Company shall register the transfer of any outstanding Warrants in the Warrant Register upon surrender of the Warrant Certificate(s) evidencing such Warrants to the Company at its principal office, accompanied by a written instrument of transfer in form reasonably satisfactory to it, duly executed by the registered holder thereof. Upon any such registration or transfer, new Warrant Certificate(s) evidencing such transferred Warrants shall be issued to the transferee(s) and, if less than all of the Warrants are to be transferred, the transferor, and the surrendered Warrant Certificate(s) shall be canceled.

          5. Special Agreements of the Company. The Company covenants and agrees as follows:

          (a) Listing on Securities Exchanges. If the Common Stock is listed on a stock exchange or quoted on the Nasdaq National Market or the Nasdaq Small Cap Market, the Company will use its reasonable best efforts to procure at its sole expense the listing of all Warrant Shares (subject to issuance or notice of issuance) on all stock exchanges on which the Common Stock is then listed, or the quotation of the Warrant Shares on the Nasdaq National Market or the Nasdaq Small Cap Market, as the case may be, and maintain the listing or quotation of such shares and other securities after issuance.

          (b) Actions in Avoidance; Non-Dilution. The Company will not, by amendment of its Amended and Restated Charter, as amended, or through any reorganization, transfer of assets, consolidation, merger, issue or sale of securities or otherwise, avoid or take any action which would have the effect of avoiding the observance or performance of any of the

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terms to be observed or performed hereunder by the Company but will at all times in good faith assist in carrying out all of the provisions of the Warrants and in taking all of such action as may be necessary or appropriate in order to protect the rights of the registered holders of the Warrants against impairment. Without limiting the generality of the foregoing, the Company will (a) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (b) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

          If any shares of Common Stock required to be reserved for purposes of exercise of Warrants would require, under any federal law (other than the Securities Act), registration with or approval of any governmental authority, before such shares may be issued upon exercise, the Company will use its reasonable best efforts to cause such shares to be duly registered or approved by such governmental authority, at its expense.

          6. Adjustment of Exercise Price and Number of Warrant Shares Issuable. The number and kind of shares purchasable upon the exercise of Warrants and the Exercise Price shall be subject to adjustment from time to time as follows:

          (a) In case the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company in Common Stock other than the payment of regularly scheduled dividends on any series of preferred stock, the Exercise Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Exercise Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such dividends and distributions. For the purposes of this paragraph 6(a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

          (b) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Exercise Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Exercise Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be increased to equal the product of the Exercise Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be. Such reduction or increase, as the case may be,

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shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

          (c) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock (A) evidences of its indebtedness or (B) shares of any class of capital stock, cash or other property or assets (including securities, but excluding any dividend or distribution referred to in paragraph 6(a) or 6(b) above), then in each case, the Exercise Price in effect at the opening of business on the day following the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be adjusted by multiplying such Exercise Price by a fraction of which the numerator shall be the current market price per share (determined as provided in paragraph 6(e) below) of the Common Stock on such date of determination less the then fair market value as determined by the Board (whose determination shall be conclusive) of the portion of the capital stock, cash or other assets or evidences of indebtedness so distributed (and for which an adjustment to the Exercise Price has not previously been made pursuant to the terms of this paragraph 6) applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately after the opening of business on the day following such date of determination of the holders entitled to such distribution.

          (d) The reclassification or change of Common Stock into securities, including securities other than Common Stock, (other than any reclassification upon a consolidation or merger to which paragraph 6(l) below shall apply) shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be “the date fixed for the determination of holders of Common Stock entitled to receive such distribution” within the meaning of paragraph 6(c) above), and (B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision or combination becomes effective” within the meaning of paragraph 6(b) above).

          (e) If the Common Stock is listed or admitted to trading on a principal national securities exchange in the United States, the Nasdaq National Market or the Nasdaq Small Cap Market or in the over-the-counter market, for the purpose of any computation under this Section 6, the current market price per share of Common Stock on any day shall be deemed to be the average of the Closing Prices of the Common Stock for the 10 consecutive trading days immediately preceding the trading day before the day in question; provided that, in the case of paragraph 6(c), if the period between the date of the public announcement of the dividend or distribution and the date for the determination of holders of Common Stock entitled to receive such dividend or distribution shall be less than 10 trading days, the period shall be such lesser number of trading days but, in any event, not less than five trading days;

          (f) If the Common Stock is not quoted or listed by any such organization, exchange or market, the current market price per share shall be the fair market value thereof as determined by an independent (i.e. not having any significant relationship with the Company or Investor or its affiliates) appraiser or investment bank chosen by the members of the Company’s Board that are not affiliated with the Initial Holder.

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          (g) No adjustment in the Exercise Price need be made until all cumulative adjustments amount to 1% or more of the Exercise Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 6 shall be made to the nearest 1/1,000th of a cent or to the nearest 1/1,000th of a share, as the case may be.

          (h) For purposes of this paragraph 6, “Common Stock” includes any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of paragraph 6(k) below, shares issuable on exercise of the Warrants shall include only shares of the class designated as Common Stock of the Company on the date hereof or shares of any class or classes resulting from any reclassification thereof and which have no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

          (i) No adjustment in the Exercise Price shall reduce the Exercise Price below the then par value of the Common Stock. The Company hereby agrees with each holder of Warrants that it shall not increase the par value of the Common Stock. No adjustment in the Exercise Price need be made under paragraphs 6(a) and 6(c) above if the Company issues or distributes to each registered holder of Warrants the shares of Common Stock, evidences of indebtedness, assets or other property, rights, options or warrants referred to in those paragraphs which each registered holder would have been entitled to receive had the Warrants been exercised prior to the happening of such event or the record date with respect thereto.

          (j) Whenever the Exercise Price is adjusted pursuant to paragraphs 6(a), 6(b) or 6(c) above, (A) the number of Warrant Shares purchasable upon exercise of any Warrant shall be adjusted by multiplying such number of Warrant Shares by a fraction the numerator of which is the Exercise Price immediately prior to such adjustment and the denominator of which is the Exercise Price immediately after such adjustment and (B) the Company shall promptly mail to registered holders of Warrants, first class, postage prepaid, a notice of the adjustment together with a certificate from the Company’s independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct.

          (k) If:

(A) the Company plans to take any action which would require an adjustment in the Exercise Price pursuant to this paragraph 6;

(B) the Company plans to consolidate or merge with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Company must approve the transaction; or

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(C) there is to be a dissolution or liquidation of the Company;

the Company shall mail to registered holders of the Warrants, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Company shall mail the notice at least 15 days before such proposed record or effective date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (A), (B) or (C) of this paragraph 6(k).

          (l) In the case of any consolidation of the Company or the merger of the Company with or into any other entity or the sale or transfer of all or substantially all the assets of the Company pursuant to which the Company’s Common Stock is converted into other securities, cash or assets or other property, upon consummation of such transaction, each Warrant shall automatically thereafter become exercisable for the kind and amount of securities, cash or other assets or other property receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Warrant might have been converted immediately prior to such consolidation, merger, transfer or sale (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non-electing shares). Appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Warrants, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Exercise Price and the number of shares of Common Stock issuable upon the exercise of the Warrants) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or assets or property thereafter deliverable upon the exercise of Warrants. If this paragraph 6(l) applies to any transaction, paragraphs 6(a), 6(b) and 6(d) do not apply to such transaction.

          (m) In any case in which this paragraph 6 shall require that an adjustment as a result of any event become effective from and after a record date, the Company may elect to defer until after the occurrence of such event the issuance to the holder of any Warrants exercised after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Exercise Price and number of Warrant Shares in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Company, the Exercise Price and number of Warrant Shares shall be recomputed immediately upon such recission to the price that would have been in effect had such event not been authorized, provided that such recission is permitted by and effective under applicable laws.

          (n) If any event occurs as to which the foregoing provisions of this paragraph 6 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board, fairly and adequately protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board, to protect such purchase rights as aforesaid.

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          (o) As soon as practicable after any adjustment of the Exercise Price, the number or type of shares issuable upon exercise of the Warrants or otherwise pursuant to this paragraph 6, the Company will give written notice thereof to the registered holders of the Warrants setting forth such adjustment and showing in detail the facts upon which such adjustment is based; provided that this provision shall not be construed to create a presumption that the registered holder has conceded its right to challenge the Company’s adjustment if it believes it was not done in accordance with the terms of this Agreement.

          7. Exchange and Replacement of Warrant Certificates. Each Warrant Certificate is exchangeable without expense, upon the surrender thereof by the registered holder thereof at the principal executive office of the Company, for a new Warrant Certificate of like tenor and date representing in the aggregate the right to purchase the same number of Warrant Shares in such denominations as shall be designated by the registered holder thereof at the time of such surrender. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant Certificate, if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor, in lieu thereof.

          8. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of the Warrants and of the Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of such Warrant Certificate, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

          9. Statement on Warrants. Irrespective of any adjustment in the number or kind of shares issuable upon the exercise of the Warrants or the Exercise Price, Warrant Certificates theretofore or thereafter issued may continue to express the same number and kind of shares and the same Exercise Price as are stated in the Warrant Certificates initially issuable pursuant to this Agreement.

          10. Registration. The Company acknowledges that registered holders shall have the registration rights as provided in the Securityholders Agreement, dated as of      , 2003, between the Company and the Initial Holder.

          11. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered by hand or sent by facsimile transmission (with receipt confirmed), or, if timely delivered to an air courier guaranteeing overnight delivery service, on the next business day, or five business days after being deposited in the mail, first class, certified or registered, postage prepaid, return receipt requested, in each case addressed as follows (or to such other place or places as either of the parties shall designate by written notice to the other):

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(i)	if to registered holder, to the address set forth on the Warrant Register maintained by the Company;

with copies to:

The Lightyear Fund, L.P. 51 West 52nd Street, 23rd floor New York, New York 10019 Attention: Bruce Rubin Facsimile: (212) 882-5757

and

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Caroline B. Gottschalk Facsimile: (212) 455-2502; and

(ii)	if to the Company, to:

Private Business, Inc. 9020 Overlook Boulevard Brentwood, TN 37027 Attention: Michael Berman Facsimile: (615) 565-3261

with copies to:

Harwell Howard Hyne Gabbert & Manner, P.C. 315 Deaderick Street, Suite 1800 Nashville, TN 37238 Attention: David Cox Facsimile: (615) 251-1056

          12. Amendment. The Company, with the consent of the registered holders of the unexercised Warrants evidencing at least a majority of the Warrant Shares underlying the unexercised Warrants, may amend or supplement this Agreement or waive compliance by the Company in a particular instance with any provision of this Agreement; provided that without the consent of each registered holder affected, no such amendment shall (with respect to Warrants held by a non-consenting registered holder) increase the Exercise Price or decrease the number of Warrant Shares issuable upon exercise of any Warrant.

          13. Successors. Except as otherwise provided herein, all the covenants and provisions of this Agreement by or for the benefit of the Company and the registered holders of the Warrants shall inure to the benefit of their respective successors and assigns hereunder.

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          14. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Tennessee and for all purposes shall be construed in accordance with the laws of such State (without regard to the conflicts of law principles thereof).

          15. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person other than the Company and the registered holders of the unexercised Warrant Certificates (which shall include any transferee of all or any portion of the Warrants) any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company and such registered holders. Prior to the exercise of the Warrants, no holder of a Warrant Certificate, as such, shall be entitled to any rights of a stockholder of the Company, including, without limitation, the right to receive dividends or subscription rights, the right to vote, to consent, to exercise any preemptive right, to receive any notice of meetings of stockholders for the election of directors of the Company or any other matter or to receive any notice of any proceedings of the Company, except as may be specifically provided for herein. The holders of the Warrants are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company’s affairs.

          16. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

          17. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

          18. Remedies. The Company and the holder hereof each stipulates that the remedies at law of each party hereto in the event of any default or threatened default by the other party in the performance or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

          19. Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

          20. Limitation of Liability; Not Stockholders. No provision of this Agreement shall be construed as conferring upon a registered holder of Warrants the right to vote, consent, receive dividends or receive notice, other than as herein expressly provided, in respect of meetings of stockholders for the election of directors of the Company or any other matter whatsoever as a stockholder of the Company. No provision hereof, in the absence of affirmative action by a registered holder of Warrants to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of a registered holder of Warrants, shall give rise to

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any liability of such registered holder for the purchase price of any Common Stock issued upon exercise of the Warrant or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

[Signature Page Follows]

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PRIVATE BUSINESS, INC.

By:
Name:
Title:

LIGHTYEAR PBI HOLDING, LLC

By:
Name:
Title:

13

EXHIBIT A

[FORM OF WARRANT CERTIFICATE]

THIS WARRANT HAS OR AS APPLICABLE, THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER OR HOLDER HEREOF BY THE COMPANY FOR ANY PURPOSE, UNLESS AND UNTIL THIS WARRANT IS REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

EXERCISABLE ON OR BEFORE
5:00 P.M., NEW YORK TIME, on
                  , 2014

No. W-

WARRANT CERTIFICATE

          This Warrant Certificate certifies that, for value received,                    having an address at                   (“Holder”), is the registered holder of warrants (the “Warrants”) to purchase, at any time and from time to time after the date hereof until 5:00 P.M. New York time, on             , 2014, up to 16,000,000 fully-paid and non-assessable shares (subject to adjustment in certain events) of Common Stock, no par value (“Common Stock”), of PRIVATE BUSINESS, INC., a Tennessee corporation (the “Company”), at the exercise price per share of $1.25, subject to adjustment in certain events (the “Exercise Price”), upon surrender of this Warrant Certificate, together with the attached Form of Election to Purchase duly executed, and payment of the Exercise Price at the principal office of the Company, but subject to the terms and conditions set forth herein and in the Warrant Agreement dated as of             , 2004 between the Company and the Initial Holder (the “Warrant Agreement”). Payment of the Exercise Price shall be made, at the option of the Holder (i) in cash, (ii) by wire transfer payable to the order of the Company, (iii) on a net basis, such that without the exchange of any funds, the Holder receives that number of Warrant Shares that would otherwise be issuable upon a cash exercise of this Warrant less that number of Warrant Shares having a current market price (as defined in paragraph 3(b) of the Warrant Agreement) equal to the aggregate Exercise Price that would otherwise have been paid by such holder for the number of Warrant Shares with respect to which this Warrant is being exercised or (iv) in shares of Series A Preferred Stock of the Company (the “Series A Preferred Stock”), such that without the exchange of any funds, such holder receives that number of Warrant Shares issuable upon a cash exercise of such Warrants upon surrender to the Company of that number of shares of Series A Preferred Stock having an aggregate Series A Liquidation Payment (as defined in the Designation of Preferences of the Series A Preferred Stock) equal to the aggregate Exercise Price that would otherwise have been paid by such holder for the number of Warrant Shares with respect to which such Warrant is being exercised.

i

          This Warrant may be exercised at such times and in such amounts as are provided for in the Warrant Agreement. Each Warrant not exercised on or prior to                , 2014 shall become invalid and all rights hereunder, and all rights in respect thereof under the Warrant Agreement, shall cease as of that time.

          The Warrants evidenced by this Warrant Certificate are issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder(s) hereof upon written request directed to the Company.

          The Warrant Agreement provides that upon the occurrence of certain events, the Exercise Price and the type and/or number of the Company’s securities issuable upon exercise of the Warrants may, subject to certain conditions, be adjusted.

          Upon due presentment for registration of transfer of this Warrant Certificate at the principal office of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Warrant Agreement, without any charge except for any tax or other governmental charge imposed in connection therewith which is not payable by the Company pursuant to paragraph 9 of the Warrant Agreement.

          Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Warrant Certificate representing such numbered of unexercised Warrants.

          The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof and of any distribution to the holder(s) hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary.

          All terms used in this Warrant Certificate which are not defined herein and are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

ii

          IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

Dated:               , 2004

PRIVATE BUSINESS, INC.

By:

Name:
Title:

iii

[FORM OF ASSIGNMENT]

(To be executed by the registered holder if such holder
desires to transfer the Warrant Certificate.)

     FOR VALUE RECEIVED,                hereby sells, assigns and transfers unto                   , whose address is                   , this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                   , Attorney to transfer the within Warrant Certificate on the books of the within-named Company, with full power of substitution.

Dated:	Signature:

(Signature must conform in all respects to name of
holder as specified on the face of the Warrant
Certificate.)

(Insert Social Security or Other
Identifying Number of Holder)

[FORM OF ELECTION TO PURCHASE]

          The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase               shares of Common Stock and herewith: (choose one by marking “X” in the space provided)

          ☐ tenders payment for such shares, to the order of PRIVATE BUSINESS, INC., in the amount of $                in accordance with the terms of the Warrant Agreement.

          ☐ requests that such exercise be on a net basis in accordance with the terms of the Warrant Agreement.

          ☐ tenders               shares of Series A Preferred Stock, having an aggregate Series A Liquidation Payment in the amount of $               , as payment for such shares, in accordance with the terms of the Warrant Agreement.

          The undersigned requests that a certificate for such shares of Common Stock be registered in the name of                         , whose address is                          and that such certificate be delivered to                          whose address is                         .

Dated:	Signature:

(Signature must conform in all respects to name of
holder as specified on the face of the Warrant
Certificate.)

(Insert Social Security or Other
Identifying Number of Holder)

EXHIBIT D

SECURITYHOLDERS AGREEMENT

among

PRIVATE BUSINESS, INC.,

and

LIGHTYEAR PBI HOLDINGS, LLC

dated as of ___________, 2004

- i -

- ii -

PRIVATE BUSINESS, INC.

SECURITYHOLDERS AGREEMENT

     THIS SECURITYHOLDERS AGREEMENT (this “Agreement”) is entered into as of      , 2004, among PRIVATE BUSINESS, INC., a Tennessee corporation (the “Company”) and LIGHTYEAR PBI HOLDINGS, LLC, a Delaware limited liability company (“Lightyear”).

RECITALS

          WHEREAS, the Company and Lightyear have entered into an Amended and Restated Securities Purchase Agreement, dated as of December 5, 2003, amended and restated as of December 23, 2003 (as amended and restated, the “Securities Purchase Agreement”), pursuant to which Lightyear will purchase (i) 20,000 newly issued shares of the Series A Preferred Stock, as defined below and (ii) common stock purchase warrants (the “Warrants”) to acquire 16,000,000 shares (the “Warrant Shares”) of the Company’s Common Stock, as defined below;

          WHEREAS, the parties hereto desire to enter into certain arrangements relating to the Company, to be effective as of the Closing, as defined below.

          NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

          SECTION 1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person.

          “as converted” means, with respect to any Warrants owned by Lightyear and its Affiliates that are exercisable for Common Stock, such Warrants on an as converted, exchanged or exercised basis.

          “beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Common Stock or Preferred Stock or other Voting Securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

          “Board” means the Board of Directors of the Company.

          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

          “Bylaws” means the Amended and Restated Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Charter.

          “Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person, and with respect to the Company includes any and all shares of Common Stock and Preferred Stock.

          “Charter” means the Amended and Restated Charter of the Company, as in effect on the date hereof, as amended and restated and supplemented to date, and as the same may be amended, supplemented or otherwise modified from time to time hereafter in accordance with the terms thereof and the terms of this Agreement.

          “Claims” has the meaning assigned to such term in Section 4.5(a).

          “Change in Control Transaction” means a change in the beneficial ownership of the Company’s voting stock or a change in the composition of the Board which occurs as follows:

          (a) any “person” (as such term is used in section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing fifty percent (50%) or more of the total voting power of the Company’s then outstanding stock (other than Lightyear and its Affiliates); or

          (b) the Company’s shareholders approve a plan of complete liquidation of the Company or an agreement for the sale, lease or other transfer by the Company of all or substantially all of the Company’s assets (or any transaction having similar effect).

          “Closing” and “Closing Date” have the meanings assigned to such terms in the Securities Purchase Agreement.

          “Common Stock” means the common stock, no par value, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

          “Continuing Directors” means the Directors nominated for election to the Board by the Company and their successors, together with any Additional Company Directors added to the Board pursuant to Section 2.8. The initial Continuing Directors shall be Henry M. Baroco, David B. Ingram and Glenn W. Sturm.

          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

          “Demand Party” has the meaning assigned to such term in Section 4.2(a).

          “Designations of Preferences” means the Designations of Preferences with respect to the Series A Preferred Stock.

          “Director” means any member of the Board.

          “Equity Securities” means any and all shares of Capital Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          “Fair Market Value” means (A) with respect to any security that is publicly held, listed or traded, the closing price of such security on a specified date, which shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the security is listed or admitted to trading or, if the security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or such other system then in use and (B) with respect to any other security or other property other than cash, the fair value per share of such security or property as determined in good faith by a majority of the disinterested members of the Board, based on the advice of an independent financial advisor or valuation or appraisal consultant, absent manifest error.

          “Fully-Diluted Basis” with respect to Voting Securities means the number of shares of Voting Securities which are issued and outstanding or owned or held, as applicable, at the date of determination plus the number of shares of Voting Securities issuable pursuant to any securities (other than Voting Securities), warrants, rights or options then outstanding, convertible into or exchangeable or exercisable for (whether or not subject to contingencies or passage of time, or both), Voting Securities (including the Warrants); provided, however, that for purposes of Section 6.2, such term shall not include options, warrants or convertible securities having an exercise or strike price higher than the per share price to be paid in any transaction subject to such section.

          “GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

          “Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

          “Holder” means Lightyear, any other securityholder that purchased shares of Series A Preferred Stock and Warrants from the Company on the Closing Date and any transferee of any of the foregoing.

          “HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

          “incur” means, directly or indirectly, to incur, refinance, create, assume, guarantee or otherwise become liable with respect to.

          “Indemnified Parties” has the meaning assigned to such term in Section 4.5(a).

          “Issuance Notice” has the meaning assigned to such term in Section 5.1(b).

          “Law” has the meaning assigned to such term in the Securities Purchase Agreement.

          “Lightyear Director” means any Director nominated for election to the Board by Lightyear pursuant to Section 2.1 of this Agreement together with any Additional Lightyear Directors added to the Board pursuant to Section 2.8.

          “Lightyear Indemnitee” has the meaning assigned to such term in Section 7.1.

          “Losses” has the meaning assigned to such term in Section 7.1.

          “Material Event” means (i) any voluntary or involuntary reorganization, reclassification, dissolution, liquidation, or winding-up of the affairs of the Company or any filing for bankruptcy or receivership, (ii) any Person or Group other than Lightyear is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the total Voting Securities of the Company, (iii) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person or Group (other than by way of merger or consolidation), other than Lightyear, (iv) any transaction or series of related transactions if, immediately following such transaction or series of related transactions the holders of Common Stock and the Series A Preferred Stock outstanding immediately prior to such transaction or series of transactions own less than 50% of the outstanding Voting Securities of the surviving or transferee corporation (and its ultimate parent corporation), (v) any merger or consolidation in which the Company is not the survivor or (vi) the adoption of a plan relating to the liquidation or dissolution of the Company.

          “NASD” means the National Association of Securities Dealers, Inc.

          “Nasdaq” means the Nasdaq National Market and the Nasdaq Small Cap Market.

          “New Securities” means Equity Securities of the Company (other than (i) shares of Common Stock issuable upon the exercise of the Warrant and (ii) shares of Common Stock issued upon the exercise of employee stock options in connection with such option holder’s participation in a Change of Control Transaction). For the avoidance of doubt, New Securities would include shares of Common Stock that may be purchased pursuant to rights, options or warrants issued by the Company to holders of its Common Stock entitling them to subscribe for, purchase or acquire shares of Common Stock.

          “Other Holders” means Persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in certain registrations hereunder.

          “Other Securities” means securities of the Company, other than Registrable Securities which, by virtue of agreements between Other Holders and the Company, are entitled to be included in certain registrations hereunder.

          “Permitted Transferee” means, with respect to Lightyear (A) Lightyear’s officers, employees or consultants, (B) any corporation or corporations, partnership or partnerships (or other entity for collective investment, such as a fund) which is (and continues to be) an Affiliate of Lightyear, (C) the partners of Lightyear and the general or limited partners of such partners in the case of a distribution by Lightyear and (D) any other Person to whom Lightyear transfers the Series A Preferred Stock, the Warrants or the Warrant Shares.

          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

          “Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, any other series of preferred stock of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

          “Pro Rata Portion” means, on any issuance date for New Securities, the number or amount of New Securities equal to the product of (i) the total number or amount of New Securities to be issued by the Company on such date and (ii) the fraction determined by dividing (A) the number of shares of Common Stock into which the Warrants held by Lightyear and its Affiliates are then exercisable by (B) the total number of shares of Common Stock outstanding on such date (assuming, for the purposes of clause (B), that the Warrants have been exercised in full).

          “Registrable Securities” means (i) any shares of Common Stock issuable upon exercise of the Warrants held by any Holder and (ii) any shares of Common Stock (including any shares of Common Stock issuable upon the exercise, exchange or conversion of Equity

Securities) acquired by Lightyear pursuant to the exercise of its rights under Section 5.1. As to any particular Registrable Securities, once issued, such Registrable Securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale by the Holder of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) such securities shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, or (c) such securities shall have ceased to be outstanding. For purposes of this Agreement, any required calculation of the amount of, or percentage of, Registrable Securities shall be based on the number of shares of Common Stock which are Registrable Securities, including shares of Common Stock issuable upon the exercise of the Warrants.

          “Registration Expenses” means any and all expenses incident to performance of or compliance with Article IV of this Agreement, including (a) all SEC and securities exchange or NASD registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Schedule E to the bylaws of the NASD, and of its counsel), (b) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or the Nasdaq Stock Market pursuant to Section 4.3(h)(i) and all rating agency fees, (e) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, (f) the reasonable fees and disbursements of counsel selected pursuant to Section 4.8, (g) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Company so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained by the Company in connection with the requested registration, but excluding underwriting discounts and commissions (or the equivalent thereof) and transfer taxes, if any, and (h) expenses incurred in connection with any road show (including the reasonable out-of-pocket expenses of Lightyear).

          “SEC” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          “Series A Preferred Stock” means the 20,000 shares of series A preferred stock, no par value, of the Company.

          “Stockholder Approval” has the meaning assigned to such term in the Securities Purchase Agreement.

          “Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

          “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person.

          “Transferee” means any Person to whom Lightyear or any of its Affiliates or any Transferee thereof Transfers Equity Securities of the Company, including Permitted Transferees, in accordance with the terms hereof.

          “Voting Power” means, shall mean, with respect to any issued and outstanding Voting Securities of the Company beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, by any Person (including as beneficially owned for purposes of this calculation the Warrant Shares underlying any portion of the Warrant held by such Person; provided, however, that to the extent such Person also owns shares of Series A Preferred Stock, the number of votes that may be cast by such Person in respect of the Series A Preferred Stock shall be deemed to be reduced pursuant to Section 5(b) hereof as if the Warrant Shares beneficially owned by such Person were issued and outstanding), the aggregate number of votes that may be cast in an election of Directors of the Company by all such Voting Securities divided by the aggregate number of votes that may be cast in an election of Directors of the Company by all shares of Voting Securities of the Company then issued and outstanding (not counting shares held in the treasury of the Company but including the Warrant Shares; provided that in making such calculation the number of votes that may be cast by all holders of Series A Preferred Stock shall be deemed to be reduced pursuant to Section 5(b) hereof as if all Warrant Shares relating to the portion of the Warrant then outstanding were outstanding); provided, that in the event any portion of the Warrants shall have been transferred by Lightyear to a third party that is not an Affiliate of Lightyear, the number of votes that may be cast by Lightyear in respect of the Series A Preferred Stock shall be deemed to be reduced pursuant to Section 5(b) hereof as if the shares of Common Stock represented by the portion of the Warrant so transferred had been issued to the holder thereof upon exercise of the Warrant for cash.

          “Voting Securities” means, at any time, shares of any class of Equity Securities of the Company which are then entitled to vote in the election of Directors.

          “Warrant” has the meaning assigned to such term in the Recitals.

          “Warrant Agreement” means the Warrant Agreement by and between the Company and Lightyear, dated as of the date hereof.

          “Warrant Shares” has the meaning assigned to such term in the Recitals.

          SECTION 1.2. Other Definitional Provisions. (a) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

          (a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (b) Whenever the words “include”, “including” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar import.

ARTICLE II

CORPORATE GOVERNANCE

          SECTION 2.1. Board Representation. (a) Effective as of the Closing, the Board shall be comprised of seven (7) Directors. Three of the Directors shall be Henry M. Baroco, David B. Ingram and Glenn W. Sturm, each of which is currently on the Company’s Board of Directors. Upon Closing, resignations of the Company’s existing Directors other than the Continuing Directors shall become effective. Immediately following the effectiveness of such resignations, the Company shall take such actions as may be required under applicable Law to cause the Board to consist of the number of Directors specified in this Section 2.1(a) and to cause the Board to elect the four (4) nominees identified by Lightyear to fill the vacancies on the Board. Thereafter, the Company shall take such actions as may be required under applicable Law to cause the Board to nominate the four (4) nominees identified by Lightyear to serve as Directors. The Company shall also take such action as may be required under applicable Law, the Charter and the Bylaws to cause the nominees of Lightyear who are elected to the Board to be divided as equally as practicable among each class of Directors.

          (b) In the event that a vacancy in the Board is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Lightyear Director, Lightyear may designate another individual to be elected to fill the vacancy created thereby, and the Company shall cause the vacancy created thereby to be filled by such new designee as soon as possible, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same. In the event that a vacancy in the Board is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Continuing Director, the remaining Continuing Directors may designate another individual to be elected to fill the vacancy created thereby, and the Company shall cause the vacancy created thereby to be filled by such new designee as soon as possible, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

          (c) Without the prior written consent of Lightyear, the Company agrees not to take any action that would cause the number of Directors constituting the entire Board to be other than seven (7) at any time after the date of the Agreement, and Lightyear agrees that neither it nor the Lightyear Directors will take any such action (other than the resignation of any Director) without the consent of a majority of the Continuing Directors.

          (d) The Company agrees to use its best efforts to cause the election of each nominee of Lightyear to the Board, including nominating such individuals to be elected as Directors as provided herein. Lightyear agrees to use its best efforts to cause the election of each nominee of the Continuing Directors to the Board, including nominating such individuals to be elected as Directors as provided herein.

          (e) Lightyear agrees that any of the Continuing Directors or their successors shall have the right to enforce, on behalf of the Company, this Section 2.1 as it relates to Continuing Directors, without the consent of Lightyear.

          SECTION 2.2. Committees. If requested by Lightyear, the Company shall cause any executive committee, compensation committee, audit committee, investment committee, governance committee, nominating committee or other committee of the Board to include at least one Lightyear Director, to the extent consistent with applicable Law. To the extent that applicable Law would preclude any Lightyear Director from serving on any such committee, the Company shall consult with Lightyear to identify a suitable alternative consistent with applicable Law that would as nearly as practicable effectuate the intent of this provision, including having a representative of Lightyear serve as an observer on such committee.

          SECTION 2.3. Consent Rights. So long as Lightyear, together with its Affiliates, shall own, directly or indirectly, (i) shares of Series A Preferred Stock, (ii) Warrants (considered on an as converted basis assuming an exercise for cash) or (iii) shares of Common Stock issued upon any exercise of the Warrant (collectively, the “Lightyear Securities”), representing not less than 10% (or, in the case of clauses (c), (d), (g), (h) and (i) below, 25%) of the Voting Power of the Company (provided, however, that for purposes of the foregoing calculation, shares of Voting Securities of the Company (or shares of Voting Securities of the Company issued upon the exercise of Equity Securities) issued after the time that the Lightyear Directors shall cease to represent a majority of the Board shall not be taken into account in determining the Voting Power represented by the Lightyear Securities unless Lightyear shall have exercised its rights under Section 5.1 in respect thereof), in addition to any vote or consent of the Board or the shareholders of the Company required by Law, the Charter or the Designations of Preferences, the consent in writing of Lightyear shall be necessary for authorizing, effecting or validating the following actions by the Company or its Subsidiaries:

          (a) any amendment, alteration or change to any provision of, or any addition to or repealing of, any provision of the Charter, including the Designations of Preferences for the Series B Preferred Stock, or the Bylaws so as to adversely affect the rights, preferences, privileges or powers of the holders of the Warrants (whether in respect of the Warrants or in respect of the underlying shares of Common Stock);

          (b) entering into any direct or indirect transaction by the Company or any of its Subsidiaries with an Affiliate of the Company except (i) transactions in the ordinary course of business that are on terms and conditions no less favorable to the Company or such Subsidiary than could be obtained on an arm’s length basis from unrelated third parties or (ii) transactions between the Company and any of its wholly-owned Subsidiaries not involving any other Affiliate;

          (c) any acquisition of securities or assets of another Person by the Company or any Subsidiary (whether any such acquisition was effectuated by merger, consolidation or otherwise) whether in a single transaction or series of related transactions, having an aggregate purchase price in excess of $100,000;

          (d) any sale, lease, transfer or disposition of securities or assets of the Company or any of its Subsidiaries (including any spin-off or in-kind distribution to shareholders of the Company), whether in a single transaction or series of related transactions, having aggregate proceeds in excess of $100,000;

          (e) engaging in any transaction or series of related transactions constituting a Material Event;

          (f) any increase in the number of Directors or any change in the structure of the Board;

          (g) (A) the removal of the chief executive officer or president (or, if there are no officers with such titles, the officers whose responsibility is executive oversight of the Company’s and its Subsidiaries’ operations), or the appointment of any person to fill a vacancy in any such office, or (B) approval of any new, or modification of any existing compensation or benefit plan, agreement or arrangement in which or to which the chief executive officer or president (or other executive officer as aforesaid) or any member of the Board is a participant or is a party, offered by the Company or any of its Subsidiaries, including any stock option plan;

          (h) any incurrence of additional indebtedness for borrowed money in excess of $5 million, except (a) any refinancing of existing indebtedness or existing commitments under the Company Credit Agreement; provided that (i) the aggregate principal amount of “refinancing indebtedness” or commitments does not exceed the principal amount or commitment amount of the indebtedness refinanced and (ii) the “refinancing indebtedness” has a final maturity and “average life” later than that of the indebtedness being refinanced;

          (i) any amendment, alteration or change to the annual budget or business plan of the Company as approved by the Board for the then current fiscal year; or

          (j) any arrangement or contract to do any of the foregoing.

          SECTION 2.4. Available Financial Information; Access. (a) The Company will deliver, or will cause to be delivered, the following to Lightyear as promptly as they shall become available:

               (i) as soon as practical after the end of each month and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company

and its Subsidiaries as of the end of such month and consolidated statements of income and cash flows of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, all subject to normal year-end audit adjustments, prepared in accordance with GAAP and certified by the Company (by the principal financial or accounting officer of the Company), together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company’s business plan then in effect and approved by the Board; and

(ii) an annual budget, a business plan and financial forecasts for the Company for the next fiscal year of the Company, no later than thirty (30) days before the beginning of the Company’s next fiscal year, in such manner and form as approved by the Board or, in the event that the Lightyear Directors constitute a majority of the Board, if not so approved in such manner and form, as submitted to the Board for approval, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year. Any material changes in such business plan shall be delivered to the Lightyear Directors or Lightyear, as the case may be, as promptly as practicable after such changes have been approved by the Board or submitted to the Board for approval, as the case may be.

                                 (b) The Company will promptly deliver to Lightyear when available one copy of each annual report on Form 10-K and quarterly report on Form 10-Q of the Company, as filed with the SEC. In the event the Company is not required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company may, in lieu of the requirements of the preceding sentence, deliver, or cause to be delivered, the following to Lightyear:

(i) as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by or followed as promptly thereafter as practicable by (to the extent not available) the opinion of independent public accountants of recognized national standing selected by the Company, and a Company-prepared comparison to the Company’s business plan for such year as approved by the Board; and

(ii) as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s business plan then in effect and approved by the Board, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by GAAP.

          (c) The Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, (a) afford the officers, employees, auditors and other agents of Lightyear and Affiliates, during normal business hours reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, (b) furnish Lightyear and its Affiliates with all financial, operating and other data and information as Lightyear and its Affiliates, through their officers, employees, agents or representatives, may from time to time reasonably request and (c) afford Lightyear and its Affiliates the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers from time to time as Lightyear may reasonably request.

          SECTION 2.5. Board Procedures. Unless otherwise agreed by the parties hereto, or approved by the Board with the consent of at least one Lightyear Director, the Board shall follow the following procedures:

          (a) Meetings. Special Meetings of the Board may be held at any time permitted pursuant to the Bylaws, by oral, telephonic, telegraphic or facsimile notice duly given or sent, or by written notice sent by two-day courier, in each case to be received at least two days before any actions to be taken by written resolution, at least three days before any telephonic meeting and at least seven days before any in-person meeting to each director. Reasonable efforts shall be made to ensure that each Director actually receives timely notice of any meeting.

          (b) Agenda. A reasonably detailed agenda shall be supplied to each Lightyear Director reasonably in advance of each meeting of the Board, together with other appropriate documentation with respect to agenda items calling for Board action, to inform adequately Lightyear Directors regarding matters to come before the Board. Any Lightyear Director wishing to place a matter on the agenda for any meeting of the Board may do so by communicating with the chairman of the Board sufficiently in advance of the meeting of the Board so as to permit timely dissemination to all directors of information with respect to the agenda.

          (c) Reimbursement of Expenses. The Company shall reimburse the Directors for their reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board or committees thereof.

          SECTION 2.6. Termination of Director Designees and Related Rights. Notwithstanding Sections 2.1 and 2.3, at such time as Lightyear, together with its Affiliates, shall own, directly or indirectly, in the aggregate:

          (a) Lightyear Securities representing less than 50% of the Voting Power of the Company (subject to the proviso in the first sentence of Section 2.3), Lightyear and its Affiliates shall have the right to designate three (3) nominees for election as Directors pursuant to Section 2.1;

          (b) Lightyear Securities representing less than 28.6% of the Voting Power of the Company (subject to the proviso in the first sentence of Section 2.3), Lightyear and its Affiliates shall have the right to designate two (2) nominees for election as a Director pursuant to Section 2.1;

          (c) Lightyear Securities representing less than 14.3% of the Voting Power of the Company (subject to the proviso in the first sentence of Section 2.3), Lightyear and its Affiliates shall have the right to designate one (1) nominee for election as a Director pursuant to Section 2.1;

          (d) Lightyear Securities representing less than 10% of the Voting Power of the Company (subject to the proviso in the first sentence of Section 2.3), Lightyear and its Affiliates shall have no right to consent to certain corporate actions, as provided in Section 2.3; and

          (e) Lightyear Securities representing less than 10% of the Voting Power of the Company (subject to the proviso in the first sentence of Section 2.3), Lightyear and its Affiliates shall have no right to designate nominees for election as Directors pursuant to Section 2.1.

          Except as provided in the following sentence, no director nominated by Lightyear shall be required to resign from the Board during such director’s term notwithstanding any reduction in the number of directors that Lightyear shall have the right to nominate to the Board as set forth above. Such reductions shall be effected by limiting the number of directors that Lightyear may nominate in respect of the next annual meeting of shareholders of the Company; provided, however, that to the extent that the number of Lightyear Directors that are members of the class of directors whose terms expire at the next annual meeting of shareholders of the Company is less than the number of directors that Lightyear no longer has the right to nominate, a number of Lightyear Directors shall tender their resignation effective at such next annual meeting of shareholders such that immediately following such annual meeting there shall be no more Lightyear Directors on the Board than the number of nominations to which Lightyear is entitled pursuant to this Section 2.6. The percentages set forth in this Section 2.6 may be increased by mutual consent of the parties as necessary to obtain approval of the NASD of the transactions contemplated by the Securities Purchase Agreement, in which case such percentages shall be replaced by the percentages set forth in Schedule 2.6 attached hereto.

          SECTION 2.7. Director Elections. So long Lightyear has the right to nominate at least three Directors to the Board, Lightyear agrees to cause its Voting Securities to be voted for the nominees identified by the Continuing Directors for election as Directors; provided that with respect to any election of Directors in respect of which any Person other than the Company is soliciting proxies, Lightyear shall cause its Voting Securities to be voted for the nominees identified for election as Director by the Continuing Directors in the same proportion as the votes cast by the other holders of Voting Securities as between nominees for election as Director identified by Lightyear and a comparable number of nominees for election as Director identified by the Continuing Directors.

          SECTION 2.8. Additional Directors. Notwithstanding anything herein to the contrary, in the event that the Company is required to, or determines to (other than as a result of the Company ceasing to be a “controlled company” for purposes of the Nasdaq Marketplace Rules), add one or more Directors to the Board in order to satisfy any requirement of the Sarbanes-Oxley Act of 2002, the federal securities laws, including the Securities Act and the Exchange Act, the requirements of the NASD or the Nasdaq Small Cap Market or any other exchange or quotation system on which the Company’s Common Stock is listed or quoted (the “Additional Company Directors”), Lightyear shall have the right to nominate a number of additional Directors equal to the number of Additional Company Directors so added to the Board (the “Additional Lightyear Directors”). In the event Lightyear has the right to nominate two (2) or more Additional Lightyear Directors, then the number of nominees in clauses 2.6(a), 2.6(b) and 2.6(c), respectively, shall be increased such that the proportion of Lightyear Directors on the Board after the addition of such Additional Directors shall reflect, as close as practicable, the same proportion of Lightyear Directors on the Board prior to such addition of Additional Directors. Any Additional Company Directors shall be selected by a committee comprised of two Continuing Directors and two Lightyear Directors. The Company shall take such action as may be required under applicable Law, the Charter and the Bylaws to cause the Additional Company Directors and the Additional Lightyear Directors to be divided as equally as practicable among each class of Directors.

ARTICLE III

TRANSFERS

          SECTION 3.1. Lightyear Transferees.

          (a) Subject to Section 3.1(b), no Transferee of Lightyear shall be obligated, or entitled to rights, under this Agreement.

          (b) No Transferee shall have any rights or obligations under this Agreement, except to the extent that Lightyear shall expressly assign all or a portion of its rights and obligations hereunder (including under Article II and Article IV) to such Transferee (and such rights shall be further transferable to any further Transferee subject to this Section 3.1(b)); provided, that (and notwithstanding Section 2.6), with respect to the rights granted to Lightyear pursuant to Article II, no Transferee shall be entitled to such rights unless such Transferee shall hold Lightyear Securities (and/or other Voting Securities) representing the applicable percentage of Voting Power of the Company that would be required for Lightyear to continue to enjoy such rights; provided, further, that only one of Lightyear or its Transferee (or subsequent Transferee), and not more than one Person at any time, shall have each consent right provided in Section 2.3; provided, further, that subject to the requirement that any holder of rights meet the requisite

Voting Power percentage, the total number of Director nominees (pursuant to Section 2.1(a)) or Registrations on request (pursuant to Section 4.2(a)(ii)) may be allocated between Lightyear and its Transferee.

          (c) Prior to the consummation of a Transfer from Lightyear, to the extent rights and obligations are to be assigned, and as a condition thereto, the applicable Transferee shall (i) agree in writing with the other parties hereto to be bound by the terms and conditions of this Agreement to the extent described in Section 3.1(b) and (ii) provide the Company and the other parties to this Agreement at such time complete information for notices under this Agreement.

          SECTION 3.2. Transfer Restrictions. (a) Lightyear shall not Transfer any shares of Series A Preferred Stock or Warrants if such transfer would violate the terms and conditions of this Agreement or the Warrant Agreement, as applicable. Any attempt to transfer any shares of Series A Preferred Stock or Warrants in violation of the preceding sentence shall be null and void.

          (a) Notwithstanding anything to the contrary in this Agreement or the Warrant Agreement, any transfer permitted or required by this Agreement shall be in compliance with federal and state securities laws, including the Securities Act.

          (b) Lightyear may Transfer any or all of its shares of Series A Preferred Stock or Warrants, and assign its rights hereunder, to any Permitted Transferee of Lightyear. As a condition precedent to any such transfer, the Permitted Transferee shall execute an instrument pursuant to which such Permitted Transferee agrees to be bound by and to comply with the terms of this Agreement, and obtains the rights and benefits that inure to, the transferor as though the Permitted Transferee were such transferor. Upon execution of such instrument, the Permitted Transferee shall be deemed a Holder hereunder. Any Transfer to a Permitted Transferee not made in full compliance with this Section 3.2(c) shall be void and of no effect.

          SECTION 3.3. Legends. (a) Each certificate representing shares of Series A Preferred Stock and the Common Stock into which the Warrants are exercisable will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the “Stock Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND REGULATIONS PROMULGATED THEREUNDER AND APPLICABLE STATE SECURITIES LAWS.”

          (a) The Warrant will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the “Warrant Legend”):

“THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER OR HOLDER HEREOF BY THE COMPANY FOR ANY PURPOSE IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND REGULATIONS PROMULGATED THEREUNDER AND APPLICABLE STATE SECURITIES LAWS.”

The Stock Legend or the Warrant Legend, as the case may be, will be removed by the Company by the delivery of substitute certificates without such Legend upon receipt of a legal opinion from counsel reasonably satisfactory to the Company to the effect that the legend is no longer required for purposes of applicable securities laws.

ARTICLE IV

REGISTRATION RIGHTS

          SECTION 4.1. Incidental Registrations. (a) If the Company at any time after the date hereof proposes to register Equity Securities under the Securities Act (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will, at each such time, give prompt written notice to all Holders of its intention to do so and of such Holders’ rights under this Article IV. Upon the written request of any such Holder made within 15 days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders thereof; provided, that (i) if, at any time after giving written notice of its intention to register any securities, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to each Holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), and (ii) if such registration involves an underwritten offering, all Holders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company, with such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings. If a registration requested pursuant to this Section involves an underwritten public offering, any Holder requesting to be included in such registration may elect, in writing prior to the effective date of the registration statement filed in connection with such registration, not to register all or any part of such securities in connection with such registration. Nothing in this Section shall operate to limit the right of any Holder to request the registration of Common Stock issuable upon conversion, exchange or exercise of securities held by such Holder notwithstanding the fact that at the time of request such Holder does not hold the Common Stock underlying such securities. The registrations provided for in this Section 4.1 are in addition to, and not in lieu of, registrations made upon the request of Lightyear in accordance with Section 4.2.

          (b) Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 4.1.

          (c) Priority in Incidental Registrations. If a registration pursuant to this Section 4.1 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such registration would be likely to have an adverse effect on the price, timing or distribution of the securities to be offered in such offering as contemplated by the Company (other than the Registrable Securities), then the Company shall include in such registration (a) first, 100% of the securities the Company proposes to sell, (b) second, any Other Securities requested to be registered by any Other Holders exercising a demand registration right, and (c) third, to the extent of the amount of Registrable Securities and Other Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the amount of Registrable Securities and Other Securities which the Holders and the Other Holders have requested to be included in such registration, such amount to be allocated pro rata among all requesting Holders and the Other Holders on the basis of the relative amount of Registrable Securities and Other Securities requested to be included in such registration by each such Holder and Other Holder.

          SECTION 4.2. Registration on Request. (a) At any time after the date that is 180 days from the date hereof, upon the written request of Holders of Registrable Securities representing at least 10% of the outstanding Common Stock (provided that prior to the first anniversary of the date hereof, such request must come from Holders of, and must be with respect to the registration of, a number of Registrable Securities such that following such registration, the Voting Power then represented by the Lightyear Securities would represent less than 25% of the then outstanding Voting Power of the Company) (provided that no Permitted Transferee of Lightyear or its Affiliates or of any Permitted Transferee shall be permitted to request a registration pursuant to this Section 4.2 unless the right to make such a request was transferred to such Permitted Transferee pursuant to Section 3.2(c)) (the “Demand Party”) requesting that the Company effect the registration under the Securities Act of all or part of such Demand Party’s Registrable Securities (provided that (i) the reasonably anticipated aggregate price to the public of such Registrable Securities shall be at least $8 million or (ii) after the first anniversary of the date hereof, the number of Registrable Securities sought to be registered shall be equal to at least 10% of the outstanding Common Stock of the Company) and specifying the amount and intended method of disposition thereof, including pursuant to a shelf registration statement utilizing Rule 415 under the Securities Act, the Company will promptly give written notice of such requested registration to all other Holders, and thereupon will, as expeditiously as possible, use its reasonable best efforts to effect the registration under the Securities Act of:

(i) the Registrable Securities which the Company has been so requested to register by the Demand Party; and

(ii) all other Registrable Securities which the Company has been requested to register by any other Holder thereof by written request given to the Company within 15 days after the giving of such written notice by the Company (which request shall specify the amount and intended method of disposition of such Registrable Securities), all to the extent necessary to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Registrable Securities so to be registered; provided, that in no event shall the Company be required to effect more than four registrations pursuant to this Section 4.2 in respect of the Warrant Shares; and provided, further, that the Company shall not be obligated to file a registration statement relating to any registration request under this Section 4.2 within a period of 180 days after the effective date of any other registration statement relating to any registration request under this Section 4.2 or to any registration effected under Section 4.1, in either case which was not effected on Form S-3 (or any successor or similar short-form registration statement). Nothing in this Section 4.2 shall operate to limit the right of any Holder to request the registration of Common Stock issuable upon exercise of the Warrants notwithstanding the fact that at the time of request such Holder does not hold the Common Stock underlying such securities.

          (b) Top-Up Shares. In any registration pursuant to Section 4.2(a) in which the aggregate price to the public of all Registrable Securities included therein is not reasonably expected to exceed $25 million, the Company shall add to such registration that number of shares of Registrable Securities as would have an aggregate value, at the reasonably anticipated price per share, such that the reasonably anticipated aggregate price to the public of all Registrable Securities included therein shall equal $25 million (the “Top-Up Shares”) and shall cause such Top-Up Shares to be offered by the Company in such registration together with the Registrable Securities offered by Lightyear and any other Holders therein; provided, however, that the number of Top-Up Shares shall be reduced on a share for share basis by up to 50% to the extent other Holders or Other Holders exercise incidental registration rights in connection with such registration.

          (c) Registration Statement Form. The Company shall select the registration statement form for any registration pursuant to this Section 4.2; provided, that if any registration requested pursuant to this Section 4.2 which is proposed by the Company to be effected by the filing of a registration statement on Form S-3 (or any successor or similar short-form registration statement) shall be in connection with an underwritten public offering, and if the managing underwriter shall advise the Company in writing that, in its opinion, the use of another form of registration statement is of material importance to the success of such proposed offering, then such registration shall be effected on such other form.

          (d) Expenses. The Company will pay all Registration Expenses in connection with registrations of each class or series of Registrable Securities pursuant to this Section 4.2.

          (e) Effective Registration Statement. A registration requested pursuant to this Section 4.2 will not be deemed to have been effected unless it has become effective and all of the Registrable Securities registered thereunder have been sold or, in the case of a shelf registration statement, can be sold thereunder.

          (f) Selection of Underwriters. If a requested registration pursuant to this Section 4.2 involves an underwritten offering, the investment banker(s), underwriter(s) and manager(s) for such registration shall be selected by the Holders of a majority of the Registrable Securities which the Company has been requested to register; provided, however, that such investment banker(s), underwriter(s) and manager(s) shall be reasonably satisfactory to the Company.

          (g) Priority in Requested Registrations. If a requested registration pursuant to this Section 4.2 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities to be included in such registration (including securities of the Company which are not Registrable Securities) would be likely to have an adverse effect on the price, timing or distribution of the securities to be offered in such offering as contemplated by the Holders (an “Adverse Effect”), then the Company shall include in such registration (a) first, 100% of the Registrable Securities requested to be included in such registration by the Demand Party and all other Holders of Registrable Securities pursuant to this Section 4.2 (to the extent that the managing underwriter believes that all such Registrable Securities can be sold in such offering without having an Adverse Effect; provided, that if the managing underwriter does not so believe and the Demand Party does not exercise its right set forth in the second succeeding sentence of this clause (f), such lesser number of Registrable Securities as specified by the Demand Party) and (b) second, to the extent the managing underwriter believes additional securities can be sold in the offering without having an Adverse Effect, the amount of Other Securities requested to be included by Other Holders in such registration, allocated pro rata among all requesting Other Holders on the basis of the relative amount of all Other Securities requested to be included in such registration. In the event that the number of Registrable Securities and Other Securities to be included in such registration is less than the number which, in the opinion of the managing underwriter, can be sold without having an Adverse Effect, the Company may include in such registration the securities the Company proposes to sell up to the number of securities that, in the opinion of such managing underwriter, can be sold without having an Adverse Effect. If the managing underwriter of any underwritten offering shall advise the Holders participating in a registration pursuant to this Section 4.2 that the Registrable Securities covered by the registration statement cannot be sold in such offering within a price range acceptable to the Demand Party, then the Demand Party shall have the right to notify the Company that it has determined that the number of shares to be included in such registration shall be reduced to a number that allows an offering in the price range or that the registration statement be abandoned or withdrawn, in which event the Company shall effect the reduction, or abandon or withdraw such registration statement; provided, however, that if (i) Holders of Registrable Securities other than the Demand Party are participating in such registration pursuant to Section 4.2(a) or (ii) the Company has included Top-Up Shares in such registration pursuant to Section 4.2(b) and the Demand Party shall have exercised its right to reduce the number of shares to be included or to abandon or withdraw such registration, such other Holders or the Company, as the case may be, shall be permitted to proceed with such registration and its offering of shares thereunder. Any registration attempted to be withdrawn by a Demand Party pursuant to the preceding sentence shall not be counted as one of such Demand Party’s registration demands provided in Section 4.2(a)(ii) and the Company shall pay all Registration Expenses in connection therewith.

          (h) Postponements in Requested Registrations. Notwithstanding any other provision contained herein, (i) if the Board determines, in its good faith judgment, that the registration and offering otherwise required by this Section 4.2 would have an adverse effect on a then contemplated public offering of the Company’s Equity Securities, the Company may postpone the filing (but not the preparation) of a registration statement required by this Section 4.2, during the period starting with the 30th day immediately preceding the date of the anticipated filing of, and ending on a date 60 days following the effective date of, the registration statement relating to such other public offering and (ii) if the Company shall at any time furnish to the Holders a certificate signed by its chairman of the board, chief executive officer or president or any other of its authorized officers stating that the Company or any Subsidiary of the Company has pending or in process a material transaction, the disclosure of which would, in the good faith judgment of the Board, after consultation with its outside securities counsel, materially and adversely affect the Company or such Subsidiary, the Company may postpone the filing (but not the preparation) of a registration statement required by this Section 4.2 for up to 90 days; provided, that, the Company shall at all times in good faith use its reasonable best efforts to cause any registration statement required by this Section 4.2 to be filed as soon as possible thereafter and; provided, further, that, the Company shall not be permitted to postpone registration pursuant to this Section 4.2(g) more than twice in any 360-day period; provided, however, that there shall be a minimum of 90 days between the end of one such postponement and the start of the next such postponement. The Company shall promptly give the Holders requesting registration thereof pursuant to this Section 4.2 written notice of any postponement made in accordance with the preceding sentence. If the Company gives the Holders such a notice, the Holders shall have the right, within 15 days after receipt thereof, to withdraw their request in which case, such request will not be counted for purposes of this Section 4.2.

          (i) Additional Rights. If the Company at any time grants to any other holders of Capital Stock any rights to request the Company to effect the registration under the Securities Act of any such shares of Capital Stock on terms more favorable to such holders than the terms set forth in this Article IV, the terms of this Article IV shall be deemed amended or supplemented to the extent necessary to provide the Holders such more favorable rights and benefits. The Company shall provide the Holders prior written notice of any such deemed amendment or supplement to the terms of this Article IV.

          SECTION 4.3. Registration Procedures. If and whenever the Company is required to effect or use its reasonable best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Company will promptly:

          (a) prepare and, in any event within 45 days after the end of the period within which a request for registration may be given to the Company, file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective within 90 days of the initial filing;

          (b) prepare and file with the SEC such amendments and supplements to such registration statement (including Exchange Act documents incorporated by reference into the registration statement) and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of 90 days (or such longer period not to exceed two years as may be requested by the Holders in the event of a shelf registration statement) and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided, that before filing a registration statement or prospectus, or any amendments or supplements thereto in accordance with Sections 4.3(a) or (b), the Company will furnish to counsel selected pursuant to Section 4.8 hereof copies of all documents proposed to be filed, which documents will be subject to the review of such counsel;

          (c) furnish to each seller of such Registrable Securities such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith, including any documents incorporated by reference), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities by such seller;

          (d) use its reasonable best efforts to register or qualify such Registrable Securities covered by such registration in such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this subsection (d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

          (e) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

          (f) notify each seller of any such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the Company’s becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

          (g) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than 18 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act;

          (h) (i) use its reasonable best efforts to list such Registrable Securities on any securities exchange on which the Common Stock is then listed if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange; and (ii) use its best efforts to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

          (i) enter into such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for the provisions of Section 4.5 hereof, and take such other actions as sellers of a majority of shares of such Registrable Securities or the underwriters, if any, reasonably requested in order to expedite or facilitate the disposition of such Registrable Securities;

          (j) in the case of an underwritten registration, obtain a “cold comfort” letter or letters from the Company’s independent public accounts in customary form and covering matters of the type customarily covered by “cold comfort” letters as the seller or sellers of a majority of shares of such Registrable Securities shall reasonably request;

          (k) make available for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such underwriter and by counsel selected pursuant to Section 4.8 hereof, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

          (l) notify counsel (selected pursuant to Section 4.8 hereof) for the Holders of Registrable Securities included in such registration statement and the managing underwriter or agent, immediately, and confirm the notice in writing (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

          (m) make reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

          (n) if requested by the managing underwriter or agent or any Holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such Holder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such Holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

          (o) cooperate with the Holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such Holders may request;

          (p) obtain for delivery to the Holders of Registrable Securities being registered and to the underwriter or agent an opinion or opinions from counsel for the Company in customary form and in form, substance and scope reasonably satisfactory to such Holders, underwriters or agents and their counsel;

          (q) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

          (r) use its reasonable best efforts to make available the executive officers of the Company to participate with the Holders of Registrable Securities and any underwriters in any “road shows” or other selling efforts that may be reasonably requested by the underwriters in connection with the methods of distribution for the Registrable Securities; and

          (s) if at any time a shelf registration statement requested to be used by the Holders to dispose of the Registrable Securities ceases to be effective before the end of the two year effective period for shelf registration statements set forth in Section 4.3(b), the Company shall use its reasonable best efforts to file and cause to become effective a new shelf registration statement to remain effective for a two year period plus an additional period equal to the period during which a registration statement was not effective.

          SECTION 4.4. Information Supplied. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company with customary information regarding such seller and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request. Each seller of Registrable Securities shall provide such information as a condition precedent to the Company’s obligations under Article IV hereof.

          SECTION 4.5. Restrictions on Disposition. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.3(f), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.3(f), and, if so directed by the Company, such Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in Section 4.3(b) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4.3(f) and to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 4.3(f).

          SECTION 4.6. Indemnification. In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 4.1 or 4.2, the Company shall, and it hereby does, indemnify and hold harmless, to the extent permitted by law, the seller of any Registrable Securities covered by such registration statement, each Affiliate of such seller and their respective directors, officers, members or general and limited partners (and any director, officer, and controlling Person of any of the foregoing), each Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act (collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof (“Claims”) and expenses (including reasonable attorney’s fees and reasonable expenses of investigation) to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such Claims or expenses arise out of, relate to or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided, that the Company shall not be liable to any Indemnified Party in any such case to the extent that any such Claim or expense arises out of, relates to or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company by or behalf of such seller specifically for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party and shall survive the transfer of securities by any seller.

          (b) The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Section 4.2 or 4.3 herein, that the Company shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities or any underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4.6(a)) the Company and all other prospective sellers or any underwriter, as the case may be, with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller or underwriter specifically for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective Affiliates, directors, officers or controlling Persons and shall survive the transfer of securities by any seller. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

          (c) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 4.6, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided, that the failure of the indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 4.6, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action or proceeding is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such action or proceeding (in which case the indemnified party shall have the right to assume or continue its own defense and the indemnifying party shall be liable for any reasonable expenses therefor, but in no event will bear the expenses for more than one firm of counsel for all indemnified parties in each jurisdiction who shall be approved in the event the Company is the indemnifying party by the majority of the participating Holders in the registration in respect of which such indemnification is sought), the indemnifying party will be entitled to participate in and to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation and shall have no liability for any settlement made by the indemnified party without the consent of the indemnifying party, such consent not to be unreasonably withheld. No indemnifying party will settle any action or proceeding or consent to the entry of any judgment without the prior written consent of the indemnified party, unless such settlement or judgment (i) includes as an unconditional term thereof the giving by the claimant or plaintiff of a release to such indemnified party from all liability in respect of such action or proceeding and (ii) does not involve the imposition of equitable remedies or the imposition of any obligations on such indemnified party and does not otherwise adversely affect such indemnified party, other than as a result of the imposition of financial obligations for which such indemnified party will be indemnified hereunder.

          (d)(i) If the indemnification provided for in this Section 4.6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any Claim or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claim or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such Claim or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 4.6(d) as a result of the Claim and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any action or proceeding.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.6(d)(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

          (e) Indemnification similar to that specified in this Section 4.6 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Law or with any governmental authority other than as required by the Securities Act.

          (f) The obligations of the parties under this Section 4.6 shall be in addition to any liability which any party may otherwise have to any other party.

          SECTION 4.7. Required Reports. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such information), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

          SECTION 4.8. Selection of Counsel. In connection with any registration of Registrable Securities pursuant to Sections 4.1 and 4.2 hereof, the Holders of a majority of the Registrable Securities covered by any such registration may select one counsel to represent all Holders of Registrable Securities covered by such registration; provided, however, that in the event that the counsel selected as provided above is also acting as counsel to the Company in connection with such registration, the remaining Holders shall be entitled to select one additional counsel to represent all such remaining Holders.

          SECTION 4.9. Holdback Agreement. If any registration hereunder shall be in connection with an underwritten public offering, each Holder agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Equity Securities of the Company (in each case, other than as part of such underwritten public offering), within 10 days before, or subject to Section 4.2(g) in the case of a requested registration that has been postponed pursuant to clause (i) thereof, 180 days (or such lesser period as the managing underwriters may require or permit) after, the effective date of such registration (except as part of such registration), and the Company hereby also agrees to use its reasonable best efforts to have each other holder of 5% or more of Equity Securities of the Company purchased from the Company (at any time other than in a public offering) to so agree.

          SECTION 4.10. No Inconsistent Agreements. The Company represents and warrants that it is not a party to, will not enter into, or cause or permit any of its Subsidiaries to enter into, any agreement which conflicts with or limits or prohibits the exercise of the rights granted to the Holders of Registrable Securities in this Article IV.

ARTICLE V

EQUITY PURCHASE RIGHTS

          SECTION 5.1. Equity Purchase Rights

          (a) The Company hereby grants to Lightyear, so long as Lightyear continues to hold any shares of Series A Preferred Stock, all or any portion of its rights under the Warrant Agreement or any shares of Common Stock issued pursuant to an exercise of the Warrants, the right to purchase its Pro Rata Portion of all or any part of New Securities which the Company may, from time to time, propose to sell or issue. The amount of New Securities which Lightyear may purchase pursuant to this Section 5.1(a) shall be referred to as the “Equity Purchase Shares”. The equity purchase right provided in this Section 5.1(a) shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof.

          (b) The Company shall give written notice of a proposed issuance or sale described in Section 5.1(a) to Lightyear within two Business Days following any meeting of the Board at which any such issuance or sale is approved. Such notice (the “Issuance Notice”) shall set forth the material terms and conditions of such proposed transaction, including the name of any proposed purchaser(s), the proposed manner of disposition, the number or amount and description of the shares proposed to be issued and the proposed purchase price per share, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof. Such notice shall also be accompanied by any written offer from the prospective purchaser to purchase such New Securities. The Issuance Notice shall be received by Lightyear at least 20 days prior to the proposed issuance or sale or as soon as thereafter as practicable.

          (c) At any time during the 20-day period following the receipt of an Issuance Notice, Lightyear shall have the right to irrevocably elect to purchase up to the number of the Equity Purchase Shares at the purchase price set forth in the Issuance Notice (or if such price includes property other than cash, the amount in cash equal to the Fair Market Value of such other property) and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company; provided, however, that in the case of New Securities which are shares of Common Stock issued upon the exercise of employee stock options outstanding as of the date hereof which have an exercise price less than $1.25 per share, the purchase price per share for such shares shall be $1.25 per share. Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of any purchase by Lightyear may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals and the Company and Lightyear shall use their respective reasonable best efforts to obtain such approvals.

          (d) If Lightyear does not elect pursuant to Section 5.1(c) to purchase any of the Equity Purchase Shares, the Company shall be free to complete the proposed issuance or sale described in the Issuance Notice on terms no less favorable to the Company than those set forth in the Issuance Notice; provided, that (x) such issuance or sale is closed within 90 days after the expiration of the 20-day period described in Section 5.1(c) and (y) the price at which the New Securities are transferred must be equal to or higher than the purchase price described in the Issuance Notice. Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company shall use its commercially reasonable efforts to obtain such approvals.

          SECTION 5.2. Acquisition of Additional Shares of Common Stock. Lightyear hereby agrees that, from the Closing Date until the date which is one year after the Closing Date,

none of it nor its controlled Affiliates will directly or indirectly acquire beneficial ownership of Common Stock from any Person, or encourage or facilitate such a purchase by a third party, at a price equal to or less than $1.85 per share; provided, however, that nothing in this Section 5.2 shall restrict Lightyear and its Affiliates from (x) purchasing its Pro Rata Portion of New Securities pursuant to Section 5.1 or (y) selling Common Stock owned by it in an unsolicited, third-party tender offer made for all the outstanding Common Stock of the Company.

ARTICLE VI

CERTAIN COVENANTS

          SECTION 6.1. HSR Approval. To the extent required under applicable Law, the Company shall promptly make any and all filings which it is required to make under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), for the issuance of the Warrant Shares, and the Company agrees to furnish Lightyear or any Permitted Transferee with such necessary information and reasonable assistance as Lightyear or any Permitted Transferee may reasonably request in connection with its preparation of any necessary filings or submissions to the Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), including any filings or notices necessary under the HSR Act. Any such actions, if necessary, with respect to the exercise of the Warrants into Warrant Shares shall be taken by the Company at such times as Lightyear or any Permitted Transferee shall reasonably request. The Company shall, at its own expense, use all reasonable efforts to respond to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any governmental authority pertaining to the Company with respect to the issuance of the Warrant Shares and shall keep Lightyear and any relevant Permitted Transferee fully apprised of its actions with respect thereto.

          (b) Each of Lightyear and any relevant Permitted Transferee shall promptly make any and all filings which it is required to make under the HSR Act with respect to the issuance of the Warrant Shares and Lightyear agrees (and any relevant Permitted Transferee will agree) to furnish the Company with such necessary information and reasonable assistance as it may request in connection with its preparation of any necessary filings or submissions to the FTC or the Antitrust Division, including, without limitation, any filings or notices necessary under the HSR Act. Lightyear and the relevant Permitted Transferees shall, at their own expense, use all reasonable efforts to respond promptly to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any governmental authority pertaining to Lightyear or the relevant Permitted Transferee, as case may be, with respect to the issuance of the Warrant Shares and shall keep the Company fully apprised of its actions with respect thereto.

          (c) Each of the parties hereto shall use their commercially reasonable efforts to give such notices and obtain all other authorizations, consents, orders and approvals of all governmental authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.

          (d) The Company shall pay all expenses and fees payable to governmental authorities in connection with filings made pursuant to this Section 6.1.

          SECTION 6.2. Change in Control Transaction. Lightyear hereby agrees that, from the Closing Date until the date which is one year after the Closing Date, neither it nor any of its controlled Affiliates will vote in favor of (a) any sale of all or substantially all the assets of the Company, or (b) any sale by the Company of its capital stock or any merger, consolidation, reorganization or similar transaction that would constitute a Change in Control Transaction, at a price that would result in the Company’s shareholders receiving a price per share (or in the case of a sale of assets, would result in the Company receiving an amount) equal to or less than $1.85 per share on a Fully-Diluted Basis unless as a condition to the consummation of such transaction, such transaction must be approved by a majority of the shareholders of the Company other than Lightyear or its Affiliates; provided, however, that nothing in this Section 6.2 shall restrict Lightyear and its Affiliates from (x) purchasing its Pro Rata Portion of New Securities pursuant to Section 5.1 or (y) selling Common Stock owned by it in an unsolicited, third-party tender offer made for all the outstanding Common Stock of the Company.

          SECTION 6.3. Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, the number of shares of Common Stock needed to provide for the issuance upon full exercise of the Warrants.

ARTICLE VII

MISCELLANEOUS

          SECTION 7.1. Lightyear Indemnification; Reimbursement of Expenses. The Company agrees to indemnify and hold harmless (and will assume the defense of, except to the extent that Lightyear reasonably believes that a conflict of interests exists or that there are one or more material legal defenses available to Lightyear that conflict with those available to the Company) Lightyear, its respective directors and officers and its Affiliates (and the directors, officers, partners, Affiliates and controlling persons thereof, each, a “Lightyear Indemnitee”) from and against any and all liability, including all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including shareholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and expenses, including accountant’s and attorney’s fees and expenses (together the “Losses”), incurred by Lightyear or a Lightyear Indemnitee before or after the date of this Agreement and arising out of, resulting from, or relating to (i) any third party claims (other than third party claims by an Affiliate, partner, director, officer or employee of Lightyear) in connection with (a) Lightyear’s purchase of the Series A Preferred Stock and the Warrant and (b) the execution and delivery by the Company of the Securities Purchase Agreement, the Warrant Agreement and this Agreement or (ii) any franchise taxes imposed on Lightyear in connection with such purchase. The Company also agrees to reimburse each Lightyear Indemnitee for any reasonable expenses incurred by such Lightyear Indemnitee in connection with the maintenance of its books and records, preparation of tax returns and delivery of tax information to its partners in connection with Lightyear’s investment in the Company. All decisions and actions of the Company with respect to this Section 7.1 shall be made or taken by a majority of the Continuing Directors or their successors.

          SECTION 7.2. Termination. Except as provided in Section 7.2(b): (i) the provisions of Article II of this Agreement shall terminate as provided in Section 2.6; (ii) the provisions of Article V of this Agreement shall terminate simultaneously with the termination of the provisions of Article II of this Agreement; (iii) the provisions of Article IV of this Agreement (other than Section 4.6 thereof) shall terminate at such time as there shall be no Registrable Securities outstanding; (iv) the obligations of the respective parties under Section 4.6 shall terminate in respect of any shelf registration statement at the time the applicable statute of limitations expires and otherwise, at such time as the corresponding indemnification obligations in the underwriting agreement in respect of any demand registration expires; (v) the provisions of Articles I, III, VI and VII of this Agreement shall not terminate until this Agreement has terminated pursuant to clause (vi) below; and (vi) this Agreement shall terminate in full upon the last to occur of the terminations set forth in clauses (i) through (iv) and the exercise in full of the Warrant.

          (b) No termination of this Agreement shall by virtue of such termination relieve any party from any liability existing at the time of such termination for the breach of any of the agreements set forth in this Agreement.

          SECTION 7.3. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Holder unless such modification, amendment or waiver is approved in writing by the Company (and, with respect to material modifications, amendments or waivers, with the approval of a majority of the Continuing Directors and Lightyear (so long as it or its Affiliates is entitled to its rights under Article II hereof). The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          SECTION 7.4. Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto (except as described in the next sentence) without the prior written consent of the other parties. Lightyear and its Affiliates may assign their respective rights and obligations hereunder to any Affiliate or Affiliates thereof and, subject to the provisions of Section 3.1 and 3.2, to any other third party or Permitted Transferee.

          SECTION 7.5. Notices. All notices required or permitted hereunder that shall be hand delivered, sent, mailed, faxed (in the manner described in the Securities Purchase Agreement), shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt or the delivery receipt being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation. All communications shall be sent, with respect to the Company and Lightyear, to their respective addresses specified in the Securities Purchase Agreement (or at such other address as any such party may specify by like notice) and, with respect to any other Holder, to the address of such Holder as shown in the stock record books of the Company (or at such other address as any such Holder may specify to all of the above by like notice).

          SECTION 7.6. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

          SECTION 7.7. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Designations of Preferences, the Warrant Agreement and the Securities Purchase Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

          SECTION 7.8. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

          SECTION 7.9. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed in all respects by the laws of the State of Tennessee. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of Tennessee, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. The parties hereto hereby irrevocably waives any right which they may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

          SECTION 7.10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          SECTION 7.11. Effective Date. This Agreement shall become effective immediately upon the Closing.

          SECTION 7.12. Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

          SECTION 7.13. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          SECTION 7.14. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of Lightyear or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Lightyear or any current or future member of Lightyear or any current or future director, officer, employee, partner or member of Lightyear or of any Affiliate or assignee thereof, as such for any obligation of Lightyear under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

          SECTION 7.15. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

          IN WITNESS WHEREOF, the parties hereto have executed this SECURITYHOLDERS AGREEMENT as of the date set forth in the first paragraph hereof.

PRIVATE BUSINESS, INC.

By:

Name:
Title:

LIGHTYEAR PBI HOLDINGS, LLC

By:

Name:
Title:

EXHIBIT E

December 5, 2003

Board of Directors
Private Business Inc.
9020 Overlook Blvd.
Brentwood, TN 37027

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Private Business, Inc. (the “Company”) of the consideration to be received by the Company in connection with the private placement to Lightyear PBI Holdings, LLC (“Lightyear”) of $20 million of the Company’s Series A Non-convertible Preferred Stock (“Series A Stock”) and the issuance to Lightyear of warrants (the “Warrants”) to purchase 16 million shares of common stock (the issuance of the Series A Stock and the Warrants collectively referred to herein as the “Transaction”) pursuant and subject to the Securities Purchase Agreement, the Warrant Agreement, and the Designation of Preferences dated as of November 30, 2003 and the Security Holders Agreement dated as of November 25, 2003 (the “Transaction Agreements” or collectively the “Agreement”) between the Company and Lightyear. The consideration to be paid by Lightyear in exchange for the Series A Stock and the Warrants under the terms of the Transaction Agreements is $20 million in cash.

In connection with our review of the proposed Transaction and the preparation of our opinion herein, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the Securities Purchase Agreement, the Warrant Agreement and the Designation of Preferences dated November 30, 2003 and the Securities Holders Agreement dated November 25, 2003;

2.	reviewed the audited financial statements of the Company as of and for the years ended December 31, 2001 and December 31, 2002 and the unaudited financial statements for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

3.	reviewed the Company’s Annual Report filed on Form 10-K for the years ended December 31, 2001 and December 31, 2002 and the Company’s Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

4.	reviewed other Company financial and operating information requested from and/or provided by the Company;

5.	reviewed certain other publicly available information on the Company;

Board of Directors
Private Business, Inc.
December 5, 2003

6.	reviewed certain operating trend and customer attrition reports showing the decline in the company’s bank and merchant customer base; and

7.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. We note that as part of the Transaction, Lightyear receives, independent of its exercise of the warrant, the right to appoint members of the Board of Directors of the Company and certain other voting rights (the “Non-Economic Rights”). We express no opinion on whether these Non-Economic Rights equate to a change of control. We have been unable to determine a value for the Non-Economic Rights received by Lightyear in the Transaction, although they may have economic value. Therefore, in reaching our opinion, we have ascribed no additional value to these Non-Economic Rights received by Lightyear. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of December 3, 2003 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Transaction. We did not structure the Transaction or negotiate the final terms of the Transaction. This letter does not express any opinion as to the likely trading range of the Company’s stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by Company. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction.

Board of Directors
Private Business, Inc.
December 5, 2003

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be the closest comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices, volatility and trading activity of the Common Stock of the Company and certain other publicly held companies in businesses we believe to be the closest comparable to the Company; (iv) the yields, terms and other conditions of other preferred stock instruments we deem to be similar to the preferred proposed to be issued by the Company; and (v) the general condition of the securities markets.

In arriving at this opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James & Associates, Inc. (“Raymond James”) is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, which fee is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction, nor is this letter intended to confer rights or remedies upon Lightyear. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld; provided, however, that we consent to its inclusion in any filing required to be made by the Company with the Securities and Exchange Commission, provided that it is included in its entirety and that any description of the opinion or our work has been approved by us.

Board of Directors
Private Business, Inc.
December 5, 2003

Based upon and subject to the foregoing, it is our opinion that, as of December 3, 2003, the consideration to be received by the Company pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

PROXY	PRIVATE BUSINESS, INC	PROXY
Special Meeting of Shareholders, January 19, 2004

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

          The undersigned hereby appoints Henry M. Baroco, Gerard M. Hayden, Jr. or either of them, as proxies, with power of substitution, to vote all shares of the undersigned at the Special Meeting of the Shareholders of Private Business, Inc., to be held on January 19, 2004 at 8:00 a.m. Central Time, at our corporate offices, 9020 Overlook Boulevard, Brentwood, Tennessee 37027 and at any adjournments or postponements thereof, in accordance with the following instructions:

(1)	To approve a transaction with The Lightyear Fund, L.P. (“Lightyear”), pursuant to which Lightyear PBI Holdings, LLC, a wholly owned subsidiary of Lightyear, will invest $20 million in the Company in exchange for 20,000 shares of non-convertible preferred stock and a warrant enabling Lightyear PBI Holdings, LLC to purchase up to 16 million shares of Company common stock for $1.25 per share

[ ] FOR PROPOSAL	[ ] AGAINST PROPOSAL	[ ] ABSTAIN

(2)	In their discretion, on such other matters as may properly come before the meeting.

[ ] FOR DISCRETION	[ ] AGAINST DISCRETION	[ ] ABSTAIN

(Continued on reverse side)

(Continued from other side)

          THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSAL AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

Dated: , 2003

Dated: , 2003
Signatures of Shareholder(s) should correspond exactly with the name printed hereon. Joint owners should each sign personally. Executors, administrators, trustees and others should give full title and authority.

PRIVATE BUSINESS, INC.
9020 Overlook Boulevard
Brentwood, Tennessee 37027